     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 1998.



                                                      REGISTRATION NO. 333-46957

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------
                         LIBERTY GROUP PUBLISHING, INC.

             (Exact name of Registrant as specified in its charter)

             DELAWARE                                     2711                                    36-4197635
  (State or other jurisdiction of      (Primary Standard Industrial Classification      (I.R.S. Employer Identification
  incorporation or organization)                      Code Number)                                   No.)

                          3000 DUNDEE ROAD, SUITE 203
                           NORTHBROOK, ILLINOIS 60062
                                 (847)272-2244

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      ------------------------------------

                               KENNETH L. SEROTA
                         LIBERTY GROUP PUBLISHING, INC.
                          3000 DUNDEE ROAD, SUITE 203
                           NORTHBROOK, ILLINOIS 60062
                                 (847)272-2244

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                              SCOTT J. DAVIS, ESQ.
                              MAYER, BROWN & PLATT
                            190 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60603
                                 (312)782-0600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                      ------------------------------------




  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                      SUBJECT TO COMPLETION APRIL 8, 1998

PRELIMINARY PROSPECTUS

                         LIBERTY GROUP PUBLISHING, INC.
   OFFER TO EXCHANGE NEW SHARES OF ITS 14 3/4% SENIOR REDEEMABLE EXCHANGEABLE
                          CUMULATIVE PREFERRED STOCK,

   LIQUIDATION PREFERENCE $25 PER SHARE, AND ITS 11 5/8% NEW SENIOR DISCOUNT
                              DEBENTURES DUE 2009

 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 FOR ANY AND ALL OF
                                ITS OUTSTANDING

 14 3/4% SENIOR REDEEMABLE EXCHANGEABLE CUMULATIVE PREFERRED STOCK, LIQUIDATION
                           PREFERENCE $25 PER SHARE,

         AND 11 5/8% SENIOR DISCOUNT DEBENTURES DUE 2009, RESPECTIVELY
 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON         ,
                             1998, UNLESS EXTENDED.


    Liberty Group Publishing, Inc., a Delaware corporation ("Holdings"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange one share of its 14 3/4% Senior Redeemable Exchangeable Cumulative Preferred Stock, liquidation preference $25 per share (the "New Senior Preferred Stock"), which has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each outstanding share of its 14 3/4% Senior Redeemable Exchangeable Cumulative Preferred Stock, liquidation preference $25 per share (the "Old Senior Preferred Stock" and, together with the New Senior Preferred Stock, the "Holdings Senior Preferred Stock"). See "The Exchange Offer." The Old Senior Preferred Stock and the New Senior Preferred Stock constitute the same class of preferred stock of Holdings. Accordingly, the rights and preferences of the New Senior Preferred Stock are identical in all material respects to the rights and preferences of the Old Senior Preferred Stock except that the New Senior Preferred Stock has been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. See "Description of New Senior Preferred Stock" for a description of the material provisions of the Certificate of Designations relating to the Holdings Senior Preferred Stock.



    In addition, Holdings hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount at maturity of its 11 5/8% New Senior Discount Debentures due February 1, 2009 (the "New Debentures"), which have been registered under the Securities Act pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount at maturity of its outstanding 11 5/8% Senior Discount Debentures due February 1, 2009 (the "Old Debentures" and, together with the New Debentures, the "Debentures"). The form and terms of the New Debentures are identical in all material respects to the form and terms of the Old Debentures except that the New Debentures have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Debentures will evidence the same debt as the Old Debentures and will be entitled to the benefits under the indenture governing the Old Debentures (the "Indenture"). See "The Exchange Offer" and "Description of New Debentures." The offering of the Old Senior Preferred Stock and Old Debentures is referred to herein as the "Offering." The offering of New Senior Preferred Stock and New Debentures are collectively referred to herein as the "Exchange Offer." The Old Senior Preferred Stock and the Old Debentures are collectively referred to herein as the "Old Securities." The New Senior Preferred Stock and the New Debentures are referred to herein collectively as the "New Securities." The Old Securities and the New Securities are collectively referred to herein as the "Securities." Contemporaneously with the Exchange Offer, Liberty Group Operating, Inc. ("Liberty Group Operating") will commence an offer to exchange, pursuant to a separate prospectus, $1,000 principal amount of its 9 3/8% New Senior Subordinated Notes due 2008 (the "New Senior Subordinated Notes") for each $1,000 principal amount of its outstanding 9 3/8% Senior Subordinated Notes due 2008 (the "Old Senior Subordinated Notes" and, together with the New Senior Subordinated Notes, the "Senior Subordinated Notes").



    Holdings will accept for exchange any and all Old Securities validly
tendered and not withdrawn prior to 5:00 p.m., New York City time, on          ,
1998, unless extended (the "Expiration Date"), such expiration not to be later than 30 business days from the date of this Prospectus. Tenders of Old Securities may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."



    The New Senior Preferred Stock will bear cumulative dividends at a rate of 14 3/4% per annum, payable quarterly on each February 1, May 1, August 1 and November 1, commencing May 1, 1998. Dividends may be paid, at Holdings' option, on any dividend payment date, either in cash or in additional shares of New Senior Preferred Stock having a liquidation preference equal to the amount of the dividend. The liquidation preference of the New Senior Preferred Stock will be $25 per share. The New Senior Preferred Stock is redeemable at Holdings' option, in whole or in part, at any time on or after February 1, 1999, at the redemption prices set forth herein, plus accrued and unpaid dividends to the date of redemption. Holdings is required, subject to certain conditions, to redeem all of the New Senior Preferred Stock outstanding on February 1, 2010, at a redemption price equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. Upon the occurrence of a Change of Control, Holdings will, subject to certain conditions, offer to purchase all of the then outstanding shares of New Senior Preferred Stock at a price equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends to the purchase date. As of April 3, 1998, there was $231.0 Indebtedness (as defined herein) which ranked Senior to the Holdings Senior Preferred Stock. See "Description of New Senior Preferred Stock" for a description of the material provisions of the Certificate of Designations relating to the Holdings Senior Preferred Stock.



                                             (Cover continued on following page)


    SEE "RISK FACTORS" COMMENCING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW SECURITIES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION AND/OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
   THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is          , 1998.

(Continuation of cover page)


     Subject to certain conditions, the New Senior Preferred Stock is exchangeable, on any dividend payment date, in whole but not in part, at the option of Holdings for 14 3/4% Senior Subordinated Debentures due 2010 (including any securities paid in lieu of cash interest, as described herein, the "Exchange Debentures"). Interest on the Exchange Debentures will be payable at the rate of 14 3/4% per annum and will accrue from the date of issuance thereof. Interest on the Exchange Debentures will be payable semi-annually in cash, in arrears on each February 1 and August 1, commencing on the first such date after the exchange of the Exchange Debentures for the New Senior Preferred Stock. The Exchange Debentures mature on February 1, 2010 and are redeemable, at the option of Holdings, in whole or in part, on and after February 1, 1999, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. Upon the occurrence of a Change of Control, Holdings will, subject to certain conditions, offer to purchase all of the then outstanding shares of Exchange Debentures at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date. See "Description of Exchange Debentures" for a description of the material provisions of the Exchange Indenture.



     The New Debentures will mature on February 1, 2009. The issue price of the Old Debentures represented a yield to maturity of 11 5/8% (computed on a semi-annual bond equivalent basis) calculated from January 27, 1998. The New Debentures will accrete at a rate of 11 5/8%, compounded semi-annually, to an aggregate principal amount at maturity of $89.0 million by February 1, 2003. Cash interest will not accrue on the New Debentures prior to February 1, 2003. Commencing on August 1, 2003, cash interest on the New Debentures will be payable at a rate of 11 5/8% per annum, semi-annually on February 1 and August 1 of each year. See "Description of New Debentures" for a description of the material provisions of the Indenture.



     The New Debentures will be redeemable at the option of Holdings, in whole or in part, at any time on or after February 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time on or prior to February 1, 2001, Holdings may redeem up to 35% of the aggregate principal amount at maturity of the New Debentures originally issued with the net cash proceeds of one or more Public Equity Offerings (as defined herein) at a redemption price equal to 111.625% of the Accreted Value (as defined herein) thereof plus accrued and unpaid interest to the date of redemption; provided, that at least 65% of the original aggregate principal amount at maturity of the New Debentures remains outstanding after each such redemption. In the event of a Change of Control (as defined herein), each Holder of New Debentures will have the right to require Holdings to repurchase the New Debentures at a cash price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest to the date of repurchase in the case of any such purchase prior to February 1, 2003, or 101% of the principal amount at maturity thereof plus accrued and unpaid interest to the date of repurchase in the case of any such purchase on or after February 1, 2003. See "Description of New Debentures" for a description of the material provisions of the Indenture.



     The Exchange Debentures and the New Debentures will be general unsecured obligations of Holdings and will rank pari passu in right of payment with all existing and future Senior Indebtedness of Holdings and will rank senior in right of payment to all future subordinated Indebtedness of Holdings. The Exchange Debentures and the New Debentures will be effectively subordinated to all liabilities of Holdings' subsidiaries. As of April 3, 1998, Holdings had $51.0 million of Indebtedness outstanding and Holdings' subsidiaries had $180.0 million of Indebtedness outstanding. See "Capitalization."


     The New Securities will initially be represented by a single permanent global certificate in fully registered form and will be deposited with a custodian for, and registered in the name of a nominee of, The Depositary Trust Company, New York, New York ("DTC").


     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in several no-action letters to third parties, Holdings believes that each series of New Securities issued in exchange for each series of Old Securities pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any Holder (as defined herein) thereof (other than (i) a broker-dealer who purchases such New Securities directly from Holdings to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such Holder that is an "affiliate" of Holdings, within the meaning of Rule 405 under the Securities
Act),
without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that the Holder is acquiring such New Securities in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in any distribution of the New Securities. See, e.g., Shearman & Sterling (available July 2, 1993), Morgan Stanley & Co. Incorporated (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988). Persons wishing to exchange Old Securities in the Exchange Offer must represent to Holdings that such conditions have been met. However, any Holder who is an "affiliate" of Holdings or who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Securities cannot rely on the interpretation by the staff of the Commission set forth in the above-referenced no-action letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Securities. See "Risk Factors--Consequences to Non-Tendering Holders of Old Securities." In addition, each broker-dealer that receives New Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus, meeting the requirements under the Securities Act, in connection with any resale of such New Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Securities received in exchange for Old Securities where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from Holdings. Holdings has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR AN OFFER TO RESELL, RESALE OR OTHER TRANSFER OF NEW SECURITIES.



                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS



     THIS PROSPECTUS, INCLUDING THE "SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" SECTIONS, CONTAINS "FORWARD-LOOKING STATEMENTS," WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY, SUCH AS "MAY," "INTEND," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "SEEK," OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. IN PARTICULAR, ANY STATEMENTS, EXPRESS OR IMPLIED, CONCERNING FUTURE OPERATING RESULTS OR THE ABILITY TO GENERATE REVENUES, INCOME OR CASH FLOW TO SERVICE THE NEW SECURITIES ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH HOLDINGS BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THERE CAN BE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN ACCURATE. HOLDINGS DISCLAIMS ANY OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS OR TO PUBLICLY ANNOUNCE THE RESULTS OF ANY REVISIONS TO ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS TO REFLECT FUTURE EVENTS OR DEVELOPMENTS. ALL FORWARD-LOOKING STATEMENTS ARE EXPRESSLY QUALIFIED BY SUCH CAUTIONARY STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING "RISK FACTORS."

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term "Company" or "Liberty Group Operating" refers to the assets, liabilities and operations of the 166 local newspapers and related publications (the "Local Publications") previously owned by subsidiaries of American Publishing Company ("APC"), a wholly-owned subsidiary of Hollinger International Inc. ("Hollinger"). Holdings' operations are limited to owning all the outstanding stock of the Company. The historical financial data of the Company described herein is identical to the historical financial data of Holdings. The pro forma financial data described herein is that of Holdings. Capitalized terms not defined in this "Summary" section have the meanings set forth elsewhere in this Prospectus.

                                  THE COMPANY

OVERVIEW


     The Company is a leading U.S. publisher of local newspapers and related publications that are the dominant source of local news and print advertising in their markets. The Company owns and operates 166 publications in rural markets in 11 states: Arizona, Arkansas, California, Illinois, Iowa, Kansas, Michigan, Minnesota, Missouri, New York and Pennsylvania. The majority of the Company's paid daily newspapers have been published for more than 100 years and are typically the only paid daily newspapers of general circulation in their respective rural markets. The Company's newspapers face limited competition as a result of operating in markets that are distantly located from large metropolitan areas and that can support only one primary newspaper. The Company has increased revenues primarily by acquiring new publications and saturating existing markets and has increased profitability by aggressively pursuing cost reduction opportunities. Through a combination of these efforts, total revenues have grown from $73.7 million in 1993 to $98.7 million in 1997, representing a compounded annual growth rate of 7.6%. The Company's annual revenue growth rates for the years 1994 through 1997 were 11.1% in 1994, 6.7% in 1995, 11.6% in 1996 and 1.2% in 1997. During the same period, EBITDA has increased from $20.0 million in 1993 to $30.2 million in 1997, and EBITDA margins have improved from 27.2% to 30.6%. Giving effect to the Acquisition, the Company's pro forma loss for the year ended December 31, 1997 would have been $11.6 million and such loss would have been insufficient to cover fixed charges by $23.1 million.


     The Company's newspapers are comprised of 55 paid daily newspapers with circulations ranging from approximately 1,100 to 12,500 and 34 paid non-daily newspapers with circulations ranging from approximately 100 to 41,000. In addition, the Company publishes 77 free circulation and "total market coverage" ("TMC") publications with limited or no news or editorial content. TMC publications are distributed free of charge and generally provide 100% penetration in their areas of distribution. The Company believes that its paid newspapers, together with its free circulation and TMC publications, are an effective medium for advertisers to reach substantially all of the households in the markets served by the Company. All of the Local Publications are located in small towns that are not suburbs of large cities and that typically have populations of less than 20,000. The Company's publications focus on local content, including coverage of local youth, high school and college sports, as well as local business, politics, entertainment and cultural news. Each of the Company's publications is specifically tailored to its market in order to provide local content that radio, television and large metropolitan newspapers are unable to provide on a cost-effective basis because of their broader geographic coverage. The Local Publications also differentiate themselves from other forms of media by providing a cost-effective medium for local advertisers to target their customers.

     The Company believes that its stable revenues and EBITDA are a result of its geographic diversification, limited competition, low newsprint requirements and cost of labor, strong base of local advertisers and lack of reliance on volatile classified advertising. The regional clusters in which the Local Publications are published are geographically diverse, with no single market representing more than 3.5% of the Company's 1997 total revenues. The Local Publications are well-positioned in their markets and face limited direct competition for either local newspaper advertising or circulation revenue. Start-ups of newspapers are rare and potential competitors face considerable barriers to entry due to the Company's established franchises. The Company's stable profitability is also a result of its favorable cost structure, which includes low newsprint and labor cost as a percentage of total revenues. The Company has relatively low exposure to fluctuations in newsprint prices due to much lower page counts than large metropolitan newspapers, with newsprint comprising 6.2% of the Company's 1997 total revenues, compared to approximately 25% for large metropolitan newspapers. The Company's cost of labor is also relatively low, with employee salaries and benefits comprising 31.2% of the Company's 1997 total revenues, compared to 40% to 45% for most large metropolitan newspapers. In addition, advertising revenues at the Company's publications tend to be more stable than the advertising revenues of large metropolitan newspapers because the Company's publications rely primarily on local advertising rather than national advertising, with national advertising comprising 0.9% and local advertising comprising 41.3% of the Company's 1997 total revenues. Local advertising is more stable than national advertising because local service providers generally have fewer effective advertising vehicles from which to choose. The Company also relies less than large metropolitan newspapers upon classified advertising, particularly "help wanted" sections, which tend to be cyclical.


     The Company is led by the same experienced management team that had primary responsibility for the acquisition activities and operations of the Local Publications prior to the Acquisition (as defined herein). The five members of the senior management team have, in the aggregate, over 125 years of experience in the newspaper industry. The management team has a long history of integrating acquisitions and improving the operations of both existing and acquired publications. In addition, the Company retained all of the newspaper publishers at the Local Publications. The local market knowledge of each newspaper's publisher and his standing in the community are important in maintaining each newspaper's local identity and in effectively serving its readership and advertisers.

BUSINESS STRATEGY

     The Company's business strategy is to continue to increase the profitability of existing and acquired newspaper publications through market leadership, aggressive cost controls, geographic clustering and revenue enhancements. The Company attributes its strong historical results and its positive outlook for growth and profitability to management's ability to identify and complete acquisitions to which it has successfully applied the following initiatives:


     Market Leadership. The Company's newspapers generally have the largest local news gathering resources in their markets and differentiate themselves from large metropolitan newspapers by focusing on local information. The Company's publications serve as the dominant medium for local print advertisers to reach a specific audience and for readers interested in local events. The Company believes that by supplementing its paid newspapers with TMC publications, which are distributed to either all households in a given area or all households that do not otherwise receive the paid newspapers, it enables advertisers to reach substantially all households in the markets that they serve. The Company seeks to enhance reader loyalty through excellent editorial content, including the proper mix of local and national news to serve its markets effectively, and high-quality presentation. In addition, because the Company's newspapers are generally produced on modern offset presses, the Company has the ability to execute attractive layouts and color enhancements that are designed to attract readers.


     Aggressive Cost Controls. The Company implements uniform operating policies and establishes strict cost controls at each of its publications. The Company believes that operating margins are increased by implementing consistent policies and standards, including specific guidelines for staffing levels, employee productivity, automation of pre-press operations and regional production operations. In addition, the Company utilizes specific guidelines regarding product quality, distribution and customer service, marketing and promotion, financial controls and purchasing. The Company establishes strict cost controls to maintain low overhead expenses and continuously seeks to identify lower cost alternatives for, and to improve utilization of, raw materials, equipment and services, including newsprint, ink, office equipment and supplies, production equipment and telecommunication services.

     Geographic Clustering. The Company seeks to concentrate its ownership of publications into regional clusters in order to realize operating efficiencies, such as the consolidation and sharing of production and printing functions, management personnel and other general and administrative costs. In addition, clustering enables management to maximize revenues through cross-selling and bundling advertising among contiguous newspaper markets. The Company believes that its clustering strategy enables its publications to achieve higher operating margins than they otherwise would achieve on a stand-alone basis. In addition, clustering spreads fixed costs, such as salaries, across publications, which allows the Company to employ high-quality management that is shared among contiguous markets.

     Revenue Enhancements. The Company seeks to saturate its markets through market layering, which focuses on introducing new products to increase readership and advertising revenues. New products have historically included both paid newspapers and free circulation publications, including TMC publications. Other new products have included more frequent publication of non-daily newspapers; shopping guides; and niche publications covering subjects, such as children and parenting, employment, health, seniors and real estate, that are of interest to residents of particular geographic areas and members of particular demographic groups. The Company believes that its market layering strategy has successfully increased its penetration, strengthened its market presence and protected its publications from encroachment by competitors.


     Attractive Acquisition Opportunities. The Company's low-cost operating model, broad geographic coverage and successful acquisition history provide a platform for the acquisition of local newspapers. The Company has a proven track record of significantly improving the profitability of acquired operations by implementing the same cost control systems and revenue enhancements that are in place at existing properties. Favorable acquisition candidates would have some or all of the following characteristics: a long publishing history, strong readership and advertiser loyalty, editorial independence and potential opportunities for revenue enhancements and increases in profitability through cost reductions and synergies with the Company's existing operations. The Company believes that the newspaper publishing industry is highly fragmented, with over 7,500 paid daily and non-daily publications with circulations of less than 25,000 operating in the United States today. The Company further believes that competition is abating for these smaller publications as the historical acquirors of such publications have grown too large for publications of this size to have a meaningful impact on operations and have diverted resources toward the acquisition of metropolitan newspapers.


                                THE ACQUISITION

     On January 27, 1998 (the "Closing Date"), the Company acquired from wholly-owned subsidiaries of Hollinger virtually all of the assets that were used primarily in the business of publishing, marketing and distributing the Local Publications (the "Acquisition") pursuant to the Asset Purchase Agreements (as defined herein).


     In consideration of the transfer of such assets, the Company paid Hollinger the contractual purchase price of $309.1 million, plus interest of $1.1 million calculated pursuant to the Asset Purchase Agreements, and received from Hollinger a cash adjustment of $3.0 million, which resulted in a net cash payment of $307.2 million (the "Purchase Price"), and assumed certain liabilities related to the Local Publications. Pursuant to the Asset Purchase Agreements, on April 2, 1998, the Company paid Hollinger approximately $3.6 million as a working capital adjustment and received from Hollinger an additional cash adjustment of approximately $0.2 million. Of the total Purchase Price, approximately $31.0 million represented consideration in connection with a Non-Competition Agreement (the "Non-Competition Agreement") whereby Hollinger and its affiliates have agreed not to compete with the Company's acquired newspaper business. Also in connection with the Acquisition, the Company and American Publishing Management Services, Inc. ("APMS"), a wholly-owned subsidiary of Hollinger, entered into a Transitional Services Agreement (the "Transitional Services Agreement") pursuant to which APMS has agreed to provide to the the Company, at the Company's option, certain management and administrative services at cost for a period of three years. See "The Acquisition--Other Agreements Related to the Acquisition" for a description of the material provisions of the Non-Competition Agreement and the Transitional Services Agreement.



     The Acquisition, including the payment of related fees and expenses, was financed from: (i) proceeds of $180.0 million from the issuance and sale of the Old Senior Subordinated Notes; (ii) proceeds of $50.5 million from the issuance and sale of the Old Debentures; (iii) proceeds of $45.0 million from the issuance and sale of the Old Senior Preferred Stock; (iv) proceeds of $49.0 million from the issuance and sale of Holdings' Series B 10% Junior Redeemable Cumulative Preferred Stock ("Holdings Junior Preferred Stock"); and (v) proceeds of $8.0 million from the issuance and sale of shares of Holdings common stock (together with the Acquisition and the establishment of the Revolving Credit Facility (as defined herein), referred to herein as the "Transactions"). Management of the Company believes that the financing used for the Acquisition provides the Company with the least expensive and most flexible form of financing available to successfully implement the Company's operating and acquisition strategies.


     Holdings was incorporated under the laws of the State of Delaware in 1997 as part of the Acquisition and owns all of the capital stock of Liberty Group Operating. Holdings maintains its principal executive offices at 3000 Dundee Road, Suite 203, Northbrook, Illinois 60062, and its telephone number is (847) 272-2244.

                              RELATED TRANSACTIONS

     On January 27, 1998, Liberty Group Operating sold $180.0 million aggregate principal amount of its Old Senior Subordinated Notes (the "Note Offering") which were issued pursuant to an indenture, dated as of January 27, 1998, among Liberty Group Operating, as issuer, each of Liberty Group Operating's direct and indirect subsidiaries, as guarantors, and State Street Bank and Trust Company, as Trustee (the "Senior Subordinated Note Indenture"). Contemporaneously with the Exchange Offer, Liberty Group Operating will commence an offer to exchange $1,000 principal amount of its New Senior Subordinated Notes for each $1,000 principal amount of its Old Senior Subordinated Notes.


     The net proceeds of the Note Offering were used, together with the proceeds from the issuance and sale of the Old Debentures, the Old Senior Preferred Stock, the Holdings Junior Preferred Stock and shares of Holdings Common Stock, to finance the Acquisition and to pay related fees and expenses.

                               THE EXCHANGE OFFER

Registration Rights

Agreements.................  The Old Debentures were sold by Holdings on January
                             27, 1998 to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Citibank Securities, Inc., BT Alex. Brown and Chase Securities Inc., as initial purchasers (the "Initial Purchasers"), who sold the Old Debentures to institutional investors. The Old Senior Preferred Stock was sold by Holdings on January 27, 1998 to DLJ, as the initial purchaser ("DLJ"), who also sold the Old Senior Preferred Stock to institutional investors. In connection therewith, the Company executed and delivered for the benefit of the Holders of the Old Debentures and the Old Senior Preferred Stock, respectively, certain exchange and registration rights agreements (each a "Registration Rights Agreement" and, collectively, the "Registration Rights Agreements") providing for the Exchange Offer.


The Exchange Offer.........  One share of New Senior Preferred Stock in exchange for each outstanding share of Old Senior Preferred Stock. As of the date hereof, 1,800,000 shares of Old Senior Preferred Stock are outstanding.


                             $1,000 principal amount at maturity of New
                             Debentures in exchange for each $1,000 principal amount at maturity of outstanding Old Debentures. As of the date hereof, $89.0 million aggregate principal amount at maturity of Old Debentures are outstanding.


                             Holdings will issue the New Debentures and New Senior Preferred Stock to Holders as promptly as practicable after the Expiration Date.


                             Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Securities issued in exchange for Old Securities pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any Holder thereof (other than (i) a broker-dealer who purchases such New Securities directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that the Holder is acquiring such New Securities in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in any distribution of the New Securities. See, e.g., Shearman & Sterling (available July 2, 1993), Morgan Stanley & Co. Incorporated (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13,
                             1988). Persons wishing to exchange Old Securities in the Exchange Offer must represent to the Company that such conditions have been met. However, any Holder who is an "affiliate" of the Company or who tenders in the Exchange Offer for the purpose of distributing the New Securities cannot rely on the interpretation of the staff of the Commission set forth in the above-referenced no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Securities. See "Risk Factors--Consequences to Non-Tendering Holders of Old Securities."



                             Each broker-dealer that receives New Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Securities received in exchange for Old Securities where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."



Expiration Date............  5:00 p.m., New York City time, on           , 1998,
                             unless the Exchange Offer is extended (such
                             Expiration Date not to be later than 30 business days from the date of this Prospectus), in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Conditions to the
  Exchange Offer...........  The Exchange Offer is subject to certain customary conditions which may be waived by the Company. See "The Exchange Offer--Conditions."
Procedures for Tendering
Old

  Securities...............  Each Holder of Old Securities wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, or (in the case of a book-entry transfer) an Agent's Message (as defined herein) in lieu of the Letter of Transmittal, together with Old Securities and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein. By executing the Letter of Transmittal, each Holder will represent to the Company that, among other things, the New Securities acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Securities, whether or not such person is the Holder, that neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Securities and that neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer--Procedures for Tendering." Each broker-dealer that receives New Securities for its own account in exchange for Old Securities, where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Securities. See "The Exchange Offer--Procedures for Tendering" and "Plan of Distribution."

Special Procedures for
  Beneficial Owners........  Any beneficial owner whose Old Securities are registered in the name of a broker, dealer,
                             commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Securities, either make appropriate arrangements to register ownership of the Old Securities in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer--Procedures for Tendering."
Guaranteed Delivery
  Procedures...............  Holders of Old Securities who wish to tender their
                             Old Securities and whose Old Securities are not immediately available or who cannot deliver their Old

                             Securities, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis and deliver an Agent's Message, must tender their Old Securities according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal of Tenders."


Acceptance of Old
Securities and Delivery of
  New Securities...........  Subject to certain conditions described under "The
                             Exchange Offer--Conditions," the Company will accept for exchange any and all Old Securities which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Securities issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."



Consequences to
Non-Tendering Holders of
  Old Securities...........  Upon consummation of the Exchange Offer, Holdings will have no further obligation to register the Old Securities. Thereafter, any Holder of Old Securities who does not tender its Old Securities in the Exchange Offer, including any Holder which is an "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company which cannot tender its Old Securities in the Exchange Offer, will continue to hold restricted securities which may not be offered, sold or otherwise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144A under the Securities Act or pursuant to any other exemption from registration under the Securities Act relating to the disposition of securities. In addition, in connection with any sale of Old Securities, an opinion of counsel must be furnished to Holdings that such an exemption is available for such sale.

Certain Federal Income
  Tax Consequences.........  Subject to certain conditions set forth under "The
                             Exchange Offer--Conditions," the exchange of Old Securities for New Securities pursuant to the Exchange Offer should not be treated as a taxable exchange for federal income tax purposes. See "Certain Federal Income Tax
                             Considerations--Consequences of the Exchange Offer to Exchanging and Nonexchanging Holders."


Exchange Agents............  BankBoston, N.A. is serving as Exchange Agent in connection with the exchange of New Senior
                             Preferred Stock for Old Senior Preferred Stock.


                             State Street Bank and Trust Company is serving as Exchange Agent in connection with the exchange of New Debentures for Old Debentures.

                             BankBoston, N.A. and State Street Bank and Trust Company are collectively referred to herein as the "Exchange Agent." See "The Exchange Offer--Exchange Agent."


Net Proceeds...............  Holdings will not receive any proceeds from the issuance of New Securities offered in the Exchange Offer. See "Use of Proceeds."

                 SUMMARY OF TERMS OF NEW SENIOR PREFERRED STOCK


     The Exchange Offer applies to 1,800,000 shares of Old Senior Preferred Stock. The Old Senior Preferred Stock and the New Senior Preferred Stock constitute the same class of preferred stock of Holdings. Accordingly, the rights and preferences of the New Senior Preferred Stock are identical in all material respects to the rights and preferences of the Old Senior Preferred Stock except that the New Senior Preferred Stock has been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. See "Description of New Senior Preferred Stock" for a description of the material provisions of the Certificate of Designations relating to Holdings Senior Preferred Stock.


Issuer.....................  Liberty Group Publishing, Inc.

Securities Offered.........  1,800,000 shares of 14 3/4% Senior Redeemable
                             Exchangeable Cumulative Preferred Stock, par value $0.01 per share.

Liquidation Preference.....  $25 per share plus accumulated and unpaid dividends thereon.

Ranking....................  The New Senior Preferred Stock will rank senior to the Holdings Junior Preferred Stock ($49.0 million aggregate liquidation preference as of the date hereof) and Holdings' common stock ("Holdings Common Stock"). See "Description of Holdings' Capital Stock."

Dividends..................  The New Senior Preferred Stock will bear cumulative dividends at the rate of 14 3/4% per annum, payable quarterly beginning on May 1, 1998 and accumulating from January 27, 1998. Dividends may, at the option of Holdings, be paid in cash or a number of shares of New Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends.

Dividend Payment Dates.....  February 1, May 1, August 1 and November 1 of each year, commencing May 1, 1998.

Mandatory Redemption.......  February 1, 2010 at a price equal to 100% of the liquidation preference plus accrued and unpaid dividends.

Optional Redemption........  The New Senior Preferred Stock will be redeemable at the option of Holdings, in whole or in part, at any time on or after February 1, 1999, at the redemption prices set forth herein, plus all accrued and unpaid dividends per share. See "Description of New Senior Preferred Stock--Optional Redemption."

Change of Control..........  Upon a change of control, subject to contractual and other restrictions, Holdings must offer to repurchase the New Senior Preferred Stock at 100% of the liquidation preference plus accrued and unpaid dividends.

Exchange Provisions........  The New Senior Preferred Stock is exchangeable into the Exchange Debentures (in whole but not in part), at Holdings' option, subject to certain conditions, on any scheduled dividend payment date.

Voting Rights..............  The New Senior Preferred Stock will have no voting rights with respect to general corporate matters except as provided by law or to authorize the issuance of senior or parity equity securities of Holdings or to modify adversely the rights of the New Senior Preferred Stock.

                    SUMMARY OF TERMS OF EXCHANGE DEBENTURES

Issuer.....................  Liberty Group Publishing, Inc.

Securities Offered.........  14 3/4% Senior Subordinated Debentures due 2010
                             issuable, at Holdings' option, in exchange for the New Senior Preferred Stock in an aggregate principal amount equal to the aggregate liquidation preference of the New Senior Preferred Stock, plus, without duplication, accrued and unpaid dividends to the date fixed for the exchange thereof (the "Exchange Date"), plus any additional Exchange Debentures issued from time to time in lieu of cash interest.

Maturity Date..............  February 1, 2010.

Interest Rate
  and Payment Dates........  The Exchange Debentures will bear interest at a rate of 14 3/4% per annum. Interest will accrue from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Exchange Date. Interest will be payable semi-annually in cash (or, at the option of Holdings, in additional Exchange Debentures) in arrears on each February 1 and August 1, commencing with the first such date after the Exchange Date.


Ranking....................  The Exchange Debentures will be subordinated to all existing and future Senior Indebtedness of Holdings. In addition, the Exchange Debentures will be effectively subordinated to all existing and future liabilities of Liberty Group Operating and subsidiaries of Liberty Group Operating. The Exchange Debentures will rank pari passu or senior to any class or series of indebtedness that expressly provides that it ranks pari passu or subordinate to the Exchange Debentures, as the case may be. As of April 3, 1998, there was $51.0 million of Senior Indebtedness of Holdings and $180.0 million of Indebtedness of Liberty Group Operating and subsidiaries of Liberty Group Operating (excluding available borrowings and letters of credit under the Revolving Credit Facility) that would be senior to the Exchange Debentures and $49.0 million of other liabilities that would be pari passu with or subordinated to the Exchange Debentures. See "Capitalization."


Optional Redemption........  The Exchange Debentures will be redeemable, at
                             Holdings' option, in whole or in part, at any time on or after February 1, 1999, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption.

Change of Control..........  In the event of a Change of Control, each Holder of
                             Exchange Debentures will have a right to require Holdings to repurchase Exchange Debentures at a cash price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. See "Description of Exchange Debentures--Repurchase of Exchange Debentures at the Option of the Holder Upon a Change of Control."

Certain Covenants..........  The Exchange Indenture contains certain covenants that, among other things, limit the ability of Holdings and its subsidiaries to incur additional debt, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, or merge or consolidate with or sell all or substantially all of their assets to any other person.

                       SUMMARY OF TERMS OF NEW DEBENTURES


     The Exchange Offer applies to $89.0 million aggregate principal amount at maturity of Old Debentures. The form and terms of the New Debentures are identical in all material respects to the form and terms of the Old Debentures except that the New Debentures have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Debentures will evidence the same debt as the Old Debentures and will be entitled to the benefits of the Indenture. See "Description of New Debentures" for a description of the material provisions of the Indenture.


Issuer.....................  Liberty Group Publishing, Inc.

Securities Offered.........  $89.0 million aggregate principal amount at maturity of 11 5/8% New Senior Discount Debentures due 2009.

Maturity Date..............  February 1, 2009.

Yield and Interest.........  11 5/8% (computed on a semi-annual bond equivalent basis) calculated from January 27, 1998. The New Debentures will accrete at a rate of 11 5/8%, compounded semi-annually, to an aggregate principal amount at maturity of $89.0 million by February 1, 2003. Cash interest will not accrue on the New Debentures prior to February 1, 2003. Commencing on February 1, 2003, cash interest on the New Debentures will be payable at a rate of 11 5/8% per annum, semi-annually on February 1 and August 1 of each year.


Ranking....................  The New Debentures will be general unsecured obligations of Holdings and will rank pari passu in right of payment with all existing and future Senior Indebtedness of Holdings and will rank senior in right of payment to all future subordinated Indebtedness of Holdings. The New Debentures will be effectively subordinated to all liabilities of Holdings' subsidiaries. As of April 3, 1998, Holdings had $51.0 million of Indebtedness and Holdings' subsidiaries would have had $180.0 million of Indebtedness outstanding, consisting of Indebtedness under the New Senior Subordinated Notes.



Optional Redemption........  The New Debentures will be redeemable at the option of Holdings, in whole or in part, at any time on or after February 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time on or before February 1, 2001, Holdings may redeem, on one or more occasions, up to an aggregate of 35% of the aggregate principal amount at maturity of the New Debentures originally issued with the net cash proceeds of one or more Public Equity Offerings (as defined herein) at a redemption price equal to 111.625% of the Accreted Value thereof plus accrued and unpaid interest to the date of redemption; provided, that at least 65% of the original aggregate principal amount at maturity of the New Debentures remain outstanding after each such redemption. See "Description of New Debentures--Optional Redemption."


Change of Control..........  In the event of a Change of Control, each Holder of
                             New Debentures will have the right to require Holdings to repurchase New Debentures at a cash price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest to the date of repurchase in the case of any such purchase prior to February 1, 2003, or 101% of the principal amount at maturity thereof plus accrued and unpaid interest to the date of repurchase in the case of any such purchase on or after February 1, 2003. Holdings does not have, and may not in the future have, any assets other than common stock of Liberty Group Operating (which is pledged to secure Liberty Group Operating's obligations under the Revolving Credit Facility). As a result, Holdings' ability to repurchase all or any part of the New Debentures upon the occurrence of a Change of Control will be dependent upon the receipt of dividends or other distributions from its direct and indirect subsidiaries. The Revolving Credit Facility and the Senior Subordinated Note Indenture restrict the ability of Liberty Group Operating to pay dividends and make other distributions to Holdings. See "Risk Factors--Holding Company Structure; Limitation on Access to Cash Flow of Subsidiaries." If Holdings is unable to obtain sufficient dividends from Liberty Group Operating to permit the repurchase of the New Debentures or does not refinance such Indebtedness, Holdings will likely not have the financial resources to purchase New Debentures upon the occurrence of a Change of Control. In any event, there can be no assurance that Holdings' subsidiaries will have the resources available to pay any such dividend or make any such distribution. Furthermore, the Revolving Credit Facility provides that certain change of control events will constitute a default thereunder and the Senior Subordinated Note Indenture provides that, in the event of a Change of Control, Liberty Group Operating will be required to offer to repurchase the New Senior Subordinated Notes at the price specified therefor. Holdings' failure to make a Change of Control Offer when required or to purchase tendered New Debentures when tendered would constitute an Event of Default under the Indenture. See "Description of New Debentures--Certain Covenants--Repurchase of New Debentures at the Option of the Holder Upon a Change of Control."

Original Issue Discount....  For federal income tax purposes the New Debentures will be treated as having been issued with "original issue discount" ("OID"). Each Holder of New Debentures will be required to include amounts in gross income for federal income tax purposes in advance of the receipt of cash payments to which the income is attributable. See "Certain United States Federal Tax
                             Considerations--Debentures--Original Issue
                             Discount."

Certain Covenants..........  The Indenture contains certain covenants that limit the ability of Holdings and its subsidiaries to, among other things, (i) incur additional Indebtedness and issue Disqualified Capital Stock,
                             (ii) pay dividends or make other distributions,
                             (iii) create certain liens, (iv) sell certain assets and stock of subsidiaries, (v) enter into certain transactions with affiliates, and (vi) effect certain mergers and consolidations. See "Description of New Debentures--Certain Covenants."

                                  RISK FACTORS


     See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the New Securities.

            SUMMARY COMBINED HISTORICAL AND PRO FORMA FINANCIAL DATA



     The following table sets forth summary combined historical and pro forma financial data of the Company. The summary historical financial data of the Company described herein is identical to the summary historical financial data of Holdings. The summary historical financial data as of December 31, 1997 and for the years ended December 31, 1995, 1996 and 1997 are derived from the combined financial statements of the Company, which have been audited by independent auditors. The summary historical financial data for the years ended December 31, 1993 and 1994 have been derived from the unaudited combined financial statements of the Company and include, in the opinion of the Company, all adjustments necessary to present fairly the data for such periods. The results for the year ended December 31, 1997 are not necessarily indicative of the results to be expected for any future period. The pro forma combined statement of operations data for the year ended December 31, 1997 gives effect to the Transactions as if they had occurred on January 1, 1997. The pro forma combined balance sheet data as of December 31, 1997 gives effect to the Transactions as if they had occurred on December 31, 1997. The data presented below should be read in conjunction with the combined financial statements, including the notes thereto, "Unaudited Pro Forma Combined Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                       HISTORICAL
                                  ----------------------------------------------------
                                                YEAR ENDED DECEMBER 31,                       PRO FORMA
                                  ----------------------------------------------------       YEAR ENDED
                                   1993       1994       1995       1996        1997      DECEMBER 31, 1997
                                  -------    -------    -------    -------    --------    -----------------
                                                           (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Advertising...................  $50,252    $56,770    $60,255    $66,816    $ 68,712        $ 68,712
  Circulation...................   16,287     17,766     19,058     22,004      22,341          22,341
  Job printing and other........    7,128      7,328      8,054      8,722       7,666           7,666
                                  -------    -------    -------    -------    --------        --------
Total revenues..................   73,667     81,864     87,367     97,542      98,719          98,719
Operating costs.................   23,743     25,880     29,405     31,320      29,318          29,318
Selling, general and
  administrative................   29,910     33,255     34,506     38,259      39,162          40,527
Depreciation and amortization...    7,450      7,722      7,290      7,854       7,470          15,027
                                  -------    -------    -------    -------    --------        --------
Income from operations..........   12,564     15,007     16,166     20,109      22,769          13,847
Interest expense................   10,711     10,991     11,195     10,968      10,551          25,416
                                  -------    -------    -------    -------    --------        --------
Income before income taxes......    1,853      4,016      4,971      9,141      12,218         (11,569)
Income taxes....................      778      1,687      2,338      4,006       5,271              --
                                  -------    -------    -------    -------    --------        --------
     Net income.................  $ 1,075    $ 2,329    $ 2,633    $ 5,135    $  6,947        $(11,569)
                                  =======    =======    =======    =======    ========        ========



                                                                AS OF DECEMBER 31, 1997
                                                                -----------------------
                                                                HISTORICAL    PRO FORMA
                                                                ----------    ---------
                                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................     $  1,452     $    686
Total assets................................................      109,700      343,083
Total debt..................................................           --      230,522
Holdings Senior Preferred Stock.............................           --       45,000
Holdings Junior Preferred Stock.............................           --       49,000
Stockholders' equity........................................       99,139        8,000
OTHER DATA:
Ratio of earnings to fixed
  charges(1)....................      1.2x       1.4x       1.4x       1.8x        2.2x             --
Cash flow provided by (used in):
  Operating activities..........  $   N/A    $10,169    $ 7,889    $14,303    $ 14,577        $ 10,875
  Investing activities..........      N/A        492    (14,906)    (4,520)     (3,370)         (3,370)
  Financing activities..........      N/A    (10,638)     7,203     (9,944)    (11,523)           (735)
EBITDA(2).......................   20,014     22,729     23,456     27,963      30,239          28,874
EBITDA margin(3)................     27.2%      27.8%      26.8%      28.7%       30.6%           29.2%
Capital expenditures............  $ 1,813    $ 2,232    $ 2,255    $ 3,081    $  1,713        $  1,713


                                                   (footnotes on following page)

       NOTES TO SUMMARY COMBINED HISTORICAL AND PRO FORMA FINANCIAL DATA



(1) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred debt financing costs and one-third of rental expense (the portion deemed representative of the interest factor). The ratio of earnings to fixed charges is helpful to investors as it provides a measure, generally calculated consistently by all companies, of a company's ability to meet its debt service requirements. On a pro forma basis for the year ended December 31, 1997, earnings were insufficient to cover fixed charges by $23.1 million.



(2) EBITDA represents net income before income taxes, interest expense and depreciation and amortization. Management believes that the presentation of EBITDA is helpful to investors as a measure of the Company's ability to meet its working capital, capital expenditure and debt service requirements. Management also believes that the presentation of EBITDA is helpful to investors, because EBITDA will be used to determine compliance with certain covenants contained in the Indenture and the Exchange Indenture. EBITDA, however, should not be construed as an alternative to net income or cash flows from operating activities, each as determined in accordance with generally accepted accounting principles ("GAAP"), as a measure of operating performance or liquidity. Further, EBITDA is not calculated consistently by all companies and, accordingly, the presentation herein may not be comparable to other similarly titled measures presented by other companies. Management believes that the Company's financial stability can be depicted to investors by its historical EBITDA, which during the period 1993 through 1997 has increased generally in amounts and percentages equal to the Company's income from operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(3) EBITDA margin represents EBITDA divided by total revenues.

                                  RISK FACTORS

     In addition to the other matters described in this Prospectus, prospective investors should carefully consider the following risk factors before deciding to make an investment in the New Securities. Prospective investors should also refer to the "Disclosure Regarding Forward-Looking Statements" found on page ii of this Prospectus when evaluating this "Risk Factors" section and Holdings' business, financial condition and operations.


SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS



     Holdings is highly leveraged and has Indebtedness that is substantial in relation to its stockholders' equity, tangible equity and cash flow. As of December 31, 1997, on a pro forma basis after giving effect to the Transactions, Holdings would have had $50.5 million of outstanding Indebtedness, $8.0 million of stockholders' equity and $(301.4) million of tangible equity and Holdings' subsidiaries would have had an aggregate of $180.0 million of outstanding Indebtedness. As of December 31, 1997, on a pro forma basis after giving effect to the Transactions, the ratio of outstanding indebtedness to total capitalization was 0.69 to 1.00. For the year ended December 31, 1997, on a pro forma basis after giving effect to the Transactions, earnings were insufficient to cover fixed charges by $23.1 million. The degree to which the Company is leveraged could have important consequences to holders of the New Securities, including the following: (i) during the fiscal year ending December 31, 1998, approximately two-thirds of the Company's cash flow from operations must be dedicated to the payment of interest on the New Senior Subordinated Notes and interest and principal on its other Indebtedness, thereby reducing the funds available to the Company for other purposes; (ii) Indebtedness under the Revolving Credit Facility is at variable rates of interest, which causes Liberty Group Operating to be vulnerable to increases in interest rates; (iii) the Company is substantially more leveraged than certain of its competitors, which might place the Company at a competitive disadvantage; (iv) the Company may be hindered in its ability to adjust rapidly to changing market conditions; (v) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or other adverse events in its business; and (vi) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired.


HOLDING COMPANY STRUCTURE; LIMITATION ON ACCESS TO CASH FLOW OF SUBSIDIARIES

     Holdings is a holding company, and its ability to pay dividends on the New Senior Preferred Stock and interest on the New Debentures, is dependent upon the receipt of dividends from its direct and indirect subsidiaries. Holdings does not have and may not in the future have, any assets other than the common stock of Liberty Group Operating. Liberty Group Operating is a party to the Senior Subordinated Note Indenture and the Revolving Credit Facility, each of which imposes substantial restrictions on Liberty Group Operating's ability to pay dividends to Holdings. Any payment of dividends will be subject to the satisfaction of certain financial conditions set forth in the Senior Subordinated Note Indenture and the Revolving Credit Facility. The ability of Liberty Group Operating and its subsidiaries to comply with such conditions in the Senior Subordinated Note Indenture and the Revolving Credit Facility may be affected by events that are beyond the control of Holdings. The breach of any such condition could result in a default under the Senior Subordinated Note Indenture and the Revolving Credit Facility, and in the event of any such default, the holders of the Senior Subordinated Notes or the lenders under the Revolving Credit Facility could elect to accelerate the maturity of all the Senior Subordinated Notes or the loans under the Revolving Credit Facility. If the maturity of the Senior Subordinated Notes or the loans under the Revolving Credit Facility were to be accelerated, all such outstanding debt would be required to be paid in full before Liberty Group Operating or its subsidiaries would be permitted to distribute any assets or cash to Holdings. There can be no assurance that the distributions to Holdings would be sufficient to repay all of such outstanding debt and to meet its obligations to holders of New Senior Preferred Stock or under the Indenture. Future borrowings by Liberty Group Operating can be expected to contain restrictions or prohibitions on the payment of dividends by Liberty Group Operating and its subsidiaries to Holdings. In addition, under Delaware law, a subsidiary of a company is permitted to pay dividends on its capital stock only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Under Delaware law, surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, Liberty Group Operating must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. In determining Liberty Group Operating's ability to pay dividends, Delaware law permits the Board of Directors of Liberty Group Operating to revalue its assets and liabilities from time to time to their fair market values in order to create surplus. Holdings cannot predict what the value of its subsidiaries' assets or the amounts of their liabilities will be in the future and, accordingly, there can be no assurance that Holdings will be able to pay its obligations to holders of New Senior Preferred Stock or its debt service obligations on the New Debentures.


RESTRICTIONS IMPOSED BY TERMS OF HOLDINGS' AND THE COMPANY'S INDEBTEDNESS


     The Indenture, the Senior Subordinated Note Indenture and the Revolving Credit Facility impose upon Holdings and the Company certain restrictive financial and operating covenants, including, among others, requirements that Holdings and the Company maintain certain financial ratios and satisfy certain financial tests, limitations on capital expenditures, and restrictions on the ability of Holdings and the Company to incur debt, pay dividends or take certain other corporate actions, all of which may restrict Holdings' and the Company's ability to expand or to pursue its business strategies. Certain of the covenants in the Revolving Credit Facility are more restrictive than those in the Indenture and the Senior Subordinated Note Indenture. Changes in economic or business conditions, results of operations or other factors could in the future cause a violation of one or more covenants in Holdings' and the Company's debt instruments, which could lead to such Indebtedness becoming immediately due and payable. See "Description of New Debentures--Certain Covenants" and "Description of Other Indebtedness--Revolving Credit Facility."


POSSIBLE INABILITY TO FUND CHANGE OF CONTROL OFFER

     In the event of a Change of Control, each Holder of New Senior Preferred Stock will have the right to require Holdings to repurchase all or any part of the outstanding New Senior Preferred Stock at 100% of the liquidation preference plus accrued and unpaid dividends.

     In the event of a Change of Control, each Holder of New Debentures will have the right to require Holdings to repurchase all or any part of the outstanding New Debentures at a cash price specified therefor in the Indenture.


     Holdings does not have, and may not in the future have, any assets other than common stock of the Company. As a result, Holdings' ability to repurchase all or any part of the New Securities upon the occurrence of a Change of Control will be dependent upon the receipt of dividends or other distributions from its direct and indirect subsidiaries. The Senior Subordinated Note Indenture and the Revolving Credit Facility restrict the ability of the Company to pay dividends and make other distributions to Holdings. If Holdings does not obtain sufficient dividends from the Company to repurchase the New Securities or does not refinance such Indebtedness, Holdings will likely not have the financial resources to purchase the New Securities upon the occurrence of a Change of Control. In any event, there can be no assurance that Holdings' subsidiaries will have the resources available to pay such dividend or make any such distribution. Furthermore, the Revolving Credit Facility provides that certain change of control events will constitute a default thereunder, and the Senior Subordinated Note Indenture provides that, in the event of a Change of Control, the Company will be required to offer to repurchase the Senior Subordinated Notes at the price specified therefor. Holdings' failure to make a Change of Control offer when required or to purchase tendered New Debentures when tendered would constitute an Event of Default under the Indenture. In addition, Holdings could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of New Debentures--Certain Covenants--Repurchase of New Debentures at the Option of the Holder Upon a Change of Control," "Description of New Senior Preferred Stock" and "Description of Other Indebtedness."

CONTROL BY PRINCIPAL STOCKHOLDER


     Green Equity Investors II, L.P. ("GEI"), an investment partnership managed by Leonard Green & Partners, L.P. ("LGP"), owns approximately 90% of Holdings Common Stock and all of the Holdings Junior Preferred Stock. Accordingly, GEI is able to elect all of the members of the Board of Directors of Holdings and to exercise control over Holdings' and Liberty Group Operating's business and affairs. See "Principal Stockholders."


ABSENCE OF A PUBLIC MARKET


     The New Securities are being offered to the holders of the Old Securities. The Old Securities were issued on January 27, 1998, to a small number of institutional investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen-based, automated market for trading of securities eligible for resale under Rule 144A. To the extent that Old Securities are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Securities could be adversely affected. There is no existing trading market for the New Securities and there can be no assurance regarding the future development of a market for the New Securities, or the ability of holders of the New Securities to sell their New Securities or the price at which such holders may be able to sell their New Securities. Although the Initial Purchasers of the Old Securities have informed Holdings that they currently intend to make a market in the New Securities, they are not obligated to do so and any such market making may be discontinued at any time without notice. As a result, the market price of the New Securities could be adversely affected. Holdings does not intend to apply for listing or quotation of the New Securities on any securities exchange or stock market.


ORIGINAL ISSUE DISCOUNT CONSEQUENCES OF THE DEBENTURES

     The Debentures were issued at a substantial discount from their principal amount. Consequently, the Holders of the Debentures generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain United States Federal Tax Considerations--Debentures" for a more detailed discussion of the federal income tax consequences to the holders of the Debentures of the purchase, ownership and disposition of the Debentures. If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code after the issuance of the Debentures, the claim of a holder of Debentures may be limited to an amount equal to the sum of (i) the price paid by the holder for the Debentures (which price may be deemed to be the closing price of the Debentures on their first day of trading); and (ii) that portion of the OID that is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Any OID that was not amortized as of any such bankruptcy filing would constitute "unmatured interest." The amortization for purposes of a claim in bankruptcy may be calculated differently than the amortization of OID for tax purposes.

TAX CONSEQUENCES OF DEEMED STOCK DISTRIBUTION WITH RESPECT TO THE NEW SENIOR PREFERRED STOCK AND ORIGINAL ISSUE DISCOUNT ON EXCHANGE DEBENTURES; POTENTIAL FOR TAXATION BEFORE RECEIPT OF CASH

     If the redemption price of the New Senior Preferred Stock exceeds its issue price by more than a de minimis amount, such excess may be treated as a constructive distribution with respect to the New Senior Preferred Stock of additional stock over the term of the New Senior Preferred Stock using a constant interest rate method similar to that used for accruing OID. Because the issue price as determined for federal income tax purposes of the New Senior Preferred Stock distributed in lieu of payments of cash dividends will be equal to the fair market value of the New Senior Preferred Stock at the time of distribution, it is possible, depending on its fair market value at that time, that such New Senior Preferred Stock will be issued with a redemption premium large enough to be considered a dividend as described above. In such event, holders may be required to include such premium in income as a distribution over some period in advance of receiving the cash attributable to such income, and such New Senior Preferred Stock might not trade separately, which circumstances together might adversely affect the liquidity of the New Senior Preferred Stock. See "Certain Federal Income Tax Consequences--Holdings Senior Preferred Stock."

     Further, to the extent holders of New Senior Preferred Stock receive additional shares of New Senior Preferred Stock as a distribution in respect of such New Senior Preferred Stock, such holders may be required to include in gross income for federal income tax purposes the fair market value of such stock, even though such holders have not received such fair market value in cash. See "Certain Federal Income Tax Consequences--Holdings Senior Preferred Stock."

     Finally, Holdings may, at its option and under certain circumstances, exchange the New Senior Preferred Stock for the Exchange Debentures. Any such exchange will be a taxable event to holders of the New Senior Preferred Stock. Furthermore, the Exchange Debentures may in certain circumstances be treated as having been issued with OID for federal income tax purposes. In such event, holders of the Exchange Debentures will be required to include such OID (as ordinary income) in income over the life of the Exchange Debentures, in advance of the receipt of the cash attributable to such income. See "Certain Federal Income Tax Consequences--Exchange Debentures."

FRAUDULENT CONVEYANCE STATUTES


     Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, Holdings, at the time it incurred the Indebtedness evidenced by the Debentures or the Exchange Debentures, (i) (a) was or is insolvent or was rendered insolvent by reason of such occurrence or (b) was or is engaged in a business or transaction for which the assets remaining with Holdings constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature, and (ii) received or receives less than reasonably equivalent value or fair consideration for the incurrence of such Indebtedness, then the New Debentures and/or the Exchange Debentures could be voided, or claims in respect of the New Debentures and/or the Exchange Debentures could be subordinated to all other debts of Holdings. In addition, the payment of interest and principal by Holdings pursuant to the New Debentures and/or the Exchange Debentures could be voided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of Holdings.


     The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, Holdings would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, Holdings believes that, after giving effect to the Indebtedness incurred in connection with the Exchange Offer and the offering of the Old Debentures it is not insolvent, does not have unreasonably small capital for the business in which it is engaged and has not incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with Holdings' conclusions in this regard.

NEWSPAPER INDUSTRY COMPETITION

     The Company's business is concentrated in newspapers and other publications located primarily in rural markets in the United States. Revenues in the newspaper industry primarily consist of advertising and paid circulation. Competition for advertising expenditures and paid circulation comes from local, regional and national newspapers, shoppers, television, radio, direct mail, electronic media and other forms of communication and advertising media. Competition for newspaper advertising expenditures is based largely upon advertiser results, readership, advertising rates, demographics and circulation levels, while competition for circulation and readership is based largely upon the content of the newspaper, its price and the effectiveness of its distribution. The Company's local and regional newspaper competitors are typically unique to each market and many of the Company's competitors, particularly publishers of large metropolitan newspapers, are larger and have greater financial and distribution resources than the Company. See "Business--Competition."

DEPENDENCE ON LOCAL ECONOMIES


     The Company's advertising revenues and, to a lesser extent, circulation revenues, are dependent on a variety of factors specific to the communities that the Company's publications serve. These factors include, among others, the size and demographic characteristics of the local population, local economic conditions in general, and the related retail segments in particular. If the local economy, population or prevailing retail environment of a community served by the Company were to experience a downturn, the Company's publications in that market would be adversely affected, which in turn could have an adverse impact on the Company's business, financial condition or results of operations.


ACQUISITION STRATEGY


     The Company anticipates that it will grow through acquisitions of paid daily and non-daily newspapers and free circulation publications. Acquisitions may expose the Company to particular risks, including, without limitation, diversion of management's attention and assumption of liabilities, either of which could have a material adverse effect on the business, financial condition or results of operations of the Company. Moreover, there can be no assurance that the Company will be successful in identifying acquisition opportunities, assessing the value, strengths and weaknesses of such opportunities or integrating its acquisitions into the Company. In addition, the Company may compete for certain acquisition targets with companies having greater financial resources than the Company. The Company anticipates that it will finance acquisitions through cash provided by operating activities and borrowings under its Revolving Credit Facility, which would reduce the Company's cash available for other purposes, including the repayment of Indebtedness, or increase the Company's leverage ratio and the amount of Indebtedness ranking effectively senior to the New Debentures. See "Business--Business Strategy."


PRICE AND AVAILABILITY OF NEWSPRINT


     The basic raw material for newspapers is newsprint. The Company's newsprint consumption totaled approximately $6.1 million in 1997, which was 6.2% of the Company's total revenues. In 1997, the Company consumed approximately 14,750 metric tons of newsprint. The Company has no long-term contracts to purchase newsprint. Although the Company is not dependent on its current sources for newsprint, the inability of the Company to obtain an adequate supply of newsprint in the future could have a material adverse effect on the business, financial condition or results of operations of the Company. Historically, the price of newsprint has been cyclical and volatile, dropping to almost $400 per metric ton in 1992 and reaching approximately $770 per metric ton in 1996. Significant increases in newsprint costs could have a material adverse effect on the business, financial condition or results of operations of the Company. Although the Company will seek to manage the effects of increases in prices of newsprint through a combination of, among other things, technology improvements, including web width reductions, inventory management and advertising and circulation price increases, there can be no assurance that such actions will mitigate any newsprint price increases. See "Business--Newsprint."


LACK OF STAND-ALONE OPERATING HISTORY


     Holdings' and the Company's success depends to a great extent on the management and other skills of their officers and on their ability to recruit and retain other key personnel. In addition, on a pro forma basis after giving effect to the Transactions, Holdings had losses of $11.6 million. Pursuant to the Acquisition, the Company allocated management and administrative responsibilities to certain retained employees which exceed the responsibilities these employees had with Hollinger. The Company has the option pursuant to the Transitional Services Agreement to obtain certain services in order to facilitate the transition of the Company to a stand-alone operation. See "The Acquisition--Other Agreements Related to the Acquisition" for a description of the material provisions of the Transitional Services Agreement. Any failure of the Company to implement management and operating systems that will allow it to operate effectively as a stand-alone operation upon termination of the Transitional Services Agreement could have a material adverse effect on the Company's business, financial condition or results of operations.

ENVIRONMENTAL MATTERS

     The Company's operations are subject to federal, state and local environmental laws and regulations pertaining to air and water quality, storage tanks and the management and disposal of wastes at its facilities. Neither Holdings nor the Company can predict with any certainty whether future events, such as changes in existing laws and regulations or the discovery of conditions not currently known to Holdings or the Company, may give rise to additional costs that could be material. Furthermore, actions of federal, state and local governments concerning environmental matters could result in laws or regulations that could have a material adverse effect on the business, financial condition or results of operations of the Company. Neither Holdings nor the Company is aware of any pending legislation by federal, state or local governments relating to environmental matters that, if enacted, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Holdings or the Company.

                                USE OF PROCEEDS


     The net proceeds of the Offering and the Note Offering were used, together with the proceeds from the issuance and sale of the Holdings Junior Preferred Stock and shares of Holdings Common Stock, to finance the Acquisition and to pay related fees and expenses. The Exchange Offer is intended to satisfy certain obligations of Holdings under the Registration Rights Agreements. Holdings will not receive any proceeds from the issuance of the New Securities offered in the Exchange Offer.


                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Senior Preferred Stock was sold by Holdings on January 27, 1998 to the Initial Purchasers, which placed the Old Senior Preferred Stock with institutional investors. The Old Debentures were sold by Holdings on January 27, 1998 to DLJ, as initial purchaser, which placed the Old Debentures with institutional investors. In connection therewith, Holdings entered into the Registration Rights Agreements, which required that, within 90 days following the issuance of the Old Securities, Holdings file with the Commission a registration statement under the Securities Act with respect to the issuance of new preferred stock and new debentures of Holdings identical in all material respects to the Old Senior Preferred Stock and Old Debentures, respectively, use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, offer to the Holders of Old Securities the opportunity to exchange their Old Securities for a like principal amount of New Securities, which will be issued without a restrictive legend and may be reoffered and resold by such Holders without restrictions or limitations under the Securities Act. Copies of the Registration Rights Agreements have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The term "Holder" means any person
(i) in whose name Old Securities are registered on the books of Holdings or any other person who has obtained a properly completed bond power from the registered Holder or (ii) whose Old Securities are held of record by DTC who desires to deliver such Old Securities by book-entry transfer at DTC.


     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, Holdings believes that New Securities issued pursuant to the Exchange Offer in exchange for Old Securities may be offered for resale, resold and otherwise transferred by any Holder thereof (other than (i) a broker-dealer who purchases such New Securities directly from Holdings to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such Holder which is an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that the Holder is acquiring such New Securities in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in any distribution of the New Securities. See, e.g., Shearman & Sterling (available July 2, 1993) Morgan Stanley & Co. Incorporated (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988). Persons wishing to exchange Old Securities in the Exchange Offer must represent to Holdings that such conditions have been met. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Securities could not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Further, any Holder who may be deemed an "affiliate" of Holdings cannot rely on the interpretation by the staff of the Commission set forth in the above-referenced no-action letters with respect to resales of the New Securities without compliance with the registration and prospectus delivery requirements of the Securities Act.



     In addition, each broker-dealer that receives New Securities for its own account in exchange for Old Securities, where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Securities. See "Plan of Distribution."


     As a result of the filing and the effectiveness of the Registration Statement and the consummation of the Exchange Offer, Holdings' obligation to make certain payments with respect to the Old Securities will be terminated. The Old Securities were issued to a small number of sophisticated investors on January 27, 1998. To the extent Old Securities are tendered and accepted in the exchange, the principal amount of outstanding Old Securities will decrease with a resulting decrease in the liquidity in the market therefor. Following the Exchange Offer, Holders of Old Securities will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Securities could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, Holdings will accept any and all Old Securities validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date.


     Holdings will issue one share of New Senior Preferred Stock in exchange for each share of outstanding Old Senior Preferred Stock accepted in the Exchange Offer. Holders may tender some or all of their Old Senior Preferred Stock pursuant to the Exchange Offer.


     The rights and preferences of the New Senior Preferred Stock will be identical in all material respects to the rights and preferences of the Old Senior Preferred Stock except that the New Senior Preferred Stock has been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof.


     Holdings will issue $1,000 principal amount at maturity of New Debentures in exchange for each $1,000 principal amount at maturity of outstanding Old Debentures accepted in the Exchange Offer. Holders may tender some or all of their Old Debentures pursuant to the Exchange Offer. However, Old Debentures may be tendered only in integral multiples of $1,000.


     The form and terms of the New Debentures will be identical in all material respects to the form and terms of the Old Debentures except that the New Debentures have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Debentures will evidence the same debt as the Old Debentures and will be entitled to the benefits of the Indenture.

     As of           , 1998, 1,800,000 shares of the Old Senior Preferred Stock
are outstanding and there were      registered Holders of the Old Senior
Preferred Stock. As of           , 1998, $89.0 million aggregate principal
amount at maturity of the Old Debentures were outstanding and there were registered holders of the Old Debentures. This Prospectus, together with the Letter of Transmittal, is being sent to all such registered Holders as of the date hereof.

     Holders of Old Securities do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware (or, in the case of Old Debentures, under the Indenture), in connection with the Exchange Offer. Holdings intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     Holdings shall be deemed to have accepted validly tendered Old Securities when, as and if Holdings has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Old Securities.

     If any tendered Old Securities are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Securities will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Securities in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Securities pursuant to the Exchange Offer. Holdings will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
          , 1998, unless Holdings, in its sole discretion, extends the Exchange Offer (such Expiration Date not to be later than 30 business days from the date of this Prospectus), in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


     In order to extend the Exchange Offer, Holdings will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     Holdings reserves the right, in its sole discretion, (i) to delay accepting any Old Securities, to extend the Exchange Offer or, if any of the conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by Holdings to constitute a material change, Holdings will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders and Holdings will extend the Exchange Offer for a period of five (5) to ten (10) business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five (5) to ten (10) business day period.

     Without limiting the manner in which Holdings may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, Holdings shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING

     Only a Holder of Old Securities may tender such Old Securities in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, together with the Old Securities, as applicable, and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Securities, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. The term "Agent's Message" means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that Holdings may enforce such Letter of Transmittal against such participant.

     HOLDERS OF BOTH OLD SENIOR PREFERRED STOCK AND OLD DEBENTURES WILL RECEIVE TWO (2) LETTERS OF TRANSMITTAL AND MUST DELIVER ONE COMPLETED LETTER OF TRANSMITTAL DESCRIBING THE OLD SENIOR PREFERRED STOCK TO BE TENDERED TO THE EXCHANGE AGENT FOR THE OLD SENIOR PREFERRED STOCK AND ONE COMPLETED LETTER OF TRANSMITTAL DESCRIBING THE OLD DEBENTURES TO THE EXCHANGE AGENT FOR THE OLD DEBENTURES.


     Book-Entry Delivery of the Old Securities. Within two business days after the date of this Prospectus, the Exchange Agent will establish an account with respect to the Old Securities at DTC for purposes of the Exchange Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Old Securities by causing DTC to transfer such Old Securities into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Securities may be effected through book-entry at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of a book-entry transfer through the DTC Automatic Tender Offer Program ("ATOP")) an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Exchange Agent at or prior to 5:00 p.m., New York City time, on the Expiration Date at one of its addresses set forth in "--Exchange Agent." DELIVERY OF SUCH DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a Holder will constitute an agreement between such Holder and Holdings in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     The method of delivery of Old Securities and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Old Securities should be sent to Holdings. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

     Any beneficial owner whose Old Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Securities, either make appropriate arrangements to register ownership of the Old Securities in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Securities tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Securities listed therein, such Old Securities must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Old Securities.

     If the Letter of Transmittal, any Old Securities or bond power is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Holdings, evidence satisfactory to Holdings of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Securities will be determined by Holdings in its sole discretion, which determination will be final and binding. Holdings reserves the absolute right to reject any and all Old Securities not properly tendered or any Old Securities the acceptance of which would, in the opinion of counsel for Holdings, be unlawful. Holdings also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Securities. Holdings' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Securities must be cured within such time as Holdings shall determine. Although Holdings intends to notify Holders of defects or irregularities with respect to tenders of Old Securities, none of Holdings, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Securities will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Securities received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, Holdings reserves the right in its sole discretion to purchase or make offers for any Old Securities that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Securities in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each Holder will represent to Holdings that, among other things, the New Securities acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Securities, whether or not such person is the Holder, that neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Securities and that neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of Holdings. If the Holder is a broker-dealer that will receive New Securities for its own account in exchange for Old Securities that were acquired as a result of market-making activities or other trading activities, such Holder by tendering will acknowledge that it will deliver a Prospectus in connection with any resale of such New Securities. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES


     Holders who wish to tender their Old Securities and (i) whose Old Securities are not immediately available or (ii) who cannot deliver their Old Securities, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or who cannot complete the procedure for book-entry transfer on a timely basis and deliver an Agent's Message, may effect a tender if:


          (a) the tender is made through an Eligible Institution;


          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Securities and the principal amount of Old Securities tendered, stating that the tender is being made thereby and guaranteeing that, within three (3) New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Securities to be tendered in proper form for transfer (or a confirmation of a book-transfer into the Exchange Agent's account at DTC with an Agent's Message) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and



          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Securities in proper form for transfer (or a confirmation of a book-transfer into the Exchange Agent's account at DTC of Old Securities delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three (3) New York Stock Exchange trading days after the Expiration Date.


     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Securities according to the guaranteed delivery procedures set forth above.

     HOLDERS OF BOTH OLD SENIOR PREFERRED STOCK AND OLD DEBENTURES WHO WISH TO TENDER THEIR OLD SENIOR PREFERRED STOCK AND OLD DEBENTURES ACCORDING TO THE GUARANTEED DELIVERY PROCEDURES SET FORTH ABOVE MUST OBTAIN A NOTICE OF GUARANTEED DELIVERY FROM EACH RESPECTIVE EXCHANGE AGENT AND MUST DELIVER ONE COMPLETED NOTICE OF GUARANTEED DELIVERY IN CONNECTION WITH THE OLD SENIOR PREFERRED STOCK TO BE TENDERED TO THE EXCHANGE AGENT FOR THE OLD SENIOR PREFERRED STOCK AND ONE COMPLETED NOTICE OF GUARANTEED DELIVERY IN CONNECTION WITH THE OLD DEBENTURES TO THE EXCHANGE AGENT FOR THE OLD DEBENTURES.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Securities may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.


     To withdraw a tender of Old Securities in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must: (i) specify the name of the person having deposited the Old Securities to be withdrawn (the "Depositor"), (ii) identify the Old Securities to be withdrawn (including the certificate number or numbers and principal amount of such Old Securities),
(iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Securities were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee or Transfer Agent, as the case may be, with respect to the Old Securities register the transfer of such Old Securities into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Securities are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Holdings in its sole discretion, which determination shall be final and binding on all parties. Any Old Securities so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Securities will be issued with respect thereto unless the Old Securities so withdrawn are validly retendered. Properly withdrawn Old Securities may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.


     Any Old Securities which have been tendered but which are not accepted for payment due to withdrawal, rejection of tender or termination of the Exchange Offer will be returned as soon as practicable to the Holder thereof without cost to such Holder.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, Holdings shall not be required to accept for exchange, or exchange Old Securities for, any New Securities, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Securities, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of Holdings, might materially impair the ability of Holdings to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to Holdings, or any material adverse development has occurred in any existing action or proceeding with respect to Holdings or any of its subsidiaries; or

          (b) any change, or any development involving a prospective change, in the business or financial affairs of Holdings or any of its subsidiaries has occurred which, in the sole judgment of Holdings, might materially impair the ability of Holdings to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to Holdings; or

          (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the sole judgment of Holdings, might materially impair the ability of Holdings to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to Holdings; or

          (d) any governmental approval has not been obtained, which approval Holdings shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.


     If Holdings determines in its reasonable discretion that any of the conditions are not satisfied, Holdings may: (i) refuse to accept any Old Securities and return all tendered Old Securities to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Securities tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Securities (see "--Withdrawal of Tenders"), or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Securities which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, Holdings will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders and Holdings will extend the Exchange Offer for a period of five (5) to ten (10) business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five (5) to ten (10) business day period.

EXCHANGE AGENTS


     BankBoston, N.A. has been appointed as Exchange Agent for the exchange of New Senior Preferred Stock for Old Senior Preferred Stock pursuant to the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery with respect to Holdings Senior Preferred Stock should be directed to the Exchange Agent addressed as follows:





                                    By Mail


                  (registered or certified mail recommended):



                                BankBoston, N.A.


                               150 Royall Street


                          Canton, Massachusetts 02021


                         By Hand or Overnight Courier:



                                BankBoston, N.A.


                               150 Royall Street


                          Canton, Massachusetts 02021



                                 By Facsimile:


                                 (781) 575-2500



                             Confirmation by Phone


                                Scott Lanciloti


                                 (781) 575-2514


     State Street Bank and Trust Company has been appointed as Exchange Agent for the exchange of New Debentures for Old Debentures pursuant to the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery with respect to the Debentures should be directed to the Exchange Agent addressed as follows:

                                    By Mail
                  (registered or certified mail recommended):

                      State Street Bank and Trust Company
                           Corporate Trust Department
                                  P.O. Box 778
                        Boston, Massachusetts 02102-0078
                         By Hand or Overnight Courier:

                      State Street Bank and Trust Company
                     Corporate Trust Department, 4th Floor
                            Two International Plaza
                          Boston, Massachusetts 02110

                                 By Facsimile:
                                 (617) 664-5395

                             Confirmation by Phone
                               Sandra Szczsponik
                                 (617) 664-5587

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by Holdings. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of Holdings and its affiliates.

     Holdings has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. Holdings, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and will pay the reasonable fees and expenses of one firm acting as counsel for the Holders of Old Securities should such Holders deem it advisable to appoint such counsel.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by Holdings and are estimated in the aggregate to be approximately
$          . Such expenses include fees and expenses of the Exchange Agent and
Trustee, accounting and legal fees and printing costs, among others.

     Holdings will pay all transfer taxes, if any, applicable to the exchange of Old Securities pursuant to the Exchange Offer. If, however, certificates representing New Securities, for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Securities tendered, or if tendered Old Securities are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Securities pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

     The New Securities will be recorded at the same carrying value as the Old Securities, as reflected in Holdings' accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized upon consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the New Securities.


CONSEQUENCES TO NON-TENDERING HOLDERS OF OLD SECURITIES



     Upon consummation of the Exchange Offer, Holdings will have no further obligation to register the Old Securities. Thereafter, any Holder of Old Securities who does not tender its Old Securities in the Exchange Offer, including any Holder which is an "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company which cannot tender its Old Securities in the Exchange Offer, will continue to hold restricted securities which may not be offered, sold or otherwise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144A under the Securities Act or pursuant to any other exemption from registration under the Securities Act relating to the disposition of securities. In addition, in connection with any sale of Old Securities, an opinion of counsel must be furnished to Holdings that such an exemption is available for such sale.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of Holdings as of December 31, 1997 and its capitalization on a pro forma basis after giving effect to the Transactions. This table should be read in conjunction with "Unaudited Pro Forma Combined Financial Data" and the financial statements of Holdings and the notes thereto included elsewhere in this Prospectus.

                                                                AS OF DECEMBER 31, 1997
                                                                -----------------------
                                                                HISTORICAL    PRO FORMA
                                                                ----------    ---------
                                                                (DOLLARS IN THOUSANDS)
Long-term debt:
  Revolving Credit Facility.................................     $    --      $     --
  Senior Subordinated Notes.................................          --       180,000
  Debentures................................................          --        50,522
                                                                 -------      --------
     Total long-term debt...................................          --       230,522
Holdings Senior Preferred Stock.............................          --        45,000
Holdings Junior Preferred Stock.............................          --        49,000
Stockholders' equity........................................      99,139         8,000
                                                                 -------      --------
     Total capitalization...................................     $99,139      $332,522
                                                                 =======      ========

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following unaudited pro forma combined financial data has been prepared by Holdings' management from the financial statements of Holdings and the notes thereto included elsewhere in this Prospectus. For purposes of the following unaudited pro forma combined financial data, the column entitled "Holdings" refers to the historical financial position and results of operations of the Local Newspaper Group of American Publishing Company. Holdings and Liberty Group Operating were formed for the purpose of acquiring the Local Publications and, accordingly, as of December 31, 1997, had no assets, liabilities, revenues or expenses. The unaudited pro forma combined statements of operations for the year ended December 31, 1997 reflect adjustments as if the Transactions had occurred on January 1, 1997. The unaudited pro forma combined balance sheet as of December 31, 1997 gives effect to the Transactions as if they had occurred on December 31, 1997. See "The Acquisition."

     The financial effects of the Transactions as presented in the pro forma financial data are not necessarily indicative of either Holdings' financial position or the results of its operations that would have been obtained had the Transactions actually occurred on the dates set forth above, nor are they necessarily indicative of the results of future operations. The pro forma financial data should be read in conjunction with the notes thereto, which are an integral part thereof, and with the financial statements of Holdings and the notes thereto included elsewhere in this Prospectus.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997


                                                          HOLDINGS      ADJUSTMENTS      PRO FORMA
                                                          --------      -----------      ---------
                                                                   (DOLLARS IN THOUSANDS)
Revenues:
  Advertising...........................................  $68,712        $     --        $ 68,712
  Circulation...........................................   22,341              --          22,341
  Job printing and other................................    7,666              --           7,666
                                                          -------        --------        --------
Total revenues..........................................   98,719              --          98,719
Operating costs.........................................   89,310              --          29,318
Selling, general and administrative.....................   39,162          (1,697)(a)      40,527
                                                                            3,062(b)
Depreciation and amortization...........................    7,470           7,557(c)       15,027
                                                          -------        --------        --------
Income from operations..................................   22,769          (8,922)         13,847
Interest expense........................................   10,551          14,865(d)       25,416
                                                          -------        --------        --------
Income (loss) before income taxes.......................   12,218         (23,787)        (11,569)
Income taxes............................................    5,271          (5,271)(e)          --
                                                          -------        --------        --------
Net income (loss).......................................  $ 6,947        $(18,516)       $(11,569)
                                                          =======        ========        ========
EBITDA(f)...............................................  $30,239                        $ 28,874

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

(a) Represents elimination of a portion of the intercompany management fees charged by APC.

(b) Represents establishment of estimated costs of the Company and Holdings operating on a stand-alone basis, consisting principally of corporate office facilities, salaries and wages of corporate staff personnel and a subordinated management fee to LGP.


(c) Represents adjustment necessary to amortize intangible assets over a weighted-average life of 25 years. Holdings plans to amortize identifiable intangible assets over their estimated useful lives (presently estimated for covenants-not-to compete over 5 years, advertiser lists over 40 years, subscriber lists over 27 years and mastheads over 40 years) and goodwill over 40 years. Finalization of the value of specific intangible assets and their useful lives is subject to completion of independent valuations which are being undertaken. In the opinion of management of Holdings, completion of independent valuations will not materially impact Holdings' estimate of the fair value of the intangible assets or their useful lives and, therefore, will not materially impact the unaudited pro forma combined income statement.


(d)  The interest expense adjustment is as follows:

                                                                   YEAR ENDED
                                                                DECEMBER 31, 1997
                                                                -----------------
      Interest and fees on Revolving Credit Facility, Senior
       Subordinated Notes and Debentures....................         $23,544
      Other.................................................           1,872
                                                                     -------
                                                                      25,416
      Less: amounts in historical statements of
       operations...........................................         (10,551)
                                                                     -------
      Adjustment to interest expense........................         $14,865
                                                                     =======


      The Debentures do not pay cash interest until February 1, 2003. Holdings has accrued interest expense and accreted the Debentures using the interest method and the Debentures interest rate yield of 11 5/8%. Interest expense on the Debentures in the years 1998 through 2003 which will be recognized in Holdings' statement of operations as follows: 1998 $5.6 million; 1999 $6.7 million; 2000 $7.5 million; 2001 $8.4 million;
      2002 $9.5 million and 2003 $0.8 million.


(e) Represents adjustment to eliminate historical income tax expense. Subsequent to the Acquisition, Holdings anticipates that it will, for the foreseeable future, be in a tax loss position. Given uncertainty as to the timing of Holdings' ability to utilize such losses to offset future taxable income, Holdings does not presently anticipate recording any tax benefit associated with its pre-tax losses.


(f) EBITDA represents net income before income taxes, interest expense and depreciation and amortization. Management believes that the presentation of EBITDA is helpful to investors as a measure of the Company's ability to meet its working capital, capital expenditure and debt service requirements. Management also believes that the presentation of EBITDA is helpful to investors, because EBITDA will be used to determine compliance with certain covenants contained in the Indenture and the Exchange Indenture. EBITDA, however, should not be construed as an alternative to net income or cash flows from operating activities, each as determined in accordance with GAAP, as a measure of operating performance or liquidity. Further, EBITDA is not calculated consistently by all companies and, accordingly, the presentation herein may not be comparable to other similarly titled measures presented by other companies. Management believes that the Company's financial stability can be depicted to investors by its historical EBITDA, which during the period 1993 through 1997 has increased generally in amounts and percentages equal to the Company's income from operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET


                                                               AS OF DECEMBER 31, 1997
                                                     --------------------------------------------
                                                     HOLDINGS        ADJUSTMENTS        PRO FORMA
                                                     --------        -----------        ---------
                                                                (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................  $  1,452         $    (766)(a)     $    686
  Accounts receivable, net.........................    10,308                --           10,308
  Inventory........................................     1,947                --            1,947
  Prepaid expenses and other current assets........       278                --              278
                                                     --------         ---------         --------
     Total current assets..........................    13,985              (766)          13,219
Property, plant and equipment, net.................    20,503                --           20,503
Intangible assets, net.............................    75,212           219,964(b)       295,176
Other assets.......................................        --            14,185(c)        14,185
                                                     --------         ---------         --------
     Total assets..................................  $109,700         $ 233,383         $343,083
                                                     ========         =========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term liabilities.........  $    338         $      --         $    338
  Accounts payable.................................     1,119                --            1,119
  Accrued expenses.................................     2,223                --            2,223
  Deferred revenue.................................     4,411                --            4,411
                                                     --------         ---------         --------
     Total current liabilities.....................     8,091                --            8,091
Revolving Credit Facility..........................        --                --               --
Senior Subordinated Notes..........................        --           180,000(d)       180,000
Debentures.........................................        --            50,522(d)        50,522
Long-term liabilities, less current portion........       706                --              706
Deferred income taxes..............................     1,764                --            1,764
                                                     --------         ---------         --------
     Total liabilities.............................    10,561           230,522          241,083
Holdings Senior Preferred Stock....................        --            45,000(d)        45,000
Holdings Junior Preferred Stock....................        --            49,000(d)        49,000
STOCKHOLDERS' EQUITY:
  Net assets.......................................    99,139            (1,452)(a)           --
                                                                        (97,687)(b)
  Common stock.....................................        --                --               --
  Additional paid-in-capital.......................        --           317,651(b)         8,000
                                                                       (309,651)(c)(d)
  Subscription receivable..........................        --                --               --
                                                     --------         ---------         --------
     Total stockholders' equity....................    99,139           (91,139)           8,000
                                                     --------         ---------         --------
     Total liabilities and stockholders' equity....  $109,700         $ 233,383         $343,083
                                                     ========         =========         ========

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(a) Represents elimination of cash not acquired in the Acquisition and cash and cash equivalents remaining after consummation of the Acquisition and the payment of fees and expenses.

(b) Represents recording of excess of purchase price of acquisition over fair value of net assets acquired, as follows:

    Purchase price..............................................  $309,100
    Purchase price adjustment...................................     2,736
    Acquisition fees and expenses...............................     5,815
                                                                  --------
      Total purchase price......................................   317,651
    Historical tangible net assets acquired.....................   (22,475)
                                                                  --------
      Excess purchase price.....................................  $295,176
                                                                  ========


     In the opinion of management of Holdings, the book value of the tangible assets and liabilities of the Local Publications approximates their fair value. Accordingly, the entire excess purchase price of the Acquisition has been allocated to intangible assets. Holdings is having independent valuations of the intangible assets of the Company performed to allocate the value of intangible assets between specific intangibles and goodwill. Subject to completion of the independent valuations, management believes that the specific intangibles and estimated fair values to which the excess purchase price will be allocated include: covenants-not-to-compete for between $25 and $35 million, advertiser lists for between $115 and $140 million, subscriber lists for between $30 and $50 million, mastheads for between $4 and $10 million and the remainder representing goodwill. In the opinion of management of the Company, completion of the independent valuations will not materially impact the Company's estimate of the fair value of the intangible assets or their useful lives and, therefore, will not have a material impact on the unaudited pro forma combined balance sheet.


(c) Represents capitalized fees and expenses in connection with the Holdings Senior Preferred Stock, Holdings Junior Preferred Stock, Senior Subordinated Notes and the Revolving Credit Facility.

(d) Represents the recording of the Senior Discount Debentures, Holdings Senior Preferred Stock, Holdings Junior Preferred Stock and Senior Subordinated Notes.

           SELECTED COMBINED HISTORICAL AND PRO FORMA FINANCIAL DATA



     The following table sets forth selected combined historical and pro forma financial data of the Company. The historical financial data of the Company described herein is identical to the historical financial data of Holdings. The selected historical statement of operations and balance sheet data as of and for each of the years ended December 31, 1995, 1996 and 1997 are derived from the combined financial statements of the Company, which have been audited by independent auditors. The selected historical statement of operations and balance sheet data as of and for the years ended December 31, 1993 and 1994 have been derived from the unaudited combined financial statements of the Company, and include, in the opinion of management, all adjustments necessary to present fairly the data for such periods. The results for the year ended December 31, 1997 are not necessarily indicative of the results to be expected for any future period. The pro forma combined statement of operations data for the year ended December 31, 1997 gives effect to the Transactions as if they had occurred on January 1, 1997. The pro forma combined balance sheet data as of December 31, 1997 gives effect to the Transactions as if they had occurred on December 31, 1997. The data presented below should be read in conjunction with the combined financial statements, including the notes thereto, "Unaudited Pro Forma Combined Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                      HISTORICAL
                                 ----------------------------------------------------
                                               YEAR ENDED DECEMBER 31,                      PRO FORMA
                                 ----------------------------------------------------      YEAR ENDED
                                   1993       1994       1995       1996       1997     DECEMBER 31, 1997
                                 --------   --------   --------   --------   --------   -----------------
                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Advertising..................  $ 50,252   $ 56,770   $ 60,255   $ 66,816   $ 68,712       $ 68,712
  Circulation..................    16,287     17,766     19,058     22,004     22,341         22,341
  Job printing and other.......     7,128      7,328      8,054      8,722      7,666          7,666
                                 --------   --------   --------   --------   --------       --------
Total revenues.................    73,667     81,864     87,367     97,542     98,719         98,719
Operating costs................    23,743     25,880     29,405     31,320     29,318         29,318
Selling, general and
  administrative...............    29,910     33,255     34,506     38,259     39,162         40,527
Depreciation and
  amortization.................     7,450      7,722      7,290      7,854      7,470         15,027
                                 --------   --------   --------   --------   --------       --------
Income from operations.........    12,564     15,007     16,166     20,109     22,769         13,847
Interest expense...............    10,711     10,991     11,195     10,968     10,551         25,416
                                 --------   --------   --------   --------   --------       --------
Income before income taxes.....     1,853      4,016      4,971      9,141     12,218        (11,569)
Income taxes...................       778      1,687      2,338      4,006      5,271             --
                                 --------   --------   --------   --------   --------       --------
Net income.....................  $  1,075   $  2,329   $  2,633   $  5,135   $  6,947       $(11,569)
                                 ========   ========   ========   ========   ========       ========

BALANCE SHEET DATA (AT PERIOD
  END):
Cash and cash equivalents......  $  1,723   $  1,746   $  1,929   $  1,768   $  1,452       $    686
Total assets...................   119,081    111,256    120,170    112,974    109,700        343,083
Total debt.....................        --         --         --         --         --        230,522
Holdings Senior Preferred
  Stock........................        --         --         --         --         --         45,000
Holdings Junior Preferred
  Stock........................        --         --         --         --         --         49,000
Stockholders' equity...........   105,965     98,636    106,945    102,980     99,139          8,000

OTHER DATA:
Ratio of earnings to fixed
  charges(1)...................      1.2x       1.4x       1.4x       1.8x       2.2x             --
Cash flow provided by (used
  in):
  Operating activities.........  $    N/A   $ 10,169   $  7,889   $ 14,303   $ 14,577       $ 10,875
  Investing activities.........       N/A        492    (14,906)    (4,520)    (3,370)        (3,370)
  Financing activities.........       N/A    (10,638)     7,203     (9,944)   (11,523)          (735)
EBITDA(2)......................    20,014     22,729     23,456     27,963     30,239         28,874
EBITDA margin(3)...............     27.2%      27.8%      26.8%      28.7%      30.6%          29.2%
Capital expenditures...........  $  1,813   $  2,232   $  2,255   $  3,081   $  1,713       $  1,713



                                                   (footnotes on following page)

       NOTES TO SELECTED COMBINED HISTORICAL AND PRO FORMA FINANCIAL DATA



(1) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred debt financing costs and one-third of rental expense (the portion deemed representative of the interest factor). The ratio of earnings to fixed charges is helpful to investors as it provides a measure, generally calculated consistently by all companies, of a company's ability to meet its debt service requirements. On a pro forma basis for the year ended December 31, 1997, earnings were insufficient to cover fixed charges by $23.1 million.



(2) EBITDA represents net income before income taxes, interest expense and depreciation and amortization. Management believes that the presentation of EBITDA is helpful to investors as a measure of the Company's ability to meet its working capital, capital expenditure and debt service requirements. Management also believes that the presentation of EBITDA is helpful to investors, because EBITDA will be used to determine compliance with certain covenants contained in the Indenture and the Exchange Indenture. EBITDA, however, should not be construed as an alternative to net income or cash flows from operating activities, each as determined in accordance with GAAP, as a measure of operating performance or liquidity. Further, EBITDA is not calculated consistently by all companies and, accordingly, the presentation herein may not be comparable to other similarly titled measures presented by other companies. Management believes that the Company's financial stability can be depicted to investors by its historical EBITDA, which during the period 1993 through 1997 has increased generally in amounts and percentages equal to the Company's income from operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(3) EBITDA margin represents EBITDA divided by total revenues.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the historical financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus. As used herein, with respect to the historical financial data, references to the Company means the Local Publications. The historical financial data of the Company described herein is identical to the historical financial data of Holdings. Certain information in this section includes forward-looking statements. Such forward-looking statements relate to the Company's financial condition, results of operations, expansion plans and business. Actual results could differ materially from the forward-looking statements due to, among other things, the risks and uncertainties noted under the heading "Disclosure Regarding Forward-Looking Statements" on page ii and "Risk Factors" in this Prospectus. For information regarding the pro forma financial condition and results of operations of the Company, see "Unaudited Pro Forma Combined Financial Data."

OVERVIEW

     The Company is a leading U.S. publisher of local newspapers and related publications that are the dominant source of local news and print advertising in their markets. The Company's total revenues are derived from advertising (69.6% of 1997 total revenues), circulation (22.6%) and job printing and other (7.8%).


     The Company's primary operating costs and expenses are comprised of operating costs and selling, general and administrative expenses, which include, prior to the Acquisition, a management fee paid to APC that was based upon a percentage of total revenues. Salaries and employee benefits are the Company's largest operating costs. The Company has been able to control salaries and employee benefit expenses by realizing efficiencies from the implementation of new technologies and the achievement of synergies from its strategy of clustering its newspaper operations.


     Certain administrative services, including accounting, payroll, administration, tax services and financial reporting, have historically been performed for the Company by APC. The Company was charged directly by APC for certain of such services and also paid to APC a management fee that was based upon a percentage of total revenues. The management fee to APC was discontinued after the Acquisition. In addition, the Company has in place a Transitional Services Agreement that allows for certain administrative services to be provided by APMS until the Company can establish capabilities to provide its administrative services in-house. The Company believes that the cost of any services utilized under the Transitional Services Agreement will approximate the management fees it was being charged by APC.

     Prior to the Acquisition, the Company operated as a business unit of APC and as such did not file separate tax returns. The income tax provision included in the Company's combined financial statements was computed as if the Company were a separate company. Subsequent to the Acquisition, the Company has been and anticipates that it will be, for the foreseeable future, in a tax loss position. Given the uncertainty as to the timing of the Company's ability to utilize such losses to offset future taxable income, the Company does not presently anticipate recording any tax benefit associated with its pre-tax losses. In addition, the operations of the Company were historically financed through APC. Holdings and the Company have a capital structure different than that set forth in the Company's combined financial statements for periods preceding the Transactions and, accordingly, historical interest expense is not indicative of the interest expense that either Holdings or the Company incurs as a separate company.

RESULTS OF OPERATIONS

     The following table summarizes the Company's historical results of operations as a percentage of total revenues for the years ended December 31, 1995, 1996 and 1997.

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1995     1996     1997
                                                              -----    -----    -----
Revenues:
  Advertising...............................................   69.0%    68.5%    69.6%
  Circulation...............................................   21.8     22.6     22.6
  Job printing and other....................................    9.2      8.9      7.8
                                                              -----    -----    -----
Total revenues..............................................  100.0    100.0    100.0
Operating costs.............................................   33.7     32.1     29.7
Selling, general and administrative.........................   39.5     39.2     39.7
Depreciation and amortization...............................    8.3      8.1      7.6
                                                              -----    -----    -----
Income from operations......................................   18.5     20.6     23.1
EBITDA......................................................   26.8%    28.7%    30.6%

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996


     Total Revenues. Total revenues for the year ended December 31, 1997 increased by $1.2 million, or 1.2%, to $98.7 million from $97.5 million for the year ended December 31, 1996. The increase in total revenues was comprised of a $1.9 million increase in advertising revenue and a $0.3 million increase in circulation revenue offset by a $1.1 million decrease in job printing and other revenue. During the year ended December 31, 1997, the Company acquired publications in two markets. The publications acquired during the year ended December 31, 1997 contributed $0.8 million to total revenues for such period. The increase in advertising revenue during the year ended December 31, 1997 was primarily due to general continued strength in demand for advertising in the Company's markets. The increase in circulation revenue during the year ended December 31, 1997 was primarily due to increases in the cover prices of selected newspaper publications. The decrease in job printing and other revenue during the year ended December 31, 1997 was primarily due to the Company pursuing fewer opportunities for commercial printing than in the prior year.



     Operating Costs. Operating costs for the year ended December 31, 1997 decreased by $2.0 million, or 6.4%, to $29.3 million from $31.3 million for the year ended December 31, 1996. Operating costs decreased as a percentage of total revenues to 29.7% for the year ended December 31, 1997 from 32.1% for the year ended December 31, 1996. Approximately $1.3 million of the decrease in operating costs as a percentage of total revenues during the year ended December 31, 1997 was due to declines in newsprint prices and approximately $0.7 million of the decrease was due to the continued successful implementation of cost controls at the Company's publications.


     Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 1997 increased by $0.9 million, or 2.4%, to $39.2 million from $38.3 million for the year ended December 31, 1996. Selling, general and administrative expenses increased as a percentage of total revenues to 39.7% for the year ended December 31, 1997 from 39.2% for the year ended December 31, 1996. The increase in selling, general and administrative expenses during the year ended December 31, 1997 was primarily due to the effect of increases in the federal minimum wage requirements.


     Depreciation and Amortization. Depreciation and amortization for the year ended December 31, 1997 decreased by $0.4 million, or 4.9%, to $7.5 million from $7.9 million for the year ended December 31, 1996. As a percentage of revenues, depreciation and amortization was 8.1% in 1996 compared to 7.6% in 1997. The decline was due to certain fixed assets and goodwill being fully depreciated or amortized in 1996.


     Income from Operations. Income from operations for the year ended December 31, 1997 increased by $2.7 million, or 13.2%, to $22.8 million from $20.1 million for the year ended December 31, 1996. Income from operations as a percentage of total revenues increased to 23.1% for the year ended December 31, 1997 from 20.6% for the year ended December 31, 1996. The increase in income from operations was primarily due to higher total revenues and lower operating costs described above.

     EBITDA. EBITDA for the year ended December 31, 1997 increased by $2.3 million, or 8.1%, to $30.2 million from $28.0 million for the year ended December 31, 1996. EBITDA margin increased to 30.6% for the year ended December 31, 1997 from 28.7% for the year ended December 31, 1996. The increase in EBITDA and EBITDA margin during the year ended December 31, 1997 was primarily due to higher total revenues and lower operating costs described above.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995


     Total Revenues. Total revenues for the year ended December 31, 1996 increased by $10.2 million, or 11.6%, to $97.5 million from $87.4 million for the year ended December 31, 1995. The increase in total revenues was comprised of a $6.6 million increase in advertising revenue, a $2.9 million increase in circulation revenue and a $0.7 million increase in job printing and other revenue. During the year ended December 31, 1996, the Company acquired publications in three markets. The publications acquired during the year ended December 31, 1996 contributed $2.5 million to total revenues for such period. The increase in advertising revenue during the year ended December 31, 1996 was primarily due to a favorable economic environment, which promoted increased spending by advertisers in the Company's markets. The increase in circulation revenue during the year ended December 31, 1996 was primarily due to increases in the cover prices of selected newspaper publications. The increase in job printing and other revenue during the year ended December 31, 1996 was primarily due to strong demand for commercial printing services in the Company's markets and the Company's success in identifying and capturing such business.


     Operating Costs. Operating costs for the year ended December 31, 1996 increased by $1.9 million, or 6.5%, to $31.3 million from $29.4 million for the year ended December 31, 1995. Operating costs decreased as a percentage of total revenues to 32.1% for the year ended December 31, 1996 from 33.7% for the year ended December 31, 1995. The increase in operating costs during the year ended December 31, 1996 was primarily due to increases in the price of newsprint and increased costs associated with the higher total revenues described above.

     Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 1996 increased by $3.8 million, or 10.9%, to $38.3 million from $34.5 million for the year ended December 31, 1995. Selling, general and administrative expenses decreased as a percentage of total revenues to 39.2% for the year ended December 31, 1996 from 39.5% for the year ended December 31, 1995. The increase in selling, general and administrative expenses during the year ended December 31, 1996 was primarily due to expenses associated with the growth of the Company's operations, including an increase in the number of publications operated by the Company.

     Income from Operations. Income from operations for the year ended December 31, 1996 increased by $3.9 million, or 24.4%, to $20.1 million from $16.2 million for the year ended December 31, 1995. Income from operations as a percentage of total revenues increased to 20.6% for the year ended December 31, 1996 from 18.5% for the year ended December 31, 1995. The increase in income from operations was primarily due to higher total revenues, partially offset by higher operating costs, selling, general and administrative expenses and depreciation and amortization.

     EBITDA. EBITDA for the year ended December 31, 1996 increased by $4.5 million, or 19.2%, to $28.0 million from $23.5 million for the year ended December 31, 1995. EBITDA margin increased to 28.7% for the year ended December 31, 1996 from 26.8% for the year ended December 31, 1995. The increase in EBITDA and EBITDA margin during the year ended December 31, 1996 was primarily due to higher total revenues, partially offset by higher operating costs and selling, general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

     Cash Provided by Operating Activities. Cash provided by operating activities for the year ended December 31, 1997 increased $0.3 million to $14.6 million from $14.3 million for the year ended

December 31, 1996. The increase in cash provided by operating activities was primarily due to an increase in the Company's net earnings and a decrease in working capital requirements. Cash provided by operating activities for the year ended December 31, 1996 increased $6.4 million to $14.3 million from $7.9 million for the year ended December 31, 1995. The increase in cash provided by operating activities for the year ended December 31, 1996 was primarily due to an increase in the Company's net earnings and a decline in working capital requirements.

     Cash Used in Investing Activities. Cash used in investing activities for the year ended December 31, 1997 decreased $1.2 million to $3.4 million from $4.5 million for the year ended December 31, 1996. The decrease in cash used in investing activities for the year ended December 31, 1997 was primarily due to a decrease in capital expenditures. Cash used in investing activities for the year ended December 31, 1996 decreased $10.4 million to $4.5 million from $14.9 million for the year ended December 31, 1995. The decrease in cash used in investing activities for the year ended December 31, 1996 was primarily due to a decline in the number of newspaper acquisitions completed, partially offset by an increase in capital expenditures. The Company's capital expenditures consist of the purchase of machinery, equipment, furniture and fixtures relating to its publishing operations. The Company has no material commitments for capital expenditures. The most significant investing activities contemplated over the next five years will be to pursue the Company's acquisition program of opportunistically purchasing local newspapers in contiguous markets and clusters of local newspapers in new markets. The Company will only pursue acquisitions that it believes would contribute to the Company's overall cash flow growth. The Company has a proven track record of significantly improving the revenues and profitability of local newspaper acquisitions and the Company believes that it will continue to be successful at integrating and improving future newspaper acquisitions.

     Cash Used in Financing Activities. Cash used in financing activities for the year ended December 31, 1997 increased $1.6 million to $11.5 million from $9.9 million for the year ended December 31, 1996. Cash used in financing activities for the year ended December 31, 1996 increased $17.1 million to $9.9 million from $7.2 million of cash provided by financing activities for the year ended December 31, 1995. The Company has historically relied upon Hollinger for financing of its operations and has maintained its own cash balances only for certain daily expenses. Subsequent to the Acquisition, the Company will be financed independently of Hollinger.


     Liquidity. The Company's principal sources of funds will be cash provided by operating activities and borrowings under the Revolving Credit Facility (as defined). As of April 3, 1998, there were no borrowings outstanding under the Revolving Credit Facility. The Company believes that such funds will provide the Company with sufficient liquidity and capital resources to meet its current and future financial obligations.



     Borrowings under the Revolving Credit Facility bear interest at an annual rate, at the Company's option, equal to the Base Rate (as defined therein) or the Eurodollar Rate (as defined therein) plus a margin that varies based upon a ratio set forth therein. For the first six months following the Closing Date, the interest rate for borrowings under the Revolving Credit Facility will have a floor of the Base Rate plus 0.75% or the Eurodollar Rate plus 2.0%. Applicable interest rates will be increased 2.0% per annum during the continuance of any Event of Default (as defined therein) under the Revolving Credit Facility. In addition to customary letters of credit fronting fees and other fees, the Company pays a fee equal to the Applicable Margin for Eurodollar Rate Advances (as defined therein) per annum on the aggregate amount of outstanding letters of credit. The Company also pays a fee on the unused portion of the Revolving Credit Facility. See "Description of Other Indebtedness--Revolving Credit Facility" for a description of the material provisions of the Revolving Credit Facility.



     Holdings is highly leveraged and has Indebtedness that is substantial in relation to its stockholders' equity, tangible equity and cash flow. As of December 31, 1997, on a pro forma basis after giving effect to the Transactions, Holdings would have had $50.5 million of outstanding Indebtedness, $8.0 million of stockholders' equity and $(301.4) million of tangible equity and Holdings' subsidiaries would have had an aggregate of $180.0 million of outstanding Indebtedness. As of December 31, 1997, on a pro forma basis after giving effect to the Transactions, the ratio of outstanding Indebtedness to total capitalization was 0.69 to 1.00. For the year ended December 31, 1997, on a pro forma basis after giving effect to the Transactions, earnings were insufficient to cover fixed charges by $11.6 million. The degree to which the Company is leveraged could have important consequences to holders of the New Securities, including the following: (i) for the fiscal year ending December 31, 1998, approximately two-thirds of the Company's cash flow from operations must be dedicated to the payment of interest on the New Senior Subordinated Notes and interest and principal on its other Indebtedness, thereby reducing the funds available to the Company for other purposes; (ii) Indebtedness under the Revolving Credit Facility is at variable rates of interest, which causes Liberty Group Operating to be vulnerable to increases in interest rates; (iii) the Company is substantially more leveraged than certain of its competitors, which might place the Company at a competitive disadvantage; (iv) the Company may be hindered in its ability to adjust rapidly to changing market conditions; (v) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or other adverse events in its business; and (vi) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired.



     In the future, as a result of the substantial indebtedness incurred in connection with the Transactions, the Company will incur substantially higher interest costs which will reduce the Company's liquidity. In addition, the Company anticipates incurring approximately $1.4 million of additional costs annually as a result of operating as a stand-alone company.


INFLATION

     The Company believes that inflation has not had a material impact on its results of operations for the years ended December 31, 1997, 1996 and 1995.

                                    BUSINESS

GENERAL


     The Company is a leading U.S. publisher of local newspapers and related publications that are the dominant source of local news and print advertising in their markets. The Company owns and operates 166 publications in rural markets in 11 states: Arizona, Arkansas, California, Illinois, Iowa, Kansas, Michigan, Minnesota, Missouri, New York and Pennsylvania. The majority of the Company's paid daily newspapers have been published for more than 100 years and are typically the only paid daily newspapers of general circulation in their respective rural markets. The Company's newspapers face limited competition as a result of operating in markets that are distantly located from large metropolitan areas and that can support only one primary newspaper. The Company has increased revenues primarily by acquiring new publications and saturating existing markets, and has increased profitability by aggressively pursuing cost reduction opportunities. Through a combination of these efforts, total revenues have grown from $73.7 million in 1993 to $98.7 million for the year ended December 31, 1997, representing a compounded annual growth rate of 7.6%. The Company's annual revenue growth rates for the years 1994 through 1997 were 11.1% in 1994, 6.7% in 1995, 11.6% in 1996 and 1.2% in 1997. During the same period,
EBITDA has increased from $20.0 million in 1993 to $30.2 million for the year ended December 31, 1997, and EBITDA margins have improved from 27.2% to 30.6%. Giving effect to the Acquisition, the Company's pro forma loss for the year ended December 31, 1997 would have been $11.6 million and such loss would have been insufficient to cover fixed charges by $11.6 million.


     The Company's newspapers are comprised of 55 paid daily newspapers with circulations ranging from approximately 1,100 to 12,500 and 34 paid non-daily newspapers with circulations ranging from approximately 100 to 41,000. In addition, the Company publishes 77 free circulation and "total market coverage" ("TMC") publications with limited or no news or editorial content. TMC publications are distributed free of charge and generally provide 100% penetration in their areas of distribution. The Company believes that its paid newspapers, together with its free circulation and TMC publications, are an effective medium for advertisers to reach substantially all of the households in the markets served by the Company. All of the Local Publications are located in small towns that are not suburbs of large cities and that typically have populations of less than 20,000. The Company's publications focus on local content, including coverage of local youth, high school and college sports, as well as local business, politics, entertainment and cultural news. Each of the Company's publications is specifically tailored to its market in order to provide local content that radio, television and large metropolitan newspapers are unable to provide on a cost-effective basis because of their broader geographic coverage. The Local Publications also differentiate themselves from other forms of media by providing a cost-effective medium for local advertisers to target their customers.


     The Company believes that its stable revenues and EBITDA are a result of its geographic diversification, limited competition, low newsprint requirements and cost of labor, strong base of local advertisers and lack of reliance on volatile classified advertising. The regional clusters in which the Local Publications are published are geographically diverse, with no single market representing more than 3.5% of the Company's 1997 total revenues. The Local Publications are well-positioned in their markets and face limited direct competition for either local newspaper advertising or circulation revenue. Start-ups of newspapers are rare and potential competitors face considerable barriers to entry due to the Company's established franchises. The Company's stable profitability is also a result of its favorable cost structure, which includes low newsprint and labor cost as a percent of total revenues. The Company has relatively low exposure to fluctuations in newsprint prices due to much lower page counts than large metropolitan newspapers, with newsprint comprising 6.2% of the Company's 1997 total revenues, compared to approximately 25% for large metropolitan newspapers. The Company's cost of labor is also relatively low, with employee salaries and benefits comprising 31.2% of the Company's 1997 total revenues, compared to 40% to 45% for most large metropolitan newspapers. In addition, advertising revenues at the Company's publications tend to be more stable than the advertising revenues of large metropolitan newspapers because the Company's publications rely primarily on local advertising rather than national advertising, with national advertising comprising 0.9% and local advertising comprising 41.3% of the Company's 1997 total revenues. Local advertising is more stable than national advertising because local service providers generally have fewer effective advertising vehicles from which to choose. The Company also relies less than large metropolitan newspapers upon classified advertising, particularly "help wanted" sections, which tend to be cyclical.


     The Company is led by the same experienced management team that had primary responsibility for the acquisition activities and operations of the Local Publications prior to the Acquisition. The five members of the senior management team have, in the aggregate, over 125 years of experience in the newspaper industry. The management team has a long history of integrating acquisitions and improving the operations of both existing and acquired publications. In addition, the Company retained all of the newspaper publishers at the Local Publications. The local market knowledge of each newspaper's publisher and his standing in the community are important in maintaining each newspaper's local identity and in effectively serving its readership and advertisers.

BUSINESS STRATEGY

     The Company's business strategy is to continue to increase the profitability of existing and acquired newspaper publications through market leadership, aggressive cost controls, geographic clustering and revenue enhancements. The Company attributes its strong historical results and its positive outlook for growth and profitability to management's ability to identify and complete acquisitions to which it has successfully applied the following initiatives:


     Market Leadership. The Company's newspapers generally have the largest local news gathering resources in their markets and differentiate themselves from large metropolitan newspapers by focusing on local information. The Company's publications serve as the dominant medium for local print advertisers to reach a specific audience and for readers interested in local events. The Company believes that by supplementing its paid newspapers with TMC publications, which are distributed to either all households in a given area or all households that do not otherwise receive paid newspapers, it enables advertisers to reach substantially all households in the markets that they serve. The Company seeks to enhance reader loyalty through excellent editorial content, including the proper mix of local and national news to serve its markets effectively, and high-quality presentation. In addition, because the Company's newspapers are generally produced on modern offset presses, the Company has the ability to execute attractive layouts and color enhancements that are designed to attract readers.


     Aggressive Cost Controls. The Company implements uniform operating policies and establishes strict cost controls at each of its publications. The Company believes that operating margins are increased by implementing consistent policies and standards, including specific guidelines for staffing levels, employee productivity, automation of pre-press operations and regional production operations. In addition, the Company utilizes specific guidelines regarding product quality, distribution and customer service, marketing and promotion, financial controls and purchasing. The Company establishes strict cost controls to maintain low overhead expenses and continuously seeks to identify lower cost alternatives for, and to improve utilization of, raw materials, equipment and services, including newsprint, ink, office equipment and supplies, production equipment and telecommunication services.

     Geographic Clustering. The Company seeks to concentrate its ownership of publications into regional clusters in order to realize operating efficiencies, such as the consolidation and sharing of production and printing functions, management personnel and other general and administrative costs. In addition, clustering enables management to maximize revenues through cross-selling and bundling advertising among contiguous newspaper markets. The Company believes that its clustering strategy enables its publications to achieve higher operating margins than they otherwise would achieve on a stand-alone basis. In addition, clustering spreads fixed costs, such as salaries, across publications, which allows the Company to employ high-quality management that is shared among contiguous markets.

     Revenue Enhancements. The Company seeks to saturate its markets through market layering, which focuses on introducing new products to increase readership and advertising revenues. New products have historically included both paid newspapers and free circulation publications, including TMC publications. Other new products have included more frequent publication of non-daily newspapers; shopping guides; and niche publications covering subjects, such as children and parenting, employment, health, seniors and real estate, that are of interest to residents of particular geographic areas and members of particular demographic groups. The Company believes that its market layering strategy has successfully increased its penetration, strengthened its market presence and protected its publications from encroachment by competitors.


     Attractive Acquisition Opportunities. The Company's low-cost operating model, broad geographic coverage and successful acquisition history provide a platform for the acquisition of local newspapers. The Company has a proven track record of significantly improving the profitability of acquired operations by implementing the same cost control systems and revenue enhancements that are in place at existing properties. Favorable acquisition candidates would have some or all of the following characteristics: a long publishing history, strong readership and advertiser loyalty, editorial independence and potential opportunities for revenue enhancements and increases in profitability through cost reductions and synergies with the Company's existing operations. The Company believes that the newspaper publishing industry is highly fragmented, with over 7,500 paid daily and non-daily publications with circulations of less than 25,000 operating in the United States today. The Company further believes that competition is abating for these smaller publications as the historical acquirors of such publications have grown too large for publications of this size to have a meaningful impact on operations and have diverted resources toward the acquisition of metropolitan newspapers.


INDUSTRY OVERVIEW


     Newspaper publishing is the oldest and largest segment of the media industry. Due to a focus on local news, newspapers remain the dominant medium for local advertising and, in calendar year 1996, accounted for more than 47.6% of all local media advertising expenditures in the United States. In addition, in calendar year 1996, U.S. newspaper advertising expenditures reached an all-time high of approximately $38.2 billion, representing a compounded annual growth rate of 6.1% since 1980. Newspapers continue to be the best medium for retail advertising, which emphasizes the price of goods, in contrast to television, which is generally used for image advertising.



     The number of adult readers of daily and Sunday newspapers is reported to have increased from 106.0 million and 106.7 million in 1980 to 112.1 million and
128.6 million in 1996, respectively, representing compounded annual growth rates of 0.4% and 1.2%, respectively. Readers of daily and Sunday newspapers tend to be more highly educated and have higher incomes than non-newspaper readers. For instance, 71% of college graduates and 66% of households with incomes greater than $40,000 are reported to read a daily newspaper, compared to 61% of high school graduates and 52% of households with incomes less than $40,000. The Company believes that newspapers continue to be the most cost-effective means for advertisers to reach this highly targeted demographic group. Reliable circulation statistics for non-daily newspapers are not available.


     Newspaper advertising revenues are cyclical and are generally affected by changes in national and regional economic conditions. Classified advertising, which typically makes up approximately one-third of newspaper advertising revenues, is the most sensitive to economic improvements or slowdowns as it is primarily affected by the demand for employment, real estate transactions and automotive sales. However, management believes that the profitability of the Company's publications is significantly more stable than the overall newspaper industry due to a reduced dependence on classified advertising. In 1997, classified advertising represented only 15.1% of the Company's total revenues.

     Growth in newspaper advertising has exceeded growth in Gross Domestic Product ("GDP") in every calendar year since 1993 and, in calendar year 1996, newspaper advertising spending grew 5.8% while GDP grew by only 4.5%.

OVERVIEW OF OPERATIONS

     The Company's operations consist of 166 local newspapers and publications strategically positioned in rural markets in 11 states. The Company's publications are comprised of 55 paid daily and 34 paid non-daily newspapers with average circulations of 4,372 and 3,194, respectively. In addition, the Company publishes 77 free circulation publications with limited or no news or editorial content.

     The following chart sets forth information for the Company's publications by state as of December 31, 1997:

                                            NUMBER OF NEWSPAPERS AND PUBLICATIONS    AVERAGE CIRCULATION
                                           ---------------------------------------   -------------------
                                           PAID      PAID         FREE                PAID       PAID
                  STATE                    DAILY   NON-DAILY   CIRCULATION   TOTAL   DAILY    NON-DAILY
                  -----                    -----   ---------   -----------   -----   -----    ---------
Arizona..................................    0         2            1           3        0      3,562
Arkansas.................................    3         1            3           7    3,053      3,896
California...............................    2         3            3           8    4,985      2,231
Illinois.................................   12        16           15          43    3,810      3,784
Iowa.....................................    1         0            2           3    2,843          0
Kansas...................................    6         2            7          15    4,103        220
Michigan.................................    3         0            3           6    4,196          0
Minnesota................................    1         0            1           2    2,234          0
Missouri.................................   11         6           16          33    4,577      1,487(1)
New York.................................    5         4           15          24    6,833      4,816
Pennsylvania.............................   11         0           11          22    4,438          0
                                            --        --           --         ---    -----      -----
          Total..........................   55        34           77         166    4,372      3,194

-------------------------
(1) Excludes circulation of Mid-South Trader, as such paper was closed as of December 31, 1997.

     In 1997, no single market within such states contributed more than 3.5% of the Company's total revenues.

     The following is a list of the states and communities served by the Company's paid daily newspapers, paid non-daily newspapers, and free circulation publications and the mastheads of all 166 publications as of December 31, 1997:

ARIZONA
 Globe
   Arizona Silver Belt
   Gila County Advantage
   Moccasin

ARKANSAS
 Heber Springs
   The Sun Times
 Helena
   The Daily World
   Daily World "TMC"
 Newport
   Newport Daily Independent
   Newport Daily Independent "TMC"
 Stuttgart
   Stuttgart Daily Leader
   The Stuttgart Daily "TMC"

CALIFORNIA
 Mount Shasta
   Dunsmuir News
   Mount Shasta Herald
   Supersaver Advertiser
   Voice of the Mountain
   Weed Press
 Taft
   Daily Midway Driller
 Yreka
   Siskiyou Daily News
   Siskiyou Daily News "Extra"

ILLINOIS
 Albion
   Albion Journal Register
   Prairie Post
 Benton
   Benton Evening News
   The Benton Standard
   Franklin Press
 Canton
   Daily Ledger
   Little Giant Advertiser
 Carmi
   The Carmi Times
   The Weekly Times
   White County Shopper News
 Chester
   Chester Herald Tribune
   Monday Herald
 Christopher
   Christopher Progress
 DuQuoin
   The Ashley News
   DuQuoin Evening Call
   Perry County Extra
 Fairbury
   The Blade
 Flora
   Ccap Special
   Daily Advocate Press
 Galatia
   Money Stretcher
 Galesburg
   Pennysaver Press
 Harrisburg
   Eldorado Daily Journal
   Harrisburg Daily Register
 Herrin
   The Spokesman
   The Spokesman Sunday
 Marion
   Marion Daily Republican
   Marion Daily Extra
 Monmouth
   Daily Review Atlas
   Oquawka Current
   Pennysaver
 Murphysboro
   American Monday
   Murphysboro American
 Norris City
   Norris City Banner
 Olney
   Jasper County News Eagle, Advantage
   The Olney Daily Mail
   The Weekly Mail
 Pontiac
   Daily Leader
   Home Times
   Livingston Shopping News


 Shawneetown
   Gallatin Democrat
   Ridgway News
 West Frankfort
   Daily American
   Trader
IOWA
 Charles City
   Charles City Press
   The Extra
   Six County Shopper
KANSAS
 Atchison
   The Atchison Daily Globe
   Globe Extra
 Augusta
   Augusta Advertiser
   Augusta Daily Gazette
 Derby
   Daily Reporter
   The Record
   The Weekly Shopper
   The Wichita Journal
 El Dorado
   The El Dorado Times
   El Dorado Times Weekly
   Shoppers Guide
 Leavenworth
   The Leavenworth Times
   River Bend Journal
 McPherson
   McPherson Sentinel
   The Sentinel Ad-Viser
MICHIGAN
 Cheboygan
   Cheboygan Daily Tribune
   Shoppers Fair
 Ionia
   Sentinel-Standard
   Sentinel-Standard "TMC"
 Sault Ste. Marie
   The Evening News
   Tri County Buyers Guide
MINNESOTA
 Crookston
   Crookston Daily Times
   Crookston Valley Shopper
MISSOURI
 Boonville
   Boonville Daily News
   The Record
 Brookfield
   Daily News Bulletin
 Camdenton
   Lake Sun Leader
 Carthage
   The Carthage Press
   The Carthage Press "TMC"
 Chillicothe
   C.T. Extra
   Constitution Tribune
 Greenfield
   Lake Stockton Shopper
   Miller Press
   The Vedette
 Kirksville
   Kirksville Crier
   Kirksville Daily Express & News
   The Market Place
 Macon
   Chronicle Herald
   Macon Journal

 Marceline

   Marceline Press/Chariton Courier
   Sho-Me Shopper
 Mexico
   The Mexico Ledger
   The Mexico Ledger "TMC"
 Monroe City
   Mark Twain Regional News
   Monroe City News
 Neosho
   Neosho Daily News
   Neosho Daily News "Etc."


 Osage Beach
   Vacation News
 Rolla
   Rolla Daily News
   Rolla Daily News "Plus"
 Saint James
   Advertiser
   St. James Leader Journal
 Waynesville
   The Daily Guide
   Daily Guide Extra
   Fort Wood Constitution
NEW YORK
 Bath
   Steuben Courier Advocate
 Canajoharie
   Mohawk Valley Pennysaver
 Canisteo
   Hornell Canisteo Penn-E-Saver
 Dansville
   Genesee County Express
   Geneseeway Shopper
 Herkimer
   The Evening Telegram
   Images
 Hornell
   Evening Tribune
   The Spectator (Sunday)
   The Tribune Extra
 Little Falls
   The Evening Times
   Times-Saver
 North Tonawanda
   Grand Island Record
   Record Advertiser
   Tonawanda News
   Tonawanda News Extra
 Penn Yan
   Chronicle Ad-Viser
   The Chronicle-Express
 Saugerties
   Mountain Pennysaver
   Saugerties Pennysaver
   Saugerties Post Star
 Wellsville
   Allegany Co. Pennysaver
   Wellsville Daily Reporter
   Wellsville Daily "TMC"
PENNSYLVANIA
 Corry
   Corry Journal
   Corry Journal "TMC"
 Honesdale
   The Independent Extra
   The Wayne Independent
 Kane
   Kane Republican
 Milton
   Lewisburg Daily Journal
   Milton Daily Standard
   The Standard-Journal
 Punxsutawney
   Country Neighbors
   The Punxsutawney Spirit
   The Punxsutawney Spirit "TMC"
 Ridgway
   The Ridgway Record
   Shop-Right
 Saint Mary's
   The Daily Press
   The Daily Press "TMC"
 Sayre
   The Evening Times
   The Times Extra
 Titusville
   Titusville Herald
   Titusville Herald "TMC"
 Warren
   Warren County Guide
 Waynesboro
   The Record Herald
   Record Herald Shoppers Express

ADVERTISING

     Advertising revenues are the largest component of a newspaper's revenues followed by circulation revenues. The Company's advertising rate structures vary among its publications and are a function of various factors, including results achieved for advertisers, local market conditions and competition, as well as circulation, readership, demographics and the type of advertising (whether classified or display).


     Substantially all of the Company's advertising revenues are derived from a diverse group of local retailers and classified advertisers. The Company's advertising revenues tend to be more stable than the advertising revenues of large metropolitan newspapers because its publications rely on local advertising rather than national advertising, with national advertising comprising 0.9% and local advertising comprising 41.3% of the Company's 1997 total revenues. Local advertising is more stable than national advertising because residents' ongoing needs for local services provide a stable base of local businesses and local advertisers generally have fewer effective advertising vehicles from which to choose. Moreover, the Company relies less than large metropolitan newspapers upon classified advertising revenues, particularly "help wanted" sections, which tend to be cyclical. Classified advertising accounted for 15.1% of the Company's 1997 total revenues. The following table represents the breakdown of advertising revenue components for the Company as a percentage of total revenues:


                                                                  YEAR ENDED DECEMBER 31,
                                                                  ------------------------
                                                                  1995      1996      1997
                                                                  ----      ----      ----
Local advertising...........................................      41.8%     41.5%     41.3%
National advertising........................................       0.8       0.9       0.9
Preprints...................................................      12.4      11.3      11.7
Classified..................................................      13.8      14.4      15.1
Non-traditional.............................................       0.2       0.4       0.7
                                                                  ----      ----      ----
     Total advertising revenue..............................      69.0%     68.5%     69.6%

     The Company's advertising revenues are not reliant upon any one company or industry but rather are supported by a variety of companies and industries. The Company's corporate management works with its local newspaper management to approve advertising rates and to establish goals for each year during a detailed budget process. Corporate management also works with the advertising staff of each local newspaper to develop marketing kits and presentations. A portion of the compensation for the Company's publishers is based upon increasing advertising revenues. In addition, corporate management facilitates the sharing of advertising resources and information across the Company's publications.

CIRCULATION


     While circulation revenue is not as significant as advertising revenue, circulation trends impact the decisions of advertisers and advertising rates. Substantially all of the Company's circulation revenues are derived from home delivery sales of publications to subscribers and single copy sales made through retailers and vending racks. The Company continuously seeks to improve its publications in order to attract new readers and to engage existing readers more fully. Quality enhancements implemented by management have included: converting selected newspapers from afternoon to morning publication; upgrading and expanding printing facilities and printing presses; increasing the use of color and color photographs; improving graphic design and, when appropriate, implementing complete redesigns; and developing creative and interactive promotional campaigns.



     Circulation accounted for approximately 22.6% of the Company's total revenues in 1997. Approximately 78.4% of 1997 circulation revenues were derived from subscription sales and approximately 21.6% were derived from single copy sales. Single copy sales rates currently range from $0.35 to $0.50 per daily copy. The Company owns and operates 55 paid daily publications that range in circulations from approximately 1,100 to 12,500 and 34 paid non-daily publications that range in circulations from approximately 100 to 41,000. The Company's corporate management works with its local newspaper management to establish subscription and single copy rates. The Company also implements creative and interactive programs and promotions to increase readership through both subscription and single copy sales.

NEWSPRINT


     The Company's typical local paid daily or non-daily local newspaper has 8 to 14 broadsheet pages. Newsprint represents the largest raw material expense of the Company, but is not the most significant operating expense. The Company has relatively low exposure to fluctuations in newsprint prices due to much lower page counts than large metropolitan newspapers, with newsprint comprising 6.2% of the Company's total 1997 revenues compared to approximately 25% for large metropolitan newspapers. Newsprint expense increased significantly in 1995 on an industry-wide basis, peaking at $770 per metric ton in the first quarter of 1996 (based on average East Coast transaction prices), as reported by the trade publication Pulp and Paper Weekly. Prices began to decrease in the second quarter of 1996, and by December 1996, had decreased to $500 per metric ton (based on East Coast transaction prices). At December 31, 1997, newsprint prices were $595 per metric ton (based on East Coast transaction prices). The Company seeks to manage the effects of increases in prices of newsprint through a combination of, among other things, technology improvements, including web width reduction, inventory management and advertising and circulation price increases. For example, the Company has been able to successfully pass on some of its historical newsprint increases to consumers through increases in the cover prices of its newspapers and reduced page counts. The Company has no long-term contracts to purchase newsprint. The Company's newspapers purchase a portion of their newsprint direct from paper mills and also make opportunistic spot market purchases within their geographic regions. The Company believes that its purchasing policies have resulted in the Company's publications obtaining favorable newsprint prices.


EMPLOYEES


     The Company employs approximately 1,900 employees in 11 states and has agreements with 6 local collective bargaining agents representing, in the aggregate, approximately 30 employees. One such collective bargaining agreement expired in February 1998, but a tentative agreement has been reached by the parties and the Company anticipates signing a new agreement in April 1998, which would expire in April 2002. The other collective bargaining agreements are scheduled to expire from time to time between April 1998 and June 2000. The Company has not experienced any strikes or general work stoppages in the past ten years and believes that its relations with its employees are excellent.


SEASONALITY


     Newspaper companies tend to follow a distinct and recurring seasonal pattern. The first quarter of the year tends to be the weakest quarter in terms of revenues because advertising volume is then at its lowest level. Conversely, the fourth quarter includes the effects of holiday season advertising. However, the Company believes that seasonality has not had a material impact on the Company's historical results of operations.


COMPETITION


     Each of the Company's newspapers competes to varying degrees with magazines, radio, television and cable television, as well as with some weekly publications and other advertising media, including electronic media, for advertising and circulation revenue. Competition for newspaper advertising is largely based upon circulation, price and content of the newspaper. The Company's paid daily newspapers are the dominant local news and information source, with strong name recognition in their markets and virtually no direct competition from similar daily newspapers published in their markets. In certain of the Company's markets, some circulation competition exists from larger daily newspapers that are published in metropolitan areas. However, the Company believes that local newspaper publications such as the Company's newspapers have several advantages over metropolitan newspaper publications, including a lower cost structure, the ability to publish only on their most profitable days (i.e., paid non-daily newspapers), the ability to offer local advertisements more effectively and the ability to avoid expensive investments in wire services and syndicated feature material. The Company's advertising permits small merchants, individual classified and other advertisers to advertise solely in their own local areas at a cost lower than that of a full-run metropolitan newspaper publication. Thus, the typical local newspaper has a broader advertiser base than, and does not rely to the same degree as a metropolitan newspaper publication on, major retailers for advertising revenues. In addition, the Company believes advertisers generally regard newspaper advertising as the most effective method of advertising promotions and pricing as compared to television, which is generally used to advertise image.

PROPERTIES AND FACILITIES

     The Company has 91 operating and production facilities for its community publications in the United States. Of the 91 operating and production facilities, 71 are owned and the remaining 20 are leased for terms ranging from one to five years. These facilities range in size from approximately 800 to 23,000 square feet. The Company uses modern data processing equipment in its business management operations and in its typesetting. The Company believes that all of its properties are in generally good condition, are well maintained and are adequate for their current operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age and position of individuals who serve as directors of Holdings and executive officers of Holdings and Liberty Group Operating. Each director of Holdings will hold office until the next annual meeting of the stockholders or until his successor has been elected. Qualified officers of Holdings and Liberty Group Operating are elected by their respective Boards of Directors and serve at the discretion of such Boards.


                   NAME                     AGE                        POSITION
                   ----                     ---                        --------
Kenneth L. Serota.........................  36    President and Chief Executive Officer and Director
Kenneth W. Cope...........................  62    Executive Vice President and Director
George R. Sample..........................  73    Executive Vice President
Kevin B. O'Shea...........................  38    Senior Vice President and Chief Financial Officer
Scott T. Champion.........................  36    Senior Vice President
Gene A. Hall..............................  46    Senior Vice President
Joseph C. Piccirillo......................  62    Senior Vice President
Leonard I. Green..........................  64    Chairman of the Board of Directors
Gregory J. Annick.........................  34    Director
John G. Danhakl...........................  42    Director
Peter J. Nolan............................  39    Director


     Kenneth L. Serota is President and Chief Executive Officer. Mr. Serota is also a director of Holdings and the Company. He served as Vice President--Law & Finance and Secretary of Hollinger from May 1995 to December 1997 and as a director of APC from 1996 to 1997. Prior thereto, Mr. Serota served as Senior Vice President of a privately held frozen food manufacturer from June 1992 through March 1995. Previously, Mr. Serota served as an attorney and a certified public accountant in private practice. Mr. Serota has significant experience negotiating and closing acquisitions of newspaper publications and primarily focuses his efforts on executing the Company's acquisition program and overseeing all administrative functions of Holdings and the Company.


     Kenneth W. Cope is an Executive Vice President and has primary responsibility for newspaper publications in the western region of the United States. Mr. Cope is also a director of Holdings and the Company. He served as Deputy Chairman of APC from August 1996 to January 1998. Prior thereto, he served as Executive Vice President and a member of APC's Board of Directors from 1989 to 1996. Mr. Cope had been employed at APC since 1987 and had completed more than 50 acquisitions of local publications during his tenure at APC. Prior to his employment at APC, Mr. Cope was an owner of the Neosho Daily News in Neosho, Missouri, which is a publication acquired by the Company in the Acquisition. Mr. Cope has more than 38 years' experience in the newspaper industry. Mr. Cope is also a director of Community Bank & Trust.



     George R. Sample is an Executive Vice President. Mr. Sample has 51 years of experience as an editor and publisher. He served as a member of the Board of Directors of APC and was Vice Chairman of the Board of Directors of APC from 1991 to 1998. Mr. Sample has served as a Vice Chairman of certain of APC's United States subsidiaries, as a regional manager of APC and as publisher of the Corry Journal, which is a publication acquired by the Company in the Acquisition.



     Kevin B. O'Shea is a Senior Vice President and the Chief Financial Officer. Mr. O'Shea served as Vice President and Corporate Treasurer of Bell & Howell from February 1996 to March 1998. From 1989 to 1996, Mr. O'Shea served as Vice President and Corporate Treasurer of Spencer Stuart, a global consulting firm. Prior thereto, Mr. O'Shea served as Vice President and treasurer/group controller for The Pritzker Organization, a large and diversified family holding company.


     Scott T. Champion is a Senior Vice President and has primary responsibility for newspaper publications in the central region of the United States. He served as a Senior Vice President of APC from 1996 to 1998. Prior thereto, he served as a regional manager and district manager of APC and had been employed at APC since 1988. Prior to his employment at APC, Mr. Champion served as the publisher of a group of privately owned newspaper publications. Mr. Champion currently serves as the publisher of the Daily Review Atlas and Pennysaver in Monmouth, Illinois, which publications were acquired by the Company in the Acquisition, and has served in such position since 1984. Mr. Champion has more than 18 years' experience in the newspaper industry.

     Gene A. Hall is a Senior Vice President and has primary responsibility for newspaper publications in the midwestern region of the United States. He served as a Senior Vice President of APC from 1992 to 1998. Prior thereto, he served as a regional manager of APC and had been employed at APC since 1988. Prior to his employment at APC, Mr. Hall was the owner and publisher of the Charles City Press, Six County Shopper and The Extra in Charles City, Iowa. Mr. Hall currently serves as the publisher of the Charles City Press, Six County Shopper and The Extra, which publications were acquired by the Company in the Acquisition, and has served in such positions since 1986. Mr. Hall has more than 28 years' experience in the newspaper industry. Mr. Hall is also a director of First Security Bank & Trust.

     Joseph C. Piccirillo is a Senior Vice President and has primary responsibility for newspaper publications in the eastern region of the United States. He served as a Senior Vice President of APC from 1994 to 1998. Prior thereto, he served as a regional manager of APC and had been employed at APC since 1987. Prior to his employment at APC, Mr. Piccirillo served as regional manager for the Bradford, Pennsylvania newspaper group that formed the core group of APC. Mr. Piccirillo currently serves as the publisher of The Ridgway Record and Shop-Right in Ridgway, Pennsylvania, which publications were acquired by the Company in the Acquisition, and has served in such position since 1971. Mr. Piccirillo has more than 40 years' experience in the newspaper industry.

     Leonard I. Green is the Chairman of the Board of Directors of Holdings. He has been an executive officer and an equity owner of LGP, a merchant banking firm that manages GEI, since the formation of LGP and GEI in 1994 by the principals of Leonard Green & Associates, L.P. ("LGA"). Mr. Green has also been, individually or through a corporation, a partner in LGA, a merchant banking firm, since its inception in 1989. Prior to forming LGA, Mr. Green had been a partner of Gibbons, Green, van Amerongen for more than five years. Mr. Green is also a director of Rite Aid Corporation, Carr-Gottstein Foods Co., Communications & Power Industries, Inc. and Hechinger Company.

     Gregory J. Annick is a director of Holdings. He has been an executive officer and an equity owner, through a trust, of LGP, a merchant banking firm that manages GEI, since the formation of LGP and GEI in 1994 by the principals of LGA. He joined LGA as an associate in 1989, became a principal in 1993, and through a corporation became a partner of LGA in 1994. From 1988 to 1989, Mr. Annick was an associate with the merchant banking firm of Gibbons, Green, van Amerongen. Before that time, Mr. Annick was a financial analyst in mergers and acquisitions with Goldman, Sachs & Co. Mr. Annick is also a director of Carr-Gottstein Foods Co., Communications & Power Industries, Inc., Leslie's Poolmart, Inc. and Hechinger Company.

     John G. Danhakl is a director of Holdings. He has been an executive officer and an equity owner of LGP, a merchant banking firm that manages GEI, since 1995. Mr. Danhakl had previously been a Managing Director at Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and had been with DLJ since 1990. Prior to joining DLJ, Mr. Danhakl was a Vice President at Drexel Burnham Lambert Incorporated ("Drexel"). Mr. Danhakl is also a director of Big 5 Corp., Communications & Power Industries, Inc., Leslie's Poolmart, Inc., Hechinger Company, Twinlab Corporation and The Arden Group, Inc.

     Peter J. Nolan is a director of Holdings. He has been an executive officer and an equity owner of LGP, a merchant banking firm that manages GEI, since April 1997. Mr. Nolan had previously been a Managing Director of DLJ and Co-Head of DLJ's Los Angeles Investment Banking Division and had been with DLJ since 1990. Prior to joining DLJ, Mr. Nolan was a First Vice President at Drexel. Mr. Nolan is also a member of the Supervisory Board of adidas AG and a director of Wavetek Corporation.

EXECUTIVE COMPENSATION

     The information set forth in this section relates to Mr. Serota, who serves as President and Chief Executive Officer of Holdings and the Company, and the four next most highly compensated employees of Holdings and the Company who serve as executive officers of Holdings and the Company and whose total compensation for services rendered for 1997 exceeded $100,000 (collectively, the "Named Executive Officers").

     The following table summarizes the compensation received by the Named Executive Officers from Hollinger or its wholly owned subsidiaries for the year ended December 31, 1997:

                           SUMMARY COMPENSATION TABLE


                                      ANNUAL COMPENSATION                 LONG TERM COMPENSATION AWARD
                             --------------------------------------   ------------------------------------
                                                                                   SECURITIES
                                                                      RESTRICTED   UNDERLYING
                                                     OTHER ANNUAL       STOCK       OPTIONS/       LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION  SALARY($)   BONUS($)   COMPENSATION($)   AWARDS($)     SARS(#)     PAYOUTS($)   COMPENSATION($)
---------------------------  ---------   --------   ---------------   ----------   ----------   ----------   ---------------
Kenneth L. Serota........     239,652     44,000            --          --           30,000         --           29,833(1)
  Chief Executive Officer
  and President
Kenneth W. Cope..........     187,500     10,000            --          --           10,000         --           31,000(2)
  Executive Vice President
Scott T. Champion........      56,160    106,898         6,000(3)       --               --         --            5,000(4)
  Senior Vice President
Gene A. Hall.............      47,960     68,990        11,000(3)       --               --         --            5,000(4)
  Senior Vice President
Joseph C. Piccirillo.....      80,800     53,400        --                --             --         --            5,000(4)
  Senior Vice President


---------------

(1) Represents fees paid of $24,333 to Mr. Serota for services as a director of APC and a car allowance of $5,500.
(2) Represents fees paid of $26,000 to Mr. Cope for services as a director of APC and $5,000 as a deferred compensation contribution.
(3) Amounts based on a payment of $1,000 per operating facility in the region managed.
(4) Amounts paid as deferred compensation contribution.

EMPLOYMENT CONTRACTS, CHANGE IN CONTROL ARRANGEMENTS AND OTHER PAYMENTS

     The Company, Holdings and Kenneth Serota have entered into an employment agreement, dated as of November 21, 1997 (the "Employment Agreement"), whereby Mr. Serota has agreed to serve as President and Chief Executive Officer of the Company for a period of three years commencing January 1, 1998 and for additional successive one-year periods thereafter, unless either party gives timely notice to the other that the employment term shall not be so extended. The Employment Agreement provides for a base salary of $350,000, $375,000 and $400,000 for the years 1998, 1999 and 2000, respectively, and those benefits generally available to the employees of the Company, including life insurance, health insurance, deferred compensation and profit sharing. In addition to receiving a base salary, Mr. Serota is eligible to receive a bonus based on the attainment of applicable performance standards agreeable to the Company and Mr. Serota, including standards based on annual revenue growth, EBITDA growth, completion of reasonably acceptable acquisitions and growth of acquired properties. The Employment Agreement also provides, subject to certain exceptions, that upon a termination of Mr. Serota's employment during the term thereof (other than for "cause" as defined therein or voluntary resignation), the Company is generally obligated to pay Mr. Serota the greater of one year's salary or an amount equal to his base salary for the remaining term under the Employment Agreement plus, in either case, a portion of his bonus for the year of termination. The Company has also loaned to Mr. Serota $250,000 pursuant to an Unsecured Promissory Note dated January 27, 1998. The amount of the loan will be forgiven by the Company pro rata on a daily basis during the initial three-year term of the Employment Agreement and shall be forgiven in its entirety if Mr. Serota is terminated by the

Company without cause, if Mr. Serota terminates his employment for good reason (as defined therein), death or disability, or upon the consummation of an initial public offering of securities of the Company or Holdings.

     On January 27, 1998, in satisfaction of Holdings' and the Company's obligations under the terms of the Employment Agreement, GEI transferred to Mr. Serota 2% of the fully-diluted equity of Holdings and, in addition, Mr. Serota purchased from GEI an additional 2% of the fully-diluted equity of Holdings for the price and on the terms and conditions such equity was purchased by GEI. The Company loaned to Mr. Serota 50% of the purchase price of such shares pursuant to a Secured Recourse Promissory Note dated January 27, 1998. Such loan bears interest at a rate equal to the applicable federal rate for loans of the same maturity as of the date of the loan. The outstanding principal amount of the loan, together with all interest accrued thereon, will be due and payable in full upon the earlier of (i) a change in control (as defined in the Employment Agreement) or (ii) January 1, 2001. The Employment Agreement provides certain "call" rights to Holdings, which are generally exercisable upon Mr. Serota's termination of employment with the Company.


     Subsequent to the purchase of such shares by Mr. Serota and the Management Investors (as defined), GEI owned approximately 90% of Holdings Common Stock. Holdings, in turn, owns 100% of the outstanding common stock of Liberty Group Operating. See "Management--Directors and Executive Officers," "--Compensation of Directors" and "Principal Stockholders."


MANAGEMENT SHARES


     On January 27, 1998, GEI transferred an aggregate of 3,200 shares of Holdings Common Stock ("Management Shares") to the Chief Executive Officer of the Company, Mr. Serota, pursuant to a management stockholders agreement (the "Management Stockholders Agreement"). The Management Stockholders Agreement contains a "call" option exercisable by Holdings upon termination of Mr. Serota's employment with Holdings or Liberty Group Operating, a right of first refusal in favor of Mr. Serota, certain "piggyback" registration rights, "tag-along" sale rights and "drag-along" sale obligations consistent with the terms of the Employment Agreement. In addition, Holdings or GEI may sell shares of Holdings Common Stock to other current or prospective officers and employees of Liberty Group Operating (together with the Senior Management Investors, the "Management Investors"). As of the date hereof, a total of 4,800 Management Shares have been transferred to employees other than Mr. Serota at a price of $100 per share, for total consideration of $480,000.



     Shares of Holdings Common Stock were sold to Management Investors pursuant to Management Subscription and Stockholders Agreements among Holdings, GEI and the respective Management Investor (each such agreement, a "Management Share Agreement"). Pursuant to the Management Share Agreements, transfers of the Management Shares (other than transfers to certain related transferees) are subject to various restrictions, including a right of first refusal in favor of Holdings. Each Management Share Agreement also contains a "call" option exercisable by Holdings upon termination of the Management Investor's employment with Holdings, Liberty Group Operating and their subsidiaries. The Management Share Agreements also contain certain "piggyback" registration rights, "tag-along" sale rights and "drag-along" sale obligations. These rights and obligations lapse upon the occurrence of certain events. Each Management Share Agreement contains a noncompetition provision which prohibits a Management Investor from competing, directly or indirectly, with the Company's publications located within certain designated communities for a period of three years from the termination date of such Management Investor's employment with the Company or its subsidiaries.


COMPENSATION OF DIRECTORS

     Individuals who are officers of Liberty Group Operating and Holdings, as well as Messrs. Green, Annick, Danhakl and Nolan, do not receive any compensation directly for their service on Holdings' and Liberty Group Operating's Boards of Directors. Liberty Group Operating has agreed, however, to pay LGP certain fees for various management, consulting and financial planning services, including assistance in strategic planning, providing market and financial analyses, negotiating and structuring financing and exploring expansion opportunities. See "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Upon the consummation of the Acquisition, LGP received a fee of $6.8 million for its services in arranging and structuring the Transactions. LGP is an affiliate of GEI, an investment partnership which owns approximately 90% of Holdings Common Stock and all outstanding shares of Holdings Junior Preferred Stock. Holdings, in turn, owns 100% of the outstanding common stock of Liberty Group Operating.


     In connection with the Acquisition, Liberty Group Operating entered into a Management Agreement with LGP pursuant to which Liberty Group Operating agreed to pay LGP an annual management fee of $1.0 million. Such fee is payable in equal monthly installments, but is subordinated in right of payment to the New Debentures and the New Senior Subordinated Notes. See "Principal Stockholders," "Management--Directors and Executive Officers" and "--Compensation of Directors."

                                THE ACQUISITION

GENERAL


     On January 27, 1998, the Acquisition was consummated pursuant to an Asset Purchase Agreement, dated as of November 21, 1997, by and among Holdings, Liberty Group Operating, GEI, Hollinger and certain of Hollinger's subsidiaries and an Asset Purchase Agreement, dated as of November 21, 1997, by and among Holdings, Liberty Group Operating, GEI, Hollinger and certain of Hollinger's subsidiaries, and American Publishing Company of Illinois, a wholly-owned subsidiary of Hollinger (collectively, the "Asset Purchase Agreements"). The Asset Purchase Agreements provided for Liberty Group Operating to acquire (in the manner described below) all of the assets that were used primarily in the business of publishing, marketing and distributing the Local Publications. In consideration of the transfer of such assets, the Company paid Hollinger (including its affiliates) the contractual purchase price of $309.1 million, plus interest of $1.1 million, calculated pursuant to the Asset Purchase Agreements, and received from Hollinger a cash adjustment of $3.0 million, which resulted in a net Purchase Price of $307.2 million. In addition, the Company assumed certain specified liabilities of the Local Publications. Pursuant to the Asset Purchase Agreements, on April 2, 1998, the Company paid Hollinger approximately $3.6 million as a working capital adjustment and received from Hollinger an additional cash adjustment of approximately $0.2 million.



     The liabilities of the Local Publications assumed (collectively, the "Assumed Liabilities") include: (i) liabilities reflected on the balance sheet included in the financial statements dated as of September 30, 1997, (ii) other liabilities incurred by the Local Publications since September 30, 1997 not in breach of the Asset Purchase Agreements and in the ordinary course of business that were of the type that would be reflected in a balance sheet prepared in conformity with generally accepted accounting principles and consistent with the financial statements referred to above, and (iii) certain other limited types of liabilities specified in the Asset Purchase Agreements. Except for the Assumed Liabilities, Hollinger and its affiliates retained all liabilities relating to the operation of the Local Publications prior to the Closing Date, including, among other things, liabilities relating to litigation, governmental claims and environmental claims relating to the pre-closing operation of the Local Publications (collectively, the "Retained Liabilities"). See "--Indemnification Provisions."



     The Acquisition, including the payment of related fees and expenses, was financed from: (i) proceeds of $180.0 million from the issuance and sale of the Old Senior Subordinated Notes; (ii) proceeds of $50.5 million from the issuance and sale of the Old Debentures; (iii) proceeds of $45.0 million from the issuance and sale of the Old Senior Preferred Stock; (iv) proceeds of $49.0 million from the issuance and sale of Holdings Junior Preferred Stock; and (v) proceeds of $8.0 million from the issuance and sale of shares of Holdings Common Stock. See "Description of Other Indebtedness" and "Description of Holdings' Capital Stock." Management of the Company believes that the financing used for the Acquisition provides the Company with the least expensive and most flexible form of financing available to successfully implement the Company's operating and acquisition strategies.


INDEMNIFICATION PROVISIONS

     The Asset Purchase Agreements contain provisions customary for transactions of similar size and type, including representations and warranties and certain covenants, which generally will expire at the end of the eighteenth month following the consummation of the Acquisition.

     In addition, pursuant to the terms of the Asset Purchase Agreements, Hollinger agreed to indemnify and reimburse the Company for all losses arising from breaches of certain covenants and agreements of Hollinger in the Asset Purchase Agreements, all Retained Liabilities, including environmental claims arising from the pre-closing operation of the Local Publications, and certain other matters as specified in the Asset Purchase Agreements. In turn, the Company agreed to indemnify and reimburse Hollinger for all losses arising from breaches of covenants and agreements of Liberty Group Operating and Holdings in the Asset Purchase Agreements, liabilities and obligations of Liberty Group Operating or Holdings relating to or arising out of the conduct of the business or the use of the assets following the Acquisition or the Assumed Liabilities. As to such indemnification obligations of Hollinger and Liberty Group Operating, there are no time limitations or deductibles.

OTHER AGREEMENTS RELATED TO THE ACQUISITION

     Non-Competition Agreement. On January 27, 1998, the Company and Hollinger entered into the Non-Competition Agreement, whereby Hollinger agreed not to compete, directly or indirectly, with the Company's acquired publications. The Non-Competition Agreement is for a term of five years from the Closing Date and its scope includes all postal zip codes in which any publication owned by the Company as of the Closing Date is distributed. Of the total Purchase Price of the Acquisition, approximately $30.9 million represented consideration in connection with the Non-Competition Agreement.

     Transitional Services Agreement. On January 27, 1998, the Company and APMS entered into the Transitional Services Agreement which requires APMS to, at the Company's option, provide certain services to the Company in order to facilitate the transition of the Company to a stand-alone operation. Such services include, among others: (i) accounting and finance-related information systems and administrative processing support, (ii) employee benefits and insurance coverage, administrative and information processing support, and (iii) treasury and advertising services. APMS will provide such services to the Company at cost for a period of up to three years after the Closing Date.

                             PRINCIPAL STOCKHOLDERS

     The information in the following table sets forth the ownership of Holdings Common Stock by (i) each person who beneficially owns more than 5% of the outstanding shares of Holdings Common Stock, (ii) each executive officer of Holdings, (iii) each director of the Company, and (iv) all directors and executive officers of Holdings as a group. Except as noted below, each person or entity has sole voting and investment power with respect to the shares shown.


                                                              NUMBER OF
                                                               SHARES      PERCENT
                                                              ---------    -------
Green Equity Investors II, L.P.(1)..........................   72,000        90.0%
Leonard I. Green(1)(2)......................................   72,000        90.0
Gregory J. Annick(1)(2).....................................   72,000        90.0
John G. Danhakl(1)(2).......................................   72,000        90.0
Peter J. Nolan(1)(2)........................................   72,000        90.0
Kenneth L. Serota...........................................    3,200         4.0
Kenneth W. Cope.............................................      800         1.0
George R. Sample............................................        0         0.0
Kevin B. O'Shea.............................................      800         1.0
Scott T. Champion...........................................      800         1.0
Gene A. Hall................................................      800         1.0
Joseph C. Piccirillo........................................      800         1.0
All directors and executive officers as a group (11
  persons)(3)...............................................   79,200        99.0


---------------

(1) The address of Green Equity Investors II, L.P. and Messrs. Green, Annick, Danhakl and Nolan is 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(2) The shares shown as beneficially owned by Messrs. Green, Annick, Danhakl and Nolan represent 72,000 shares owned of record by GEI. GEI is a Delaware limited partnership managed by LGP, which is an affiliate of the general partner of GEI. Each of Leonard I. Green, Jonathan D. Sokoloff, John G. Danhakl, Gregory J. Annick, Peter J. Nolan and Jennifer Holden Dunbar, either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control LGP and such general partner. LGP and such general partner may be deemed to control the voting and disposition of the shares of Holdings Common Stock owned by GEI. As such, Messrs. Green, Annick, Danhakl and Nolan may be deemed to have shared voting and investment power with respect to all shares held by GEI. However, such individuals disclaim beneficial ownership of the securities held by GEI, except to the extent of their respective pecuniary interests therein.

(3) Includes the shares referred to in Note 2 above.

REGISTRATION AND OTHER CONTRACTUAL RIGHTS OF CERTAIN STOCKHOLDERS OF HOLDINGS

     The Management Investors will be granted certain registration rights and "tag-along" rights and will be subject to certain "drag-along" obligations. See "Management--Management Shares."

                   DESCRIPTION OF NEW SENIOR PREFERRED STOCK


     The following is a summary of the material provisions of the Certificate of Designations relating to the Holdings Senior Preferred Stock, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain capitalized terms used in the following summary are set forth under "--Certain Definitions" below and "Description of New Debentures--Certain Definitions." Other capitalized terms used herein and not otherwise defined in this section shall have the meanings assigned to them in the Certificate of Designations. See "Book-Entry; Delivery and Form" for additional information regarding the New Senior Preferred Stock.


GENERAL

     The Old Senior Preferred Stock was, and the New Senior Preferred Stock will be, issued pursuant to the terms of the Certificate of Designations (the "Certificate of Designations").

     Holdings is authorized to issue 21,175,000 shares of preferred stock. As of the date of this Prospectus, there are 1,800,000 shares of Old Senior Preferred Stock and 49,000 shares of Holdings Junior Preferred Stock outstanding. The Certificate of Incorporation of Holdings authorizes the Board of Directors, without stockholder approval, to issue shares of preferred stock in addition to the New Senior Preferred Stock from time to time in one or more series, with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions as determined by the Board of Directors. As of the date hereof, all shares of authorized preferred stock have been designated Holdings Senior Preferred Stock or Holdings Junior Preferred Stock pursuant to the Certificate of Designations. The Board of Directors of Holdings adopted resolutions creating a maximum of 21,000,000 shares of Holdings Senior Preferred Stock and Holdings filed the Certificate of Designations with respect thereto with the Secretary of State of the State of Delaware as required by Delaware law. Of the 21,000,000 shares of Holdings Senior Preferred Stock, 1,800,000 shares were issued in the Offering and 1,800,000 shares are contemplated to be issued in the Exchange Offer. Subject to certain conditions, the Holdings Senior Preferred Stock is exchangeable for Exchange Debentures, in whole but not in part, at the option of Holdings on any Dividend Payment Date. The New Senior Preferred Stock will be fully paid and nonassessable, and the holders thereof (the "Holders") will not have any subscription or preemptive rights with respect to securities of Holdings. For purposes of this section and "Description of Exchange Debentures," the term "Holders" shall mean the holders of either series of Holdings Senior Preferred Stock.

RANKING

     With respect to dividend distributions and distributions upon the liquidation, winding up or dissolution of Holdings, the Holdings Senior Preferred Stock will rank: (i) senior to all classes of Holdings Common Stock and Holdings Junior Preferred Stock and each other class of capital stock or series of preferred stock created hereafter (the "Junior Securities"), which terms do not expressly provide that it ranks senior to the Holdings Senior Preferred Stock; (ii) on a parity to each other class of capital stock or series of preferred stock created after the Offer Date (the "Parity Securities"), which terms expressly provide that it ranks on a parity to the Holdings Senior Preferred Stock; and (iii) junior to each class of capital stock or series of preferred stock created after the date hereof which terms have been approved by the Holders of the Holdings Senior Preferred Stock and which expressly provide that it ranks senior to the Holdings Senior Preferred Stock (the "Senior Securities").

DIVIDENDS

     Holders of Holdings Senior Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions in the form of cash dividends on each share of Holdings Senior Preferred Stock, at a rate per annum equal to 14 3/4% of the liquidation preference per share of the Holdings Senior Preferred Stock, payable quarterly. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Preferred Stock Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on May 1, 1998; provided that if any dividend payable on any Dividend Payment Date is not declared and paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date shall be paid by Holdings in additional fully paid and non-assessable shares (including fractional shares, if applicable) of Holdings Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends (rounded to the nearest whole cent), it being understood that dividends shall begin to accrue from such Dividend Payment Date on such additional shares of Holdings Senior Preferred Stock whether such additional shares of Holdings Senior Preferred Stock are issued on such date or any later date or are never issued. The payment by Holdings in such additional shares of Holdings Senior Preferred Stock shall constitute full payment of such dividend. Each distribution in the form of a dividend (whether in cash or in additional shares of Holdings Senior Preferred Stock) shall be payable to the Holders of Holdings Senior Preferred Stock of record as they appear on the stock books of Holdings on such record dates, not less than 10 nor more than 45 days preceding the related Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends shall cease to accumulate in respect of shares of the Holdings Senior Preferred Stock on the Exchange Date or on the date of their earlier redemption unless Holdings shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Holdings Senior Preferred Stock on the Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

     Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of Holdings Senior Preferred Stock of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors.

     No full dividends shall be declared by the Board of Directors or paid or funds set apart for payment of dividends by Holdings on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full, or declared and (in the case of dividends payable in cash) a sum in cash set apart sufficient for such payment, on the Holdings Senior Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the Holdings Senior Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Holdings Senior Preferred Stock and any other Parity Securities shall be declared pro rata based on the relative liquidation preference of the Holdings Senior Preferred Stock and such Parity Securities. So long as any shares of the Holdings Senior Preferred Stock are outstanding, Holdings shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, and shall not permit any corporation or other entity directly or indirectly controlled by Holdings to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options unless full dividends on the Holdings Senior Preferred Stock shall have been paid or contemporaneously are declared and paid in full.

     So long as any shares of Holdings Senior Preferred Stock are outstanding, and except for Restricted Payments permitted by the terms of the Certificate of Designations, Holdings shall not (1) declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities (other than the repurchase, redemption or other acquisition or retirement for value of Junior Securities (and any warrants, rights, calls or options exercisable for or convertible into such Junior Securities) held by certain employees of or consultants or advisors to Holdings or any of its Subsidiaries, which repurchase, redemption or other acquisition or retirement shall have been approved by a majority of the Board of Directors, provided that such Junior Securities may only be repurchased, redeemed or otherwise acquired or retired either in exchange for Junior Securities or upon the termination, retirement, death or disability of such employee, consultant or advisor), or (2) make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of Holdings or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), or (3) permit any corporation or other entity directly or indirectly controlled by Holdings to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options, unless in any such case full cumulative dividends have been paid in full in cash on the Holdings Senior Preferred Stock (such payment to include the redemption of all shares of Holdings Senior Preferred Stock previously issued as payment for dividends) and all other redemption or repayment obligations in respect of the Holdings Senior Preferred Stock have been paid in full in cash. See "--Limitation on Restricted Payments."

     Dividends payable on shares of the Holdings Senior Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

OPTIONAL REDEMPTION

     Holdings may (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor), at the option of Holdings, redeem at any time or from time to time on or after February 1, 1999, from any source of funds legally available therefor, in whole or in part, any or all of the shares of the Holdings Senior Preferred Stock, at a redemption price equal to the following percentages of the liquidation preference per share plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price"), in each case beginning on February 1 of the year indicated:

YEAR                                               PERCENTAGE
----                                               ----------
1999.............................................     105%
2000.............................................     104%
2001.............................................     103%
2002.............................................     102%
2003.............................................     101%
2004 and thereafter..............................     100%

     In the event of partial redemptions of the Holdings Senior Preferred Stock, Holdings shall effect such redemption as it determines, pro rata, according to the number of shares held by each Holder of Holdings Senior Preferred Stock or by lot, as may be determined by Holdings in its sole discretion. No optional redemption may be authorized or made at any time when Holdings is making or required to make within the next 30 days, or purchasing shares of Holdings Senior Preferred Stock under, a Change of Control Offer. No partial redemptions of Holdings Senior Preferred Stock may be authorized or made at any time when full cumulative dividends on the Holdings Senior Preferred Stock for all past Dividend Periods have not been declared and paid in full.

MANDATORY REDEMPTION

     The Holdings Senior Preferred Stock will also be subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legally availability of funds therefor) in whole on February 1, 2010 at a price equal to 100% of the liquidation preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption
Date) (the "Mandatory Redemption Price").

PROCEDURE FOR REDEMPTION

     At least 15 days and not more than 60 days prior to the date fixed for any redemption of the Holdings Senior Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of Holdings Senior Preferred Stock of record on the record date fixed for such redemption of the Holdings Senior Preferred Stock at such Holder's address as the same appears on the stock register of Holdings, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Holdings Senior Preferred Stock to be redeemed except as to the Holder or Holders to whom Holdings has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state: (1) whether the redemption is an optional redemption or a mandatory redemption; (2) the Optional Redemption Price or the Mandatory Redemption Price, as the case may be; (3) whether all or less than all the outstanding shares of the Holdings Senior Preferred Stock are to be redeemed and the total number of shares of the Holdings Senior Preferred Stock being redeemed; (4) the number of shares of Holdings Senior Preferred Stock held, as of the appropriate record date, by the Holder that Holdings intends to redeem; (5) the date fixed for redemption; (6) that the Holder is to surrender to Holdings, at the place or places where certificates for shares of Holdings Senior Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, his certificate or certificates representing the shares of Holdings Senior Preferred Stock to be redeemed; and (7) that dividends on the shares of the Holdings Senior Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless Holdings defaults in the payment of the Optional Redemption Price or the Mandatory Redemption Price, as the case may be.

     Holders of Holdings Senior Preferred Stock must surrender the certificate or certificates representing shares of Holdings Senior Preferred Stock held by the Holder to Holdings, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date, the full Optional Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     Unless Holdings defaults in the payment in full of the applicable redemption price, dividends on the Holdings Senior Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such redemption shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price or the Mandatory Redemption Price, as the case may be, without interest.

CHANGE OF CONTROL

     Subject to contractual and other restrictions with respect thereto, upon the occurrence of a Change of Control, Holdings shall make an offer (a "Change of Control Offer") to each Holder of Holdings Senior Preferred Stock to repurchase any or all of such Holder's shares of Holdings Senior Preferred Stock at a purchase price in cash equal to 100.0% of the aggregate liquidation preference thereof plus accumulated and unpaid dividends thereon, if any, to the date of repurchase (the "Change of Control Payment").

     Within 30 days following any Change of Control, Holdings shall mail a notice to each Holder of Holdings Senior Preferred Stock stating: (i) that the Change of Control Offer is being made pursuant to the Certificate of Designations and that all shares of Holdings Senior Preferred Stock tendered will be accepted for payment; (ii) the purchase price and the purchase date, which shall be no sooner than 30 nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (iii) that any shares not tendered will continue to accumulate dividends; (iv) that, unless Holdings defaults in the payment of the Change of Control Payment, all shares of Holdings Senior Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date; (v) that Holders electing to have any shares of Holdings Senior Preferred Stock repurchased pursuant to a Change of Control Offer will be required to surrender such shares, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the shares of Holdings Senior Preferred Stock, completed, or transferred by book-entry transfer, to Holdings or its transfer agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw their election if Holdings or the transfer agent, as the case may be, receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Holdings

Senior Preferred Stock delivered for repurchase, and a statement that such Holder is withdrawing his election to have such shares repurchased; and (vii) that Holders whose shares of Holdings Senior Preferred Stock are being repurchased only in part will be issued new shares of Holdings Senior Preferred Stock equal in liquidation preference to the unpurchased portion of the shares of Holdings Senior Preferred Stock surrendered (or transferred by book-entry transfer), which unpurchased portion must be equal to $25 in liquidation preference or an integral multiple thereof.


     On the Change of Control Payment Date, Holdings shall, to the extent lawful, (i) accept for payment all shares of Holdings Senior Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with its transfer agent an amount equal to the Change of Control Payment in respect of all shares of Holdings Senior Preferred Stock or portions thereof so tendered, and (iii) deliver or cause to be delivered to the transfer agent the shares of Holdings Senior Preferred Stock so accepted together with an Officers' Certificate stating the aggregate liquidation preference of such Holdings Senior Preferred Stock or portions thereof being repurchased by Holdings. Holdings or its transfer agent, as the case may be, shall promptly mail to each Holder of shares of Holdings Senior Preferred Stock so tendered the Change of Control Payment for such shares or portions thereof. Holdings shall promptly issue a certificate representing shares of Holdings Senior Preferred Stock and mail (or cause to be transferred by book entry) to each Holder a new certificate representing shares of Holdings Senior Preferred Stock equal in liquidation preference to any unpurchased portion of such shares surrendered by such Holder, if any; provided, that each such certificate shall have a liquidation preference of $25 or an integral multiple thereof. Holdings shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.


     Holdings shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of shares of Holdings Senior Preferred Stock in connection with a Change of Control.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Holdings, the Holders of shares of Holdings Senior Preferred Stock then outstanding will be entitled to be paid, out of the assets of Holdings available for distribution to its stockholders, $25 per share of Holdings Senior Preferred Stock plus an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, shares of common stock of Holdings. Except as provided in the preceding sentence, Holders of shares of Holdings Senior Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of Holdings. If the assets of Holdings are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Holdings Senior Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets of Holdings in accordance with the amounts which would be payable on such distribution if the amount to which the Holders of outstanding shares of Holdings Senior Preferred Stock and the holders of outstanding shares of all Parity Securities are entitled were paid in full.

     Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of Holdings nor the consolidation or merger of Holdings with or into one or more corporations or other entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of Holdings (unless such sale, conveyance, exchange or transfer is in connection with a liquidation, dissolution or winding up of the business of Holdings).

VOTING RIGHTS

     Holders of Holdings Senior Preferred Stock, except as otherwise required under Delaware law, as set forth herein or in the Certificate of Designations, shall have no voting rights with respect to general corporate matters.

     So long as any shares of the Holdings Senior Preferred Stock are outstanding, Holdings shall not authorize any class of Parity Securities without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Holdings Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, except that without the approval of Holders of Holdings Senior Preferred Stock, Holdings may authorize and issue shares of Parity Securities in exchange for, or the proceeds of which are used to redeem or repurchase, any or all shares of Holdings Senior Preferred Stock then outstanding, provided that, in the case of Parity Securities issued in exchange for, or the proceeds of which are used to redeem or repurchase, less than all shares of Holdings Senior Preferred Stock then outstanding, (i) the aggregate liquidation preference of such Parity Securities shall not exceed the aggregate liquidation preference of, premium and accrued and unpaid dividends on, and expenses in connection with the refinancing of, the Holdings Senior Preferred Stock so exchanged, redeemed or repurchased, (ii) such Parity Securities shall not be Disqualified Capital Stock, and (iii) Holdings may pay dividends on such Parity Securities in the form of cash or such Parity Securities.

     So long as any shares of the Holdings Senior Preferred Stock are outstanding, Holdings shall not authorize any class of new securities without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Holdings Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

     So long as any shares of the Holdings Senior Preferred Stock are outstanding, Holdings shall not amend any rights provided to Holders of Holdings Senior Preferred Stock pursuant to the Certificate of Designations so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Holdings Senior Preferred Stock or to authorize the issuance of any additional shares of Holdings Senior Preferred Stock (other than in payment of dividends on the Holdings Senior Preferred Stock) without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Holdings Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting. The affirmative vote or consent of Holders of at least a majority of the outstanding shares of Holdings Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, whether voting in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, may waive compliance with any provision of the Certificate of Designations applicable to the Holdings Senior Preferred Stock.

     Prior to the exchange of Holdings Senior Preferred Stock for Exchange Debentures, Holdings shall not amend or modify the Exchange Indenture (except as expressly provided therein in respect of amendments without the consent of holders of Exchange Debentures) without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Holdings Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

     Except as provided herein, (i) the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities, or
(ii) the increase or decrease in the amount of authorized capital stock of any class, including Holdings Senior Preferred Stock, Holdings Junior Preferred Stock or any other series of preferred stock, shall not require the consent of Holders of Holdings Senior Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of Holdings Senior Preferred Stock.

     In any case in which the Holders of shares of the Holdings Senior Preferred Stock shall be entitled to vote pursuant to the provisions discussed above or pursuant to Delaware law, each Holder of Holdings Senior Preferred Stock shall be entitled to one vote for each share of Holdings Senior Preferred Stock held and, except as otherwise required by Delaware law, in the event of such a vote, the Holders of the Holdings Senior Preferred Stock shall vote together as a single class.

  LIMITATION ON RESTRICTED PAYMENTS

     Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly make any Restricted Payment, unless, at the time of such Restricted Payment: (a) no Default Event shall have occurred and be continuing or would occur as a consequence thereof and (b) such Restricted Payment, together with the aggregate of all other Restricted Payments made by Holdings and its Subsidiaries after the Preferred Stock Issue Date, does not exceed the sum (the "Basket") of (i) (y) Consolidated EBITDA of Holdings for the period (taken as one accounting period), commencing on the first day of the first fiscal quarter commencing on or prior to the Preferred Stock Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated EBITDA for such period is a deficit, then minus such deficit) less (z) 150% of Consolidated Fixed Charges for such period, plus (ii) the aggregate Net Cash Proceeds received by Holdings from the sale of Holdings's Qualified Capital Stock (other than in each case (x) to a Subsidiary of Holdings, (y) to the extent applied in connection with a Qualified Exchange and (z) to the extent applied to repurchase Capital Stock pursuant to clause (b) of the definition of the Other Permitted Payments after the Preferred Stock Issue Date). The following Restricted Payments are not prohibited by the Certificate of Designations: (a) a Qualified Exchange; (b) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Certificate of Designations; and (c) Other Permitted Payments. The full amount of any Restricted Payment made pursuant to clause (b) of the immediately preceding sentence (but not pursuant to clauses (a) or (c) of the immediately preceding sentence), however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made pursuant to the Basket. The amount of any Restricted Payment, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of the Board of Directors of Holdings.

  REPORTS

     So long as any shares of Holdings Senior Preferred Stock are outstanding, Holdings shall furnish to each Holder of Holdings Senior Preferred Stock (at such Holder's address listed in the register of Holders maintained by the transfer agent and registrar of the Holdings Senior Preferred Stock): (i) beginning at the end of Holdings' first fiscal year ending after the Preferred Stock Issue Date, all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holdings were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Holdings' certified independent accountants, and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Holdings were required to file such reports.

  SUBORDINATION

     Any and all payments and distributions at any time declared or due on account of the Holdings Senior Preferred Stock, including, without limitation, dividend, redemption and change of control payments, ("Preferred Stock Payments") shall be subordinated in right of payment to the payment in full in cash or cash equivalents of all Senior Indebtedness whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed, and that such subordination is for the benefit of the holders of such Senior Indebtedness. The term "Senior Indebtedness" means (a) indebtedness of Holdings arising under the Revolving Credit Facility and (b) the New Debentures. As of December 31, 1997, on a pro forma basis after giving effect to the Transactions, Holdings would have had $89.0 million long-term Senior Indebtedness outstanding.

     Upon any distribution of assets of Holdings, winding up, total or partial liquidation or reorganization of Holdings, whether voluntary or involuntary, the holders of all Senior Indebtedness shall be entitled to receive payment on such Senior Indebtedness in full in cash or cash equivalents before the Holders of Holdings Senior Preferred Stock shall be entitled to receive any Preferred Stock Payments. No payment (by set-off or otherwise) may be made by or on behalf of Holdings with respect to Preferred Stock Payments for cash or property, (x) upon the maturity of any Senior Indebtedness of Holdings by lapse of time, acceleration or otherwise, unless and until all principal of, premium, if any, and the interest on and fees in respect of such

Senior Indebtedness are paid in full in cash or cash equivalents, (y) when such payment is prohibited by the indenture or credit agreement relating to the Senior Indebtedness and (z) in the event of default in the payment of any principal of, premium, if any, or interest on and fees in respect of Senior Indebtedness of Holdings when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

     Notwithstanding the other provisions of the Certificate of Designations, in the event that a Holder receives any Preferred Stock Payment at a time when such Holder has actual knowledge that such payment or distribution is prohibited by the Certificate of Designations, or any indenture or Credit Agreement relating to any Senior Indebtedness, such Preferred Stock Payment shall be held by the Holders in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Holders of Senior Indebtedness remaining unpaid or unprovided for, or to the trustee or trustees under the indenture relating to the Senior Indebtedness, ratably according to aggregate principal amounts remaining unpaid on account of such Senior Indebtedness held or represented by such, for application to the payment of all obligations with respect to Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such obligations in full in cash or cash equivalents in accordance with their terms, after giving effect to any concurrent payment or distribution to or for Holders of Senior Indebtedness.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Certificate of Designations for the Holdings Senior Preferred Stock. Reference is made to the Certificate of Designations for the full definition of such terms, as well as any other terms used herein for which no definition is provided.

     "Asset Sale" means, with respect to any specified person, the following:
(i) (A) the sale, lease, conveyance or other disposition by such person of any assets (including, without limitation, by way of a sale and leaseback) or (B) the issue or sale by such person or any of its Subsidiaries of Equity Interests of any of such person's Subsidiaries, and (ii) which occurs in a single transaction or a series of related transactions.

     "Default Event" means any of the following events: (1) any time when Holdings fails to make a mandatory redemption of the Holdings Senior Preferred Stock when required (whether or not any contractual or other restrictions apply to such redemption) or (2) any time when Holdings fails to make an offer to repurchase all of the outstanding shares of Holdings Senior Preferred Stock following a Change of Control, if such offer to repurchase is required to be made pursuant to the provisions of the Certificate of Designation (whether or not any contractual or other restrictions apply to such redemption).

     "Dividend Payment Date" means February 1, May 1, August 1 and November 1 of each year.

     "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

     "Exchange Date" means a date on which shares of Holdings Senior Preferred Stock is exchanged by Holdings for Exchange Debentures.

     "Exchange Indenture" means the indenture between Liberty Group Publishing, Inc. and State Street Bank and Trust Company, as trustee, dated as of January 27, 1998, relating to the Exchange Debentures.

     "Initial Dividend Period" means the dividend period commencing on the Preferred Stock Issue Date and ending on the day before the first Dividend Payment Date to occur thereafter.

     "Other Permitted Payments" means, without duplication, (a) the payments provided for by clauses (a), (d) and (e) of the definition of "Exempted Affiliate Transaction"; (b) the repurchase of common stock, stock options and stock equivalents of Holdings held by former directors, officers or employees of Holdings or any of its Subsidiaries ("Management Stock Repurchases") in an aggregate amount not to exceed in any fiscal year $1.0 million, plus the amount of any net cash proceeds to Holdings from (I) sales of Capital Stock of Holdings to management employees subsequent to the Preferred Stock Issue Date (provided further that the amount of any such net cash proceeds to Holdings to the extent used for Management Stock Repurchases will be excluded from the calculation of the available Basket pursuant to paragraph (m)(i)); and (II) any key-person life insurance policies, in either case, to the extent utilized for Management Stock Repurchases; provided, that any amount not so paid in any fiscal year may be paid in future fiscal years; and (c) Restricted Payments in an aggregate amount not to exceed $4.0 million.


     "Permitted Affiliate Transaction" means any Exempt Affiliate Transaction and any other contract, agreement, arrangement or transaction between Holdings or any of its Subsidiaries with any Affiliate (an "Affiliate Transaction") or any series of related Affiliate Transactions the terms of which are fair and reasonable to Holdings or such Subsidiary, as the case may be, and are at least as favorable as the terms which could reasonably be expected to be obtained by Holdings or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with persons who are not Affiliates; provided that in connection with any Affiliate Transaction or series of related Affiliate Transactions (other than Exempted Affiliate Transactions) (1) involving consideration to either party in excess of $1.5 million, Holdings must deliver an Officer's Certificate to the Holders, stating that the terms of such Affiliate Transaction are fair and reasonable to Holdings, and no less favorable to Holdings than could reasonably be expected to have been obtained in an arm's-length transaction with a non-Affiliate and (2) involving consideration to either party in excess of $7.5 million, Holdings must also, prior to consummation thereof, obtain a favorable written opinion as to the fairness of such transaction to Holdings from a financial point of view from an independent investment banking firm of national reputation or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation; provided further, that these requirements shall not apply to the sale or purchase of products or services by Holdings or its Subsidiaries to or from any Affiliate of LGP or any Related Party thereof, which sale or purchase is in the ordinary course of business and is in accordance with industry practice.


     "Preferred Stock Issue Date" means the date on which the Holdings Senior Preferred Stock is, or was, originally issued by Holdings.

     "Quarterly Dividend Period" shall mean the quarterly period commencing on each February 1, May 1, August 1 and November 1 and ending on the day before the following Dividend Payment Date.

     "Redemption Date" with respect to any shares of Holdings Senior Preferred Stock, means the date on which such shares of Holdings Senior Preferred Stock are redeemed by Holdings.

BOOK ENTRY; DELIVERY AND FORM OF NEW SENIOR PREFERRED STOCK

     The New Senior Preferred Stock initially will be represented by a single permanent global certificate in definitive, fully registered form (the "Global Certificate"). The Global Certificate will be deposited on the effective date with, or on behalf of, DTC and registered in the name of a nominee of DTC.

     The Global Certificate. The Company expects that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Certificate, DTC or its custodian will credit, on its internal system, the number of shares of New Senior Preferred Stock of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interest in the Global Certificate will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interest of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Holder and ownership of beneficial interests in the Global Certificate will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants.

     So long as DTC, or its nominee, is the registered owner or Holder of the shares of New Senior Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the shares of New Senior Preferred Stock represented by such Global Certificate for all purposes. No beneficial owner of an interest in the Global Certificate will be able to transfer that interest except in accordance with DTC's procedures.

     Payments of the liquidation preference or redemption price and dividends on (including Additional Dividends) the Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Holdings nor the Transfer Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     Holdings expects that DTC or its nominee, upon receipt of any payment of the liquidation preference, redemption price or dividends in respect of the Global Certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Certificate as shown on the records of DTC or its nominee. Holdings also expects that payments by participants to owners of beneficial interests in the Global Certificate held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held by the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell shares of New Senior Preferred Stock to persons in states that require physical delivery of the Certificate, or to pledge such securities, such holder must transfer its interest in the Global Certificate, in accordance with the normal procedures of DTC and with the procedures set forth in the Certificate of Designations.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder of New Senior Preferred Stock (including the presentation of shares of New Senior Preferred Stock for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Certificates are credited and only in respect of such shares of New Senior Preferred Stock as to which such participant or participants has or have given such direction.

     DTC has advised Holdings as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificate among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Holdings nor the Transfer Agent will have any obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Certificate and a successor depositary is not appointed by Holdings within 90 days, Certificated Securities will be issued in exchange for the Global Certificate.

                       DESCRIPTION OF EXCHANGE DEBENTURES


     Set forth below is a summary of the material provisions of the Exchange Indenture dated as of January 27, 1998 between Holdings and State Street Bank and Trust Company, as trustee (together with any successor trustee, the "Trustee"), pursuant to which the Exchange Debentures will be issued, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain capitalized terms used in the following summary are set forth under "Description of New Debentures--Certain Definitions." Capitalized terms used herein and not otherwise defined in this section shall have the meanings assigned to them in the Exchange Indenture.


GENERAL

     The Exchange Debentures will be general unsecured senior subordinated obligations of Holdings and will be limited in aggregate principal amount to the liquidation preference of the New Senior Preferred Stock, plus, without duplication, accumulated and unpaid dividends, on the date or dates on which it is exchanged for Exchange Debentures (plus any additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be subordinated to all existing and future Senior Indebtedness of Holdings.

     The Exchange Debentures will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof (other than as described in "Description of New Senior Preferred Stock" or with respect to additional Exchange Debentures issued in lieu of cash interest as described herein). No service charge will be made for any registration of transfer or exchange of Exchange Debentures, but Holdings may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Exchange Debentures will not have the benefit of any sinking fund.

     The Exchange Debentures will mature on February 1, 2010. Each Exchange Debenture will bear interest at the rate of 14 3/4% per annum from the Exchange Date or from the most recent interest payment date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Exchange Date. Interest will be payable semi-annually in cash or, at the option of Holdings, in additional Exchange Debentures in arrears on each February 1 and August 1 commencing with the first such date after the Exchange Date to the person in whose name the Exchange Debenture is registered at the close of business on the January 15 or July 15 next preceding such interest payment date. Interest on the Exchange Debentures will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     Principal of, premium, if any, and interest on the Exchange Debentures will be payable, and the Exchange Debentures may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar. At Holdings' option, interest, to the extent paid in cash, may be paid by check mailed to the registered address of holders of the Exchange Debentures as shown on the register for the Exchange Debentures. The Trustee will initially act as Paying Agent and Registrar. Holdings may change any Paying Agent and Registrar without prior notice to holders of the Exchange Debentures. Holders of the Exchange Debentures must surrender Exchange Debentures to the Paying Agent to collect principal payments.

EXCHANGE

     Holdings may, at its option, on any Dividend Payment Date (herein the "Exchange Date"), exchange all, but not less than all, of the then outstanding shares of New Senior Preferred Stock into Exchange Debentures if such exchange is then permitted by the terms of the Revolving Credit Facility and the Indenture. To exchange New Senior Preferred Stock into Exchange Debentures, Holdings shall send a written notice (the "Exchange Notice") of exchange by mail to each Holder of New Senior Preferred Stock, which notice shall state: (a) that Holdings has elected to exchange the New Senior Preferred Stock into Exchange Debentures; (b) the Exchange Date, which shall be the next succeeding Dividend Payment Date and shall not be less than 20 days following the date on which the Exchange Notice is mailed; (c) that the Holder is to surrender to Holdings, at the place or places where certificates for shares of New Senior Preferred Stock are to be surrendered for exchange, in the manner designated in the Exchange Notice, his certificate or certificates representing the shares of New Senior Preferred Stock to be exchanged (properly endorsed or assigned for transfer); (d) that dividends on the shares of New Senior Preferred Stock to be exchanged shall cease to accrue, and the Holders of such shares shall cease to have any further rights with respect to such shares (other than the right to receive Exchange Debentures), on the Exchange Date, whether or not certificates for shares of New Senior Preferred Stock are surrendered for exchange on the Exchange Date, unless Holdings shall default in the delivery of Exchange Debentures; and (e) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of New Senior Preferred Stock are surrendered for exchange on the Exchange Date. On the Exchange Date, if the exchange is then permitted under the Revolving Credit Facility and the Indenture, Holdings shall issue Exchange Debentures in exchange for the New Senior Preferred Stock, provided that on the Exchange Date: (a) there shall be legally available funds sufficient therefor (including, without limitation, legally available funds sufficient therefor under Sections 160 and 170 (or any successor provisions) of the Delaware General Corporation Law); (b) either (i) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act prior to such exchange and shall continue to be in effect on the Exchange Date or (ii)(y) Holdings shall have obtained a written opinion of counsel that an exemption from the registration requirements of the Securities Act is available for such exchange and that upon receipt of such Exchange Debentures pursuant to such exchange made in accordance with such exemption, the holders (assuming such holder is not an Affiliate of Holdings) thereof will not be subject to any restrictions imposed by the Securities Act upon the resale thereof and (z) such exemption is relied upon by Holdings for such exchange; (c) the Exchange Indenture and the trustee thereunder (the "Trustee") shall have been qualified under the Trust Indenture Act of 1939, as amended, if such qualification is required; (d) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture; and (e) Holdings shall have delivered to the Trustee a written opinion of counsel, dated the date of exchange, regarding the satisfaction of the conditions set forth in clauses (a), (b) and (c).

     In the event that the issuance of the Exchange Debentures is not permitted on the Exchange Date set forth in the Exchange Notice, or any of the conditions set forth in clauses (a) through (d) of the preceding sentence are not satisfied on the Exchange Date set forth in the Exchange Notice, the Exchange Date shall be deemed to be the first business day thereafter, if any, upon which all of such conditions are satisfied.

     Each Holder of outstanding shares of New Senior Preferred Stock shall be entitled to receive Exchange Debentures in a principal amount equal to the sum of (i) the liquidation preference of such Holder's shares of New Senior Preferred Stock and (ii) the amount of accumulated and unpaid dividends, if any, thereon; provided that Holdings may pay cash in lieu of issuing an Exchange Note in a principal amount of less than $1,000.

PROCEDURE FOR EXCHANGE

     On or before the Exchange Date, each Holder of New Senior Preferred Stock shall surrender the certificate or certificates representing such shares of New Senior Preferred Stock, in the manner and at the place designated in the Exchange Notice. Holdings shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of New Senior Preferred Stock so exchanged (properly endorsed or assigned for transfer), such shares shall be exchanged by Holdings into Exchange Debentures. Holdings shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

     If notice has been mailed as aforesaid, and if before the Exchange Date (i) the Exchange Indenture shall have been duly executed and delivered by Holdings and the Trustee and (ii) all Exchange Debentures necessary for such exchange shall have been duly executed by Holdings and delivered to the Trustee with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders of shares of the New Senior Preferred Stock as stockholders of Holdings shall cease (except the right to receive Exchange Debentures), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such Exchange Debentures as of the date of exchange without any further action of the Holders of New Senior Preferred Stock.

SUBORDINATION

     The Exchange Debentures will be general, unsecured obligations of Holdings, subordinated in right of payment to all Senior Indebtedness of Holdings. The Exchange Debentures will be effectively subordinated to all existing and future Indebtedness and other liabilities and commitments of Holdings' Subsidiaries (including, without limitation, to Liberty Group Operating's obligations under the Senior Subordinated Note Indenture and the Revolving Credit Facility, trade payables and lease obligations). On a pro forma basis, as of December 31, 1997, after giving effect to the Transactions, Holdings would have had $89.0 million long-term Senior Indebtedness outstanding and Holdings' Subsidiaries would have had $180.0 million long-term Indebtedness outstanding.

     The Exchange Indenture provides that no payment (by set-off or otherwise) may be made by or on behalf of Holdings or a Subsidiary on account of the principal of, premium, if any, or interest on the Exchange Debentures (including any repurchases of Exchange Debentures), or on account of the redemption provisions of the Exchange Debentures or any Obligation in respect of the Exchange Debentures, for cash or property, (i) upon the maturity of any Senior Indebtedness of Holdings or such Subsidiary, as applicable, by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest on and fees in respect of such Senior Indebtedness are paid in full in cash or Cash Equivalents, or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on or fee in respect of Senior Indebtedness of Holdings or such Subsidiary, as applicable, when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

     Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Senior Indebtedness to declare such Senior Indebtedness to be due and payable and (ii) written notice of such event of default is given to Holdings and the Trustee by the Senior Discount Debentures trustees or the holders of an aggregate of at least $25.0 million principal amount outstanding of any other Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of Holdings, if Holdings is an obligor on such Senior Indebtedness, or any Subsidiary which is an obligor under such Senior Indebtedness on account of the principal of, premium, if any, or interest on the Exchange Debentures (including any repurchases of any of the Exchange Debentures), or on account of the redemption provisions of the Exchange Debentures or any obligation in respect of the Exchange Debentures, in any such case. Notwithstanding the foregoing, unless the Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, Holdings and its Subsidiaries shall be required to pay all sums not paid to the Holders of the Exchange Debentures during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Exchange Debentures. Any number of Payment Notices may be given; provided, however, that
(i) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Indebtedness) shall be made the basis for the commencement of any other Payment Blockage Period.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of Holdings or any Subsidiary shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Indebtedness and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Indebtedness remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Indebtedness held or represented by each, for application to the payment of all such Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full in cash or Cash Equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     Upon any distribution of assets of Holdings upon any dissolution, winding up, total or partial liquidation or reorganization of Holdings, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities, (i) the holders of all Senior Indebtedness of Holdings will first be entitled to receive payment of such Senior Indebtedness in full in cash or Cash Equivalents before the Holders are entitled to receive any payment on account of the principal of, premium, if any, and interest on the Exchange Debentures or any Obligation in respect of the Exchange Debentures (other than Junior Securities) and (ii) any payment or distribution of assets of Holdings of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Exchange Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of such Senior Indebtedness or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     No provision contained in the Exchange Indenture or the Exchange Debentures will affect the obligation of Holdings which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Exchange Debentures. The subordination provisions of the Exchange Indenture and the Exchange Debentures do not prevent the occurrence of any Default or Event of Default under the Exchange Indenture or otherwise limit the rights of the Trustee or any Holder, subject to the four immediately preceding paragraphs nor do the subordination provisions of the Exchange Indenture prevent the issuance of Secondary Debentures in lieu of a cash payment of any or all interest due on any Interest Payment Period.

     As a result of the subordination provisions contained in the Exchange Indenture, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of Holdings or a marshaling of assets or liabilities of Holdings, Holders of the Exchange Debentures may receive less, ratably, and holders of Senior Indebtedness may receive more, ratably, than other creditors of Holdings.

OPTIONAL REDEMPTION

     Holdings will not have the right to redeem any Exchange Debentures prior to February 1, 1999. Exchange Debentures will be redeemable for cash at the option of Holdings, in whole or in part, at any time on or after February 1, 1999, upon not less than 30 days nor more than 60 days notice to each Holder of Exchange Debentures, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing February 1 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive the corresponding interest due on an Interest Payment Date corresponding to such Record Date that is on or prior to such Redemption Date) together with accrued and unpaid interest thereon to the Redemption Date:

YEAR                                                        PERCENTAGE
----                                                        ----------
1999......................................................     105.0%
2000......................................................     104.0%
2001......................................................     103.0%
2002......................................................     102.0%
2003......................................................     101.0%
2004 and thereafter.......................................     100.0%

     In the case of a partial redemption, the Trustee shall select the Exchange Debentures or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Exchange Debentures may be redeemed in part in multiples of $1,000 only.

     The Exchange Debentures will not have the benefit of any sinking fund.

     Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Exchange Debenture to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Exchange Debenture to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Exchange Debenture, a new Exchange Debenture or Exchange Debentures in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Exchange Debentures or portions thereof called for redemption, unless Holdings defaults in the payment thereof.

CERTAIN COVENANTS

  REPURCHASE OF EXCHANGE DEBENTURES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

     The Exchange Indenture provides that in the event that a Change of Control has occurred, each Holder of Exchange Debentures will have the right, at such Holder's option, pursuant to an offer (subject only to conditions required by applicable law, if any) by Holdings (the "Change of Control Offer"), to require Holdings to repurchase all or any part of such Holder's Exchange Debentures (provided, that the principal amount of such Exchange Debentures must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 45 Business Days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price") plus accrued and unpaid interest to the Change of Control Purchase Date. The Change of Control Offer shall be made within 15 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, Holdings promptly shall purchase all Exchange Debentures properly tendered in response to the Change of Control Offer.

     As used herein, a "Change of Control" means (i) any merger or consolidation of Holdings with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of Holdings on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than any Excluded Person or Excluded Persons, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group," other than any Excluded Person or Excluded Persons, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of Holdings then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of Holdings (together, in each case, with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Holdings was approved by LGP or a Related Party of LGP or by the Excluded Persons or by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings then in office.

     On or before the Change of Control Purchase Date, Holdings will (i) accept for payment Exchange Debentures or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price of all Exchange Debentures so tendered, and (iii) deliver to the Trustee, Exchange Debentures so accepted together with an Officers' Certificate listing the Exchange Debentures or portions thereof being purchased by Holdings. The Paying Agent promptly will pay the Holders of Exchange Debentures so accepted an amount equal to the Change of Control Purchase Price and the Trustee promptly will authenticate and deliver to such Holders a new Exchange Debenture equal in principal amount to any unpurchased portion of the Exchange Debenture surrendered. Any Exchange Debenture not so accepted will be delivered promptly by Holdings to the Holder thereof. Holdings publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

     The obligations with respect to a Change of Control Offer shall be satisfied to the extent actually performed by a third party in accordance with the terms of the Exchange Indenture.

     The Change of Control purchase feature of the Exchange Debentures may make more difficult or discourage a takeover of Holdings and the removal of incumbent management. The phrase "all or substantially all" of the assets of Holdings will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of Holdings has occurred. In addition, no assurances can be given that Holdings will be able to acquire Exchange Debentures tendered upon the occurrence of a Change of Control.

     Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable federal and state securities laws and any provisions of the Exchange Indenture which conflict with such laws shall be deemed to be superseded by the provisions of such laws.

     If the Change of Control Purchase Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest due on such Interest Payment Date will be paid to the person in whose name an Exchange Debenture is registered at the close of business on such Record Date, and such interest will not be payable to Holders who tender the Exchange Debentures pursuant to such Change of Control Offer.

  LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK

     The Exchange Indenture provides that, except as set forth in this covenant, Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness (including Acquired Indebtedness), other than Permitted Indebtedness. Notwithstanding the foregoing, if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness or Disqualified Capital Stock and (ii) on the date of such incurrence (the "Incurrence Date"), after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital Stock and the use of proceeds thereof, the Leverage Ratio shall not exceed 7.5 to 1 (the "Debt Incurrence Ratio"), then Holdings and its Subsidiaries may incur such Indebtedness or Disqualified Capital Stock.

     In addition, the foregoing limitations will not apply to:

          (a) the incurrence by Holdings or any Subsidiary of Purchase Money Indebtedness on or after the Issue Date, provided, that (i) the aggregate principal amount of such Indebtedness incurred on or after the Issue Date and outstanding at any time pursuant to this paragraph (a) (including any Indebtedness issued to refinance, replace or refund such Indebtedness) shall not exceed $15.0 million, and (ii) in each case, such Indebtedness as originally incurred shall not constitute more than 100% of the cost (determined in accordance with GAAP) to Holdings or such Subsidiary, as applicable, of the property so purchased or leased;

          (b) the incurrence by Holdings or any Subsidiary of Indebtedness in an aggregate principal amount outstanding at any time (including Indebtedness incurred to refinance, replace or refund such Indebtedness) of up to $10.0 million (which may be incurred pursuant to the Credit Agreement); and

          (c) the incurrence by Holdings or any Subsidiary of Indebtedness pursuant to the Credit Agreement up to an aggregate principal amount outstanding at any time (including any Indebtedness incurred to refinance, replace or refund such Indebtedness) of $175.0 million, minus the amount of any such

     Indebtedness retired with the Net Cash Proceeds from any Asset Sale or assumed by a transferee in an Asset Sale.

     Indebtedness or Disqualified Capital Stock of any person which is outstanding at the time such person becomes a Subsidiary of Holdings (including upon designation of any subsidiary or other person as a Subsidiary) or is merged with or into or consolidated with Holdings or a Subsidiary of Holdings shall be deemed to have been incurred at the time such person becomes such a Subsidiary of Holdings or is merged with or into or consolidated with Holdings or a Subsidiary of Holdings, as applicable.

     Notwithstanding anything to the contrary contained in the Exchange Indenture, Holdings will not, and will not permit any of its Subsidiaries to, incur any Indebtedness that is contractually subordinate to any other Indebtedness of Holdings unless such Indebtedness is at least as subordinate to the Exchange Debentures.

  LIMITATION ON RESTRICTED PAYMENTS

     The Exchange Indenture provides that Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) Holdings is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by Holdings and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of (a) (i) Consolidated EBITDA of Holdings for the period (taken as one accounting period), commencing on the first day of the first fiscal quarter commencing on or prior to the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated EBITDA for such period is a deficit, then minus 100% of such deficit) less (ii) 150% of Consolidated Fixed Charges for such period, plus (b) the aggregate Net Cash Proceeds received by Holdings as a Capital Contribution or from the sale of Holdings' Qualified Capital Stock (other than in each case (i) to a Subsidiary of Holdings, (ii) to the extent applied in connection with a Qualified Exchange, and (iii) to the extent applied to repurchase Capital Stock pursuant to clause
(b) of the definition of Permitted Payments) after the Issue Date.

     The provisions of the immediately preceding paragraph will not prohibit or be violated by (A) a Qualified Exchange; (B) the payment or making of any Restricted Payment within 60 days after the date of declaration thereof or the making of any binding commitment in respect thereof, if at said date of declaration or commitment, such Restricted Payment would have complied with the provisions contained in clauses (1), (2) and (3) of the immediately preceding paragraph; and (C) Permitted Payments. The full amount of any Restricted Payment made pursuant to the foregoing clause (B) (but not pursuant to clauses (A) or (C)) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

     For purposes of this covenant, the amount of any Restricted Payment, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of the Board of Directors of Holdings.

  LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Exchange Indenture provides that the Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of Holdings to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, Holdings or any Subsidiary of Holdings, except (a) restrictions imposed by the Exchange Debentures or the Exchange Indenture or by other Indebtedness of Holdings ranking senior to or pari passu with the Exchange Debentures, provided such restrictions are not materially more restrictive than those imposed by the Exchange Indenture and the Exchange Debentures, (b) restrictions imposed by applicable law, (c) existing restrictions under Indebtedness outstanding on the Issue Date, (d) restrictions under any Acquired Indebtedness not incurred in violation of the Exchange Indenture or any agreement relating to any property, asset or business acquired by Holdings or any of its Subsidiaries, which restrictions in each case existed at the time of Acquisition, were not put in place in connection with or in anticipation of such Acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (e) any such restriction or requirement imposed by Indebtedness incurred under the Credit Agreement in accordance with the Exchange Indenture, provided such restriction or requirement is not materially more restrictive than that imposed by the Revolving Credit Facility as of the Issue Date, (f) restrictions with respect solely to a Subsidiary of Holdings imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, provided such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold, (g) restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness, and (h) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses (a), (c), (d), (e) or (g) of this paragraph that are not materially more restrictive than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice, nor (b) Liens permitted under the terms of the Exchange Indenture shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

  LIMITATION ON LIENS SECURING INDEBTEDNESS

     Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, to secure any Indebtedness, any Lien of any kind, other than Permitted Liens, upon any of its assets now owned or acquired on or after the date of the Exchange Indenture or upon any income or profits therefrom unless Holdings provides, and causes its Subsidiaries to provide, concurrently therewith or immediately thereafter, that the Exchange Debentures, are equally and ratably so secured for so long as such Indebtedness so secured remains outstanding; provided that, if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Exchange Debentures with the same relative priority as such Subordinated Indebtedness shall have with respect to the Exchange Debentures.

  LIMITATION ON SALE OF ASSETS AND SUBSIDIARY STOCK

     The Exchange Indenture provides that Holdings will not, and will not permit any of its Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets (other than cash or Cash Equivalents), including by merger or consolidation, and including any sale or other transfer or issuance of any Equity Interests (other than directors' qualifying shares) of any Subsidiary of Holdings, whether by Holdings or a Subsidiary of Holdings, and including (except as provided in clause (vi) of the third paragraph of this covenant) any Sale and Leaseback Transaction (any of the foregoing, an "Asset Sale"), unless (1) (a) within 360 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of the Exchange Debentures in accordance with the terms of the Exchange Indenture and other Indebtedness of Holdings ranking on a parity with the Exchange Debentures from time to time outstanding with similar provisions requiring Holdings to make an offer to purchase or to redeem such Indebtedness with the proceeds from asset sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Exchange Debentures and such other Indebtedness then outstanding or to the repurchase of the Exchange Debentures and such other Indebtedness pursuant to a cash offer (subject only to conditions required by applicable law, if any (pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Exchange Debentures and such other Indebtedness then outstanding)) (the "Asset Sale

Offer") at a purchase price of 100% of principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the "Asset Sale Offer Price") together with accrued and unpaid interest to the date of payment, made within 360 days of such Asset Sale, or (b) within 360 days following such Asset Sale, the Asset Sale Offer Amount is used (i) to make one or more Acquisitions or invested in assets and property (other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of the Board of Directors of Holdings will constitute or be a part of a Related Business of Holdings or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction or (ii) to retire permanently Indebtedness incurred under the Credit Agreement pursuant to paragraph (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount), the Senior Subordinated Notes or the Debentures of other Indebtedness ranking on a parity with any of the foregoing Indebtedness or other Senior Indebtedness incurred pursuant to paragraph (b) of such covenant,
(2) at least 75% of the consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents; provided that (x) the amount of any liabilities (as shown on Holdings' most recent consolidated balance sheet) of Holdings or any Subsidiary (other than Subordinated Indebtedness) that are assumed by the transferee in such Asset Sale (provided that Holdings and its Subsidiaries are released from all obligations in respect thereof) and (y) any notes or other obligations received by Holdings or any such Subsidiary from such transferee that are promptly (but in no event more than 90 days after receipt) converted by Holdings or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents, as the case may be, received), shall be deemed to be cash or Cash Equivalents, as the case may be, for purposes of this provision, and such cash and Cash Equivalents shall be deemed to be Net Cash Proceeds received from the Asset Sale of the related property sold for such notes or other obligations, for purposes of this covenant, and, provided, further, this clause (2) shall not apply to the sale or disposition of assets as a result of a foreclosure (or a secured party taking ownership of such assets in lieu of foreclosure) or as a result of an involuntary proceeding in which Holdings cannot, directly or through its Subsidiaries, direct the type of proceeds received, and (3) with respect to any Asset Sale or series of related Asset Sales, Net Cash Proceeds of which exceed $2.0 million, the Board of Directors of Holdings determines in good faith that Holdings or such Subsidiary, as applicable, receives fair market value for such Asset Sale.

     The Exchange Indenture provides that an acquisition of Exchange Debentures pursuant to an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in clause 1(b) above (the "Excess Proceeds") exceeds $10.0 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, Holdings shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest to the purchase of all Indebtedness properly tendered (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with any accrued interest). To the extent that the aggregate amount of Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, Holdings may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following each Asset Sale Offer the Excess Proceeds amount shall be reset to zero.

     Notwithstanding the foregoing provisions of this covenant, the following transactions shall not be deemed Asset Sales:

          (i) Holdings and each of its Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of property in the ordinary course of business;


          (ii) Holdings and each of its Subsidiaries may (x) convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the Indenture, (y) make Restricted Payments permitted by the covenant "Limitation on Restricted Payments," and (z) engage in Exempted Affiliate Transactions;


          (iii) Holdings and each of its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets or issue Capital Stock to Holdings or any Subsidiary;

          (iv) Holdings and each of its Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of Holdings or such Subsidiary, as applicable;

          (v) Holdings and each of its Subsidiaries may exchange assets held by Holdings or a Subsidiary for assets held by any person or entity; provided that (A) the assets received by Holdings or a Subsidiary in any such exchange in the good faith reasonable judgment of the Board of Directors of Holdings will immediately constitute, be a part of, or be used in, a Related Business, (B) the Board of Directors of Holdings has determined that the terms of any exchange are fair and reasonable, and (C) any such exchange shall be deemed to be an Asset Sale to the extent that Holdings or any Subsidiary receive cash or Cash Equivalents in such exchange;

          (vi) Holdings and each of its Subsidiaries may engage in Sale and Leaseback Transactions with respect to property acquired after the Issue Date (other than property acquired in exchange for or with the proceeds from the sale or other disposition of property held by Holdings or any Subsidiary on the Issue Date);

          (vii) Holdings and each of its Subsidiaries may liquidate Cash Equivalents in the ordinary course of business;

          (viii) Holdings and each of its Subsidiaries may create or assume Liens (or permit any foreclosure thereon) not prohibited by the Indenture;

          (ix) Holdings and each of its Subsidiaries may surrender or waive contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

          (x) Holdings and each of its Subsidiaries, may convey, sell, transfer, assign or otherwise dispose of assets having an aggregate fair market value not exceeding $2.0 million in any fiscal year.

     All Net Cash Proceeds from an Event of Loss (other than the proceeds of any business interruption insurance) shall be invested or otherwise used as provided in clause 1 of the first paragraph of this covenant, all within 18 months from the occurrence of such Event of Loss.

     Any Asset Sale Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws and any provisions of the Indenture which conflict with such laws shall be deemed to be superseded by the provisions of such laws.

     If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest will be paid to the person in whose name an Exchange Debenture is registered at the close of business on such Record Date, and such interest will not be payable to Holders who tender Exchange Debentures pursuant to such Asset Sale Offer.

  LIMITATION ON TRANSACTIONS WITH AFFILIATES


     The Exchange Indenture provides that Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions, unless the terms of such Affiliate Transaction are fair and reasonable to Holdings or such Subsidiary, as the case may be, and are at least as favorable as the terms which could reasonably be expected to be obtained by Holdings or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with persons who are not Affiliates.


     Without limiting the foregoing, in connection with any Affiliate Transaction or series of related Affiliate Transactions (other than Exempted Affiliate Transactions) (1) involving consideration to either party in excess of $1.5 million, Holdings must deliver an Officers' Certificate to the Trustee, stating that the terms of such Affiliate Transaction are fair and reasonable to Holdings, and no less favorable to Holdings than could reasonably be expected to have been obtained in an arm's-length transaction with a non-Affiliate, and (2) involving consideration to either party in excess of $7.5 million, Holdings must also, prior to consummation thereof, obtain a favorable written opinion as to the fairness of such transaction to Holdings from a financial point of view from an independent investment banking firm of national reputation or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation; provided, that this sentence shall not apply to the sale or purchase of products or services by Holdings or its Subsidiaries to or from any Affiliate of LGP or any Related Party thereof, which sale or purchase is in the ordinary course of business and in accordance with industry practice.


  LIMITATION ON MERGER, SALE OR CONSOLIDATION

     The Exchange Indenture provides that Holdings will not consolidate with or merge with or into another person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another person or group of affiliated persons or adopt a plan of liquidation, unless (i) either (a) Holdings is the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of Holdings in connection with the Exchange Debentures and the Exchange Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the consolidated, resulting, surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation is at least equal to the Consolidated Net Worth of Holdings immediately prior to such transaction; and (iv) immediately after giving effect to such transaction on a pro forma basis, the consolidated, resulting, surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of Holdings or consummation of a plan of liquidation in accordance with the foregoing, the successor corporation formed by such consolidation or into which Holdings is merged or to which such transfer is made or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, Holdings under the Exchange Indenture with the same effect as if such successor corporation had been named therein as Holdings, and (except in the case of a lease) Holdings shall be released from the obligations under the Exchange Debentures and the Exchange Indenture except with respect to any obligations that arise from, or are related to, such transaction.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, Holdings' interest in which constitutes all or substantially all of the properties and assets of Holdings, shall be deemed to be the transfer of all or substantially all of the properties and assets of Holdings.

  LIMITATION ON LINES OF BUSINESS

     The Exchange Indenture provides that neither Holdings nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of Holdings, is a Related Business.

  RESTRICTION ON SALE AND ISSUANCE OF SUBSIDIARY STOCK

     The Exchange Indenture provides that Holdings will not sell, and its Subsidiaries will not issue or sell, any shares of Capital Stock (other than directors' qualifying shares) of any Subsidiary of Holdings to any person other than Holdings or a wholly owned Subsidiary of Holdings, except for shares of common stock with no preferences or special rights or privileges and with no redemption or prepayment provisions. Notwithstanding the foregoing, (a) Holdings and its Subsidiaries may consummate an Asset Sale of all of the Capital Stock owned by Holdings and its Subsidiaries of any Subsidiary and (b) Holdings or any Subsidiary may pledge, hypothecate or otherwise grant a Lien on any Capital Stock of any Subsidiary to the extent not prohibited under the covenant "Limitation on Liens Securing Indebtedness."

  LIMITATION ON STATUS AS INVESTMENT COMPANY

     The Exchange Indenture prohibits Holdings and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

REPORTS

     The Exchange Indenture provides that whether or not Holdings is subject to the reporting requirement of Section 13 or 15(d) of the Exchange Act, Holdings shall deliver to the Trustee and to each Holder and to prospective purchasers of Exchange Debentures identified to Holdings, within 15 days after it is or would have been (if it were subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if Holdings were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by Holdings' certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission.

EVENTS OF DEFAULT AND REMEDIES

     The Exchange Indenture defines an Event of Default as (i) the failure by Holdings to pay any installment of interest on the Exchange Debentures as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by Holdings to pay all or any part of principal, or premium, if any, on the Exchange Debentures when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise, (iii) the failure by Holdings or any Subsidiary of Holdings to observe or perform any other covenant or agreement contained in the Exchange Debentures or the Exchange Indenture and the continuance of such failure for a period of 30 days after written notice is given to Holdings by the Trustee or to Holdings and the Trustee by the Holders of at least 25% in aggregate principal amount of the Exchange Debentures outstanding, specifying such Default, (iv) certain events of bankruptcy, insolvency or reorganization in respect of Holdings or any of its Significant Subsidiaries, (v) a default in any Indebtedness of Holdings or any of its Subsidiaries, with an aggregate principal amount in excess of $15.0 million (a) resulting from the failure to pay principal at maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity, and (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $15.0 million, at any one time rendered against Holdings or any of its Subsidiaries and not stayed, bonded or discharged within 60 days. The Exchange Indenture provides that if an Event of Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Event of Default, give to the Holders notice of such Event of Default.

     If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv) above, relating to Holdings or any of its Significant Subsidiaries), then in every such case, unless the principal of all of the Exchange Debentures shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Exchange Debentures then outstanding, by notice in writing to Holdings (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (iv) above relating to Holdings or any of its Significant

Subsidiaries occurs, all principal and accrued interest thereon will be immediately due and payable without any declaration or other act on the part of Trustee or the Holders. Upon any acceleration of maturity of the Exchange Debentures, all principal of and accrued interest in the Exchange Debentures shall become due and payable. The Holders of a majority in aggregate principal amount of Exchange Debentures generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Exchange Debentures which have become due solely by such acceleration and except on default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, have been cured or waived.

     The Holders of a majority in aggregate principal amount of the Exchange Debentures at the time outstanding may waive on behalf of all the Holders any default, except a default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and except a default in the payment of principal of or interest on any Exchange Debenture not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Exchange Debenture affected. Subject to the provisions of the Exchange Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Exchange Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Exchange Debentures at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Exchange Indenture provides that Holdings may, at its option, elect to have its obligations discharged with respect to the outstanding Exchange Debentures ("Legal Defeasance"). Such Legal Defeasance means that Holdings shall be deemed to have paid and discharged the entire indebtedness represented, and the Exchange Indenture shall cease to be of further effect as to all outstanding Exchange Debentures, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Exchange Debentures when such payments are due from the trust funds; (ii) the Company's obligations with respect to such Exchange Debentures concerning issuing temporary Exchange Debentures, registration of Exchange Debentures, mutilated, destroyed, lost or stolen Exchange Debentures, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties and immunities of the Trustee, and Holdings' obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Exchange Indenture. In addition, Holdings may, at its option and at any time, elect to have the obligations of Holdings released with respect to certain covenants that are described in the Exchange Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Debentures. In the event Covenant Defeasance occurs, certain events (not including non-payment, guarantees, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to Holdings.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) Holdings must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Exchange Debentures, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any or interest on such Exchange Debentures on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Exchange Debentures, and the Holders of Exchange Debentures must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of Legal Defeasance before the date that is one year prior to the Stated Maturity, Holdings shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) Holdings has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Exchange Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance before the date that is one year prior to the Stated Maturity, Holdings shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Exchange Indenture or any other material agreement or instrument to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound; (vi) Holdings shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by Holdings with the interest of preferring the Holders of such Exchange Debentures over any other creditors of Holdings or with the intent of defeating, hindering, delaying or defrauding any other creditors of Holdings or others; and (vii) Holdings shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers' Certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph have been complied with.

AMENDMENTS AND SUPPLEMENTS

     The Exchange Indenture contains provisions which permit Holdings and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. The Exchange Indenture also permits Holdings and the Trustee to enter into a supplemental indenture for the following purposes: (i) prior to the Exchange Date, to evidence any modification to the Indenture governing the Debentures approved by the holders of the Debentures that does not require the consent of holders of Holdings Senior Preferred Stock and (ii) prior to the Exchange Date, to evidence any modification to the Exchange Indenture approved by the holders of Holdings Senior Preferred Stock. With the consent of the Holders of not less than a majority in aggregate principal amount of the Exchange Debentures at the time outstanding, Holdings and the Trustee are permitted to amend or supplement the Exchange Indenture or any supplemental indenture or modify the rights of the Holders; provided that no such modification may, without the consent of Holders of at least 66 2/3% in aggregate principal amount of Exchange Debentures at the time outstanding, modify the provisions (including the defined terms used therein) of the covenant "Repurchase of Exchange Debentures at the Option of the Holder Upon a Change of Control" or the guarantee or subordination provisions of the Exchange Indenture in a manner adverse to the Holders; and provided, that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity on any Exchange Debentures, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption at the option of Holdings thereof, or change the place of payment where, or the coin or currency in which, any Exchange Debentures or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at the option of Holdings, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the provisions (including the defined terms used therein) regarding the right of Holdings to redeem the Exchange Debentures at its option in a manner adverse to Holders, or (ii) reduce the percentage in principal amount of the outstanding Exchange Debentures, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Exchange Indenture, or (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Exchange Indenture cannot be modified or waived without the consent of the Holder of each outstanding Exchange Debenture affected thereby.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS OR DIRECTORS


     The Exchange Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of Holdings or any successor entity shall have any personal liability in connection with the Exchange Indenture or the Exchange Debentures solely by reason of his or its status as such stockholder, employee, officer or director. Each Holder of Exchange Debentures by accepting an Exchange Debenture waives and releases all such liability, and acknowledges and consents to the transactions described under "The Acquisition." The waiver and release are part of the consideration for the issuance of the Exchange Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

EXCHANGE OF BOOK-ENTRY EXCHANGE DEBENTURES FOR CERTIFICATED EXCHANGE DEBENTURES

     A Global Exchange Debenture is exchangeable for definitive Exchange Debentures in registered certificated form if (i) DTC (x) notifies Holdings that it is unwilling or unable to continue as depositary for the Global Exchange Debenture and Holdings thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) Holdings, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Exchange Debentures in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Exchange Debentures. In addition, beneficial interests in a Global Exchange Debenture are exchangeable for definitive Exchange Debentures upon the request of the beneficial holder to the Trustee through the applicable procedures of DTC. In all cases, certificated Exchange Debentures delivered in exchange for any Global Exchange Debenture or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless Holdings determines otherwise in compliance with applicable law.

     Except as set forth below, Exchange Debentures will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

     Exchange Debentures initially will be represented by one or more Exchange Debentures in registered global form without interest coupons (collectively, the "Global Exchange Debenture"). The Global Exchange Debenture will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Exchange Debenture may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Debenture may not be exchanged for Exchange Debentures in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Exchange Debentures for Certificated Exchange Debentures."

     Transfer of beneficial interests in the Global Exchange Debenture will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

     Initially, the Trustee will act as Paying Agent and Registrar. The Exchange Debenture may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

     DTC has advised Holdings that DTC is a limited-purpose trust company created to hold securities for its Participants and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to Indirect Participants. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised Holdings that, pursuant to procedures established by it, (i) upon deposit of the Global Exchange Debenture, DTC will credit the accounts of Participants designated by Holdings with portions of the principal amount of the Global Exchange Debenture and (ii) ownership of such interests in the Global Exchange Debenture will be maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Exchange Debenture).

     Investors in the Global Exchange Debenture may hold their interests therein directly through DTC, if they are Participants in such system. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Debenture to such persons will be limited to that extent. Because DTC can act only on behalf of Participants the ability of a person having beneficial interests in a Global Exchange Debenture to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Exchange Debentures, see "--Exchange of Book-Entry Exchange Debentures for Certificated Exchange Debentures."

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL EXCHANGE DEBENTURE WILL NOT HAVE EXCHANGE DEBENTURES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE DEBENTURES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE EXCHANGE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of and premium and interest, if any, on a Global Exchange Debenture registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered Holder under the Exchange Indenture. Under the terms of the Exchange Indenture, the Company and the Trustee will treat the persons in whose names the Exchange Debentures, including the Global Exchange Debenture, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Holdings, the Trustee nor any agent of Holdings or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Debenture, or for maintaining, supervising or reviewing any of DTC's records or any Participant's records relating to the beneficial ownership interests in the Global Exchange Debenture or (ii) any other matter relating to the actions and practices of DTC or any of its Participants. DTC has advised Holdings that its current practice, upon receipt of any payment in respect of securities such as the Exchange Debenture (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants to the beneficial owners of Exchange Debenture will be governed by standing instructions and customary practices and will be the responsibility of the Participants and will not be the responsibility of DTC, the Trustee or Holdings. Neither Holdings nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Exchange Debentures, and Holdings and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Interests in the Global Exchange Debenture are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

     Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised Holdings that it will take any action permitted to be taken by a Holder of Exchange Debentures only at the direction of one or more Participants to whose account with DTC interests in the Global Exchange Debenture are credited and only in respect of such portion of the aggregate principal amount of the Exchange Debentures as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Exchange Debentures, DTC reserves the right to exchange the Global Exchange Debenture for Exchange Debentures in certificated form, and to distribute such Exchange Debentures to its Participants.

     The information in this section concerning DTC and its book-entry systems has been obtained from sources that Holdings believes to be reliable, but Holdings takes no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Debenture among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Holdings nor the Trustee will have any responsibility for the performance by DTC or its participants or of their respective obligations under the rules and procedures governing its operations.

                         DESCRIPTION OF NEW DEBENTURES


     Set forth below is a summary of the material provisions of the Indenture, dated as of January 27, 1998, by and between Holdings and State Street Bank and Trust Company, as trustee (the "Trustee"), pursuant to which the Old Debentures were, and the New Debentures will be, issued, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definition of certain capitalized terms used in the following summary are set forth under "--Certain Definitions" below. Capitalized terms used herein and not otherwise defined in this section shall have the meanings assigned to them in the Indenture.


GENERAL

     The Old Debentures were, and the New Debentures will be, general unsecured obligations of Holdings, limited in aggregate principal amount at maturity to $89.0 million. The Debentures rank senior in right of payment to all future subordinated Indebtedness of Holdings and pari passu in right of payment with all existing and future Senior Indebtedness of Holdings. As of December 31, 1997, on a pro forma basis after giving effect to the Transactions, the aggregate amount of Indebtedness of Holdings was $50.5 million (all of which was attributable to the Old Debentures). Holdings conducts all of its operations through its Subsidiaries. The Debentures are effectively subordinated to all existing and future Indebtedness and other liabilities and commitments of Holdings' Subsidiaries (including without limitation, Liberty Group Operating's obligations under the Senior Subordinated Notes and the Revolving Credit Facility, trade payables and lease obligations). As of December 31, 1997, on a pro forma basis after giving effect to the Transactions, Holdings' Subsidiaries would have had $180.0 million of Indebtedness outstanding, consisting of Indebtedness under the Senior Subordinated Note Indenture.

     The term "Subsidiaries" as used herein does not include Unrestricted Subsidiaries. As of the date of the Indenture and as of the date hereof, none of Holdings' Subsidiaries were Unrestricted Subsidiaries. However, under certain circumstances, Holdings will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries generally will not be subject to the restrictive covenants set forth in the Indenture.

     The Debentures will mature on February 1, 2009. The Old Debentures were issued at a substantial discount from their principal amount at maturity to generate gross proceeds of $50.5 million. Holdings will not receive any proceeds from the issuance of the New Debentures. The issue price of the Old Debentures represented a yield to maturity of 11 5/8% (computed on a semi-annual bond equivalent basis) calculated from January 27, 1998. Until February 1, 2003, no cash interest will accrue on the Debentures, but the Accreted Value will increase (representing amortization of OID) between the date of original issuance and February 1, 2003, on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value shall be equal to the full principal amount at maturity of the Debentures on February 1, 2003. Beginning on February 1, 2003, cash interest on the Debentures will accrue at the rate of 11 5/8% per annum and will be payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 2003, to Holders of the Debentures of record on the immediately preceding January 15 and July 15, respectively. Interest on the New Debentures will accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from February 1, 2003. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. For purposes of this section only, the term "Holders" shall mean holders of the Debentures.

     Principal, premium, if any, and interest on the Debentures will be payable, and the Debentures may be presented for registration of transfer or exchange, at the office or agency of Holdings maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Except as set forth below, at the option of Holdings, payment of interest may be made by check mailed to the Holders at the addresses set forth upon the registry books of Holdings. No service charge will be made for any registration of transfer or exchange of Debentures, but Holdings may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by Holdings, Holdings' office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York. The Old Debentures were, and the New Debentures will be, issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION


     Holdings will not have the right to redeem any Debentures prior to February 1, 2003 (other than out of the Net Cash Proceeds of a Public Equity Offering, as described in the next paragraph). The Debentures will be redeemable for cash at the option of Holdings, in whole or in part, at any time on or after February 1, 2003, upon not less than 30 days nor more than 60 days notice to each Holder of Debentures, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing February 1 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive the corresponding interest due on an Interest Payment Date corresponding to such Record Date that is on or prior to such Redemption Date) together with accrued and unpaid interest thereon to the Redemption Date:


YEAR                                                        PERCENTAGE
----                                                        ----------
2003......................................................   105.813%
2004......................................................   103.875%
2005......................................................   101.938%
2006 and thereafter.......................................   100.000%

     Notwithstanding the foregoing, at any time on or prior to February 1, 2001, Holdings may redeem, on one or more occasions, up to an aggregate of 35% of the aggregate principal amount at maturity of the Debentures originally outstanding at a redemption price equal to 111.625% of the Accreted Value thereof plus accrued and unpaid interest to the date of redemption, with cash from the Net Cash Proceeds to Holdings of one or more Public Equity Offerings; provided, that at least 65% of the aggregate principal amount of the Debentures originally outstanding remain outstanding immediately after the occurrence of each such redemption; provided, further, that such notice of redemption shall be sent within 30 days after the date of closing of any such Public Equity Offering, and such redemption shall occur within 60 days after the date such notice is sent.

     In the case of a partial redemption, the Trustee shall select the Debentures or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Debentures may be redeemed in part in multiples of $1,000 only.

     The Debentures will not have the benefit of any sinking fund.

     Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Debenture to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Debenture to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Debenture, a new Debenture or Debentures in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Debentures or portions thereof called for redemption, unless Holdings defaults in the payment thereof.

CERTAIN COVENANTS

  REPURCHASE OF DEBENTURES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

     The Indenture provides that in the event that a Change of Control has occurred, each Holder of Debentures will have the right, at such Holder's option, pursuant to an offer (subject only to conditions required by applicable law, if any) by Holdings (the "Change of Control Offer"), to require Holdings to repurchase all or any part of such Holder's Debentures (provided, that the principal amount of such Debentures must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 45 Business Days after the occurrence of such Change of Control, at a cash price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest to the Change of Control

Purchase Date in the case of any such purchase prior to February 1, 2003, or 101% of the principal amount at maturity thereof plus accrued and unpaid interest to the Change of Control Purchase Date in the case of any such purchase on or after February 1, 2003 (the "Change of Control Purchase Price"). The Change of Control Offer shall be made within 15 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, Holdings shall promptly purchase all Debentures properly tendered in response to the Change of Control Offer.

     As used herein, a "Change of Control" means (i) any merger or consolidation of Holdings with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of Holdings on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than any Excluded Person or Excluded Persons, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group," other than any Excluded Person or Excluded Persons, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of Holdings then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of Holdings (together, in each case, with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Holdings was approved by LGP or a Related Party of LGP or by the Excluded Persons or by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings then in office, as applicable.

     On or before the Change of Control Purchase Date, Holdings will (i) accept for payment Debentures or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all Debentures so tendered, and (iii) deliver to the Trustee Debentures so accepted together with an Officers' Certificate listing the Debentures or portions thereof being purchased by Holdings. The Paying Agent promptly will pay the Holders of Debentures so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest), and the Trustee promptly will authenticate and deliver to such Holders a new Debenture equal in principal amount to any unpurchased portion of the Debenture surrendered. Any Debentures not so accepted will be delivered promptly by Holdings to the Holder thereof. Holdings publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

     Prior to making an offer to purchase Debentures upon a Change of Control, but in any event within 90 days following such a Change of Control, Holdings will either repay all outstanding Indebtedness of its Subsidiaries (including Liberty Group Operating) or obtain the requisite consents, if any, under the Credit Agreement and the Senior Subordinated Note Indenture to permit the repurchase of the Debentures as required by this covenant. Holdings will not be required to purchase any Debentures until it has complied with the preceding sentence, but Holdings' failure to make a Change of Control Offer when required or to purchase tendered Debentures when tendered would constitute an Event of Default under the Indenture.

     The obligations with respect to a Change of Control Offer shall be satisfied to the extent actually performed by a third party in accordance with the terms of the Indenture.

     The Change of Control purchase feature of the Debentures may make more difficult or discourage a takeover of Holdings and the removal of incumbent management. The phrase "all or substantially all" of the assets of Holdings will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of Holdings has occurred. In addition, no assurances can be given that Holdings will be able to acquire Debentures tendered upon the occurrence of a Change of Control.

     Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws and any provisions of the Indenture which conflict with such laws shall be deemed to be superseded by the provisions of such laws.

     If the Change of Control Purchase Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest due on such Interest Payment Date will be paid to the person in whose name a Debenture is registered at the close of business on such Record Date, and such interest will not be payable to Holders who tender the Debentures pursuant to such Change of Control Offer.

     The Credit Agreement and the Senior Subordinated Note Indenture restrict Liberty Group Operating from paying dividends or making other distributions to Holdings. If Holdings is unable to obtain dividends from Liberty Group Operating sufficient to permit the repurchase of the Debentures or does not refinance such Indebtedness, Holdings will likely not have the financial resources to repurchase Debentures. In any event, there can be no assurance that Holdings' Subsidiaries will have the resources available to pay any such dividend or make any such distribution.

  LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK

     The Indenture provides that, except as set forth in this covenant, Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness (including Acquired Indebtedness), other than Permitted Indebtedness. Notwithstanding the foregoing, if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness or Disqualified Capital Stock and (ii) on the date of such incurrence (the "Incurrence Date"), after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital Stock and the use of proceeds thereof, the Leverage Ratio shall not exceed 7.5 to 1 (the "Debt Incurrence Ratio"), then Holdings and its Subsidiaries may incur such Indebtedness or Disqualified Capital Stock.

     In addition, the foregoing limitations will not apply to:


          (a) the incurrence by Holdings or any of its Subsidiaries of Purchase Money Indebtedness on or after the Issue Date; provided, that (i) the aggregate principal amount of such Indebtedness incurred on or after the Issue Date and outstanding at any time pursuant to this paragraph (a) (including any Indebtedness issued to refinance, replace or refund such Indebtedness) shall not exceed $15.0 million, and (ii) in each case, such Indebtedness as originally incurred shall not constitute more than 100% of the cost (determined in accordance with GAAP) to Holdings or such Subsidiary, as applicable, of the property so purchased or leased;


          (b) the incurrence by Holdings or any of its Subsidiaries of Indebtedness in an aggregate principal amount outstanding at any time (including Indebtedness incurred to refinance, replace or refund such Indebtedness) of up to $10.0 million (which may be incurred pursuant to the Credit Agreement); and


          (c) the incurrence by Holdings or any of its Subsidiaries of Indebtedness, pursuant to the Credit Agreement, up to an aggregate principal amount outstanding at any time (including any Indebtedness incurred to refinance, replace or refund such Indebtedness) of $175.0 million, minus the amount of any such Indebtedness retired with the Net Cash Proceeds from any Asset Sale or assumed by a transferee in an Asset Sale.



     Indebtedness or Disqualified Capital Stock of any person which is outstanding at the time such person becomes a Subsidiary of Holdings (including upon designation of any subsidiary or other person as a Subsidiary) or is merged with or into or consolidated with Holdings or a Subsidiary of Holdings, shall be deemed to have been incurred at the time such person becomes such a Subsidiary of Holdings or is merged with or into or consolidated with Holdings or a Subsidiary of Holdings, as applicable.

     Notwithstanding anything to the contrary contained in the Indenture, Holdings will not, and will not permit any of its Subsidiaries to, incur any Indebtedness that is contractually subordinate to any other Indebtedness of Holdings unless such Indebtedness is at least as subordinate to the Debentures, as applicable.

  LIMITATION ON RESTRICTED PAYMENTS


     The Indenture provides that Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) Holdings is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by Holdings and its Subsidiaries, including, after giving effect to such proposed Restricted Payment from and after the Issue Date, would exceed the sum of (a)(i) Consolidated EBITDA of Holdings for the period (taken as one accounting period), commencing on the first day of the first fiscal quarter commencing on or prior to the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated EBITDA for such period is a deficit, then minus such deficit) less (ii) 150% of Consolidated Fixed Charges for such period, plus (b) the aggregate Net Cash Proceeds received by Holdings from the sale of Holdings' Qualified Capital Stock (other than in each case (i) to a Subsidiary of Holdings, (ii) to the extent applied in connection with a Qualified Exchange and (iii) to the extent applied to repurchase Capital Stock pursuant to clause (b) of the definition of Permitted Payments) after the Issue Date.


     The provisions of the immediately preceding paragraph will not prohibit or be violated by (A) a Qualified Exchange; (B) the payment or making of any Restricted Payment within 60 days after the date of declaration thereof or the making of any binding commitment in respect thereof, if at said date of declaration or commitment, such Restricted Payment would have complied with the provisions contained in clauses (1), (2) and (3) of the immediately preceding paragraph; and (C) Permitted Payments. The full amount of any Restricted Payment made pursuant to the foregoing clause (B) (but not pursuant to clauses (A) or (C)) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

     For purposes of this covenant, the amount of any Restricted Payment, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of the Board of Directors of Holdings.

  LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES


     The Indenture provides that Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of Holdings to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, Holdings or any Subsidiary of Holdings, except (a) restrictions imposed by the Debentures or the Indenture or by other Indebtedness of Holdings ranking pari passu with the Debentures, provided such restrictions are not materially more restrictive than those imposed by the Debentures or the Indenture, (b) restrictions imposed by applicable law, (c) existing restrictions under Indebtedness outstanding on the Issue Date, (d) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset or business acquired by Holdings or any of its Subsidiaries, which restrictions in each case existed at the time of Acquisition, were not put in place in connection with or in anticipation of such Acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (e) any such restriction or requirement imposed by Indebtedness incurred under the Credit Agreement, in accordance with the Indenture, provided such restriction or requirement is not materially more restrictive than that imposed by the

Revolving Credit Facility as of the Issue Date, (f) restrictions with respect solely to a Subsidiary of Holdings imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, provided such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold, (g) restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness, and (h) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses (a), (c), (d), (e) or (g) of this paragraph that are not materially more restrictive than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice, nor (b) Liens permitted under the terms of the Indenture shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

  LIMITATION ON LIENS SECURING INDEBTEDNESS

     Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, to secure any Indebtedness, any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom unless Holdings provides, and causes its Subsidiaries to provide, concurrently therewith or immediately thereafter, that the Debentures are equally and ratably so secured for so long as such Indebtedness so secured remains outstanding; provided that, if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Debentures with the same relative priority as such Subordinated Indebtedness shall have with respect to the Debentures.

  LIMITATION ON SALE OF ASSETS AND SUBSIDIARY STOCK

     The Indenture provides that Holdings will not, and will not permit any of its Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets (other than cash or Cash Equivalents), including by merger or consolidation, and including any sale or other transfer or issuance of any Equity Interests (other than directors' qualifying shares) of any Subsidiary of Holdings, whether by Holdings or a Subsidiary of Holdings, and including (except as provided in clause (vi) of the third paragraph of this covenant) any Sale and Leaseback Transaction (any of the foregoing, an "Asset Sale"), unless
(1)(a) within 360 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of the Debentures in accordance with the terms of the Indenture and other Indebtedness of Holdings ranking on a parity with the Debentures from time to time outstanding with similar provisions requiring Holdings to make an offer to purchase or to redeem such Indebtedness with the proceeds from asset sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an OID) of the Debentures and such other Indebtedness then outstanding or to the repurchase of the Debentures and such other Indebtedness pursuant to a cash offer (subject only to conditions required by applicable law, if any (pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an OID) of the Debentures and such other Indebtedness then outstanding) (the "Asset Sale Offer") at a purchase price of 100% of principal amount (or accreted value in the case of Indebtedness issued with an OID) (the "Asset Sale Offer Price") together with accrued and unpaid interest to the date of payment, made within 360 days of such Asset Sale, or (b) within 360 days following such Asset Sale, the Asset Sale Offer Amount is used (i) to make one or more Acquisitions or invested in assets and property (other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of the Board of Directors of Holdings will constitute or be a part of a Related Business of Holdings or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction or (ii) to retire permanently Indebtedness incurred under the Credit Agreement pursuant to paragraph (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount) the Senior Subordinated Notes or other Indebtedness ranking on a parity with either the foregoing Indebtedness or other Indebtedness, incurred pursuant to paragraph (b) of such covenant, (2) at least 75% of the consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents; provided that (x) the amount of any liabilities (as shown on Holdings' most recent consolidated balance sheet) of Holdings or any Subsidiary (other than Subordinated Indebtedness) that are assumed by the transferee in such Asset Sale (provided that Holdings and its Subsidiaries are released from all obligations in respect thereof) and (y) any notes or other obligations received by Holdings or any such Subsidiary from such transferee that are promptly (but in no event more than 90 days after receipt) converted by Holdings or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents, as the case may be, received), shall be deemed to be cash or Cash Equivalents, as the case may be, for purposes of this provision, and such cash and Cash Equivalents shall be deemed to be Net Cash Proceeds received from the Asset Sale of the related property sold for such notes or other obligations, for purposes of this covenant; provided, further, this clause (2) shall not apply to the sale or disposition of assets as a result of a foreclosure (or a secured party taking ownership of such assets in lieu of foreclosure) or as a result of an involuntary proceeding in which Holdings cannot, directly or through its Subsidiaries, direct the type of proceeds received, and (3) with respect to any Asset Sale or series of related Asset Sales, Net Cash Proceeds of which exceed $2.0 million, the Board of Directors of Holdings determines in good faith that Holdings or such Subsidiary, as applicable, receives fair market value for such Asset Sale.


     The Indenture provides that an acquisition of Debentures pursuant to an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in clause 1(b) above (the "Excess Proceeds") exceeds $10.0 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, Holdings shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest to the purchase of all Indebtedness properly tendered (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with any accrued and unpaid interest). To the extent that the aggregate amount of Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, Holdings may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following each Asset Sale Offer the Excess Proceeds amount shall be reset to zero.

     Notwithstanding the foregoing provisions of this covenant, the following transactions shall not be deemed Asset Sales:

          (i) Holdings and each of its Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of property in the ordinary course of business;

          (ii) Holdings and each of its Subsidiaries may (x) convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the Indenture, (y) make Restricted Payments permitted by the covenant "Limitation on Restricted Payments," and (z) engage in Exempted Affiliate Transactions;

          (iii) Holdings and each of its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets or issue Capital Stock to Holdings or any of its Subsidiaries;

          (iv) Holdings and each of its Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of Holdings or such Subsidiary, as applicable;

          (v) Holdings and each of its Subsidiaries may exchange assets held by Holdings or a Subsidiary for assets held by any person or entity; provided that (A) the assets received by Holdings or a Subsidiary in any such exchange in the good faith reasonable judgment of the Board of Directors of Holdings will immediately constitute, be a part of, or be used in, a Related Business, (B) the Board of Directors of Holdings has determined that the terms of any exchange are fair and reasonable, and (C) any such exchange shall be deemed to be an Asset Sale to the extent that Holdings or any Subsidiary receive cash or Cash Equivalents in such exchange;

          (vi) Holdings and each of its Subsidiaries may engage in Sale and Leaseback Transactions with respect to property acquired after the Issue Date (other than property acquired in exchange for or with the proceeds from the sale or other disposition of property held by Holdings or any Subsidiary on the Issue Date);

          (vii) Holdings and each of its Subsidiaries may liquidate Cash Equivalents in the ordinary course of business;

          (viii) Holdings and each of its Subsidiaries may create or assume Liens (or permit any foreclosure thereon) not prohibited by the Indenture;

          (ix) Holdings and each of its Subsidiaries may surrender or waive contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

          (x) Holdings and its Subsidiaries, collectively, may convey, sell, transfer, assign or otherwise dispose of assets having an aggregate fair market value not exceeding $2.0 million in any fiscal year.

     All Net Cash Proceeds from an Event of Loss (other than the proceeds of any business interruption insurance) shall be invested or otherwise used as provided in clause 1 of the first paragraph of this covenant, all within 18 months from the occurrence of such Event of Loss.

     Any Asset Sale Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws and any provisions of the Indenture which conflict with such laws shall be deemed to be superseded by the provisions of such laws.

     If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest will be paid to the person in whose name a Debenture is registered at the close of business on such Record Date, and such interest will not be payable to Holders who tender Debentures pursuant to such Asset Sale Offer.

  LIMITATION ON TRANSACTIONS WITH AFFILIATES


     The Indenture provides that neither Holdings nor any of its Subsidiaries will be permitted after the Issue Date to enter into any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions), unless the terms of such Affiliate Transaction are fair and reasonable to Holdings or such Subsidiary, as the case may be, and are at least as favorable as the terms which could reasonably be expected to be obtained by Holdings or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with persons who are not Affiliates.



     Without limiting the foregoing, in connection with any Affiliate Transaction or series of related Affiliate Transactions (other than Exempted Affiliate Transactions) (1) involving consideration to either party in excess of $1.5 million, Holdings must deliver an Officers' Certificate to the Trustee, stating that the terms of such Affiliate Transaction are fair and reasonable to Holdings, and no less favorable to Holdings than could reasonably be expected to have been obtained in an arm's-length transaction with a non-Affiliate, and (2) involving consideration to either party in excess of $7.5 million, Holdings must also, prior to consummation thereof, obtain a favorable written opinion as to the fairness of such transaction to Holdings from a financial point of view from an independent investment banking firm of national reputation or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation; provided, that this sentence shall not apply to the sale or purchase of products or services by Holdings or its Subsidiaries to or from any Affiliate of LGP or any Related Party thereof, which sale or purchase is in the ordinary course of business and in accordance with industry practice.

  LIMITATION ON MERGER, SALE OR CONSOLIDATION

     The Indenture provides that Holdings will not consolidate with or merge with or into another person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another person or group of affiliated persons or adopt a plan of liquidation, unless (i) either (a) Holdings is the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of Holdings in connection with the Debentures and the Indenture;
(ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the consolidated, resulting, surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation is at least equal to the Consolidated Net Worth of Holdings immediately prior to such transaction; and (iv) immediately after giving effect to such transaction on a pro forma basis, the consolidated, resulting, surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of Holdings or consummation of a plan of liquidation in accordance with the foregoing, the successor corporation formed by such consolidation or into which Holdings is merged or to which such transfer is made or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, Holdings under the Indenture with the same effect as if such successor corporation had been named therein as Holdings, and (except in the case of a lease) Holdings shall be released from the obligations under the Debentures and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, Holdings' interest in which constitutes all or substantially all of the properties and assets of Holdings, shall be deemed to be the transfer of all or substantially all of the properties and assets of Holdings.

  LIMITATION ON LINES OF BUSINESS

     The Indenture provides that neither Holdings nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of Holdings, is a Related Business.

  RESTRICTION ON SALE AND ISSUANCE OF SUBSIDIARY STOCK

     The Indenture provides that Holdings will not sell, and its Subsidiaries will not issue or sell, any shares of Capital Stock (other than directors' qualifying shares) of any Subsidiary of Holdings to any person other than Holdings or a wholly owned Subsidiary of Holdings, except for shares of common stock with no preferences or special rights or privileges and with no redemption or prepayment provisions. Notwithstanding the foregoing, (a) Holdings and its Subsidiaries may consummate an Asset Sale of all of the Capital Stock owned by Holdings and its Subsidiaries of any Subsidiary and (b) Holdings or any Subsidiary may pledge, hypothecate or otherwise grant a Lien on any Capital Stock of any Subsidiary to the extent not prohibited under the covenant "Limitation on Liens Securing Indebtedness."

  LIMITATION ON STATUS AS INVESTMENT COMPANY

     The Indenture prohibits Holdings and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

REPORTS

     The Indenture provides that whether or not Holdings is subject to the reporting requirement of Section 13 or 15(d) of the Exchange Act, Holdings shall deliver to the Trustee and to each Holder and to prospective purchasers of Debentures identified to Holdings, within 15 days after it is or would have been (if it were subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if Holdings were subject to the requirements of
Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by Holdings' certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture defines an Event of Default as (i) the failure by Holdings to pay any installment of interest on the Debentures as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by Holdings to pay all or any part of principal, or premium, if any, on the Debentures when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise, (iii) the failure by Holdings or any Subsidiary of Holdings to observe or perform any other covenant or agreement contained in the Debentures or the Indenture and the continuance of such failure for a period of 30 days after written notice is given to Holdings by the Trustee or to Holdings and the Trustee by the Holders of at least 25% in aggregate principal amount of the Debentures outstanding, specifying such Default, (iv) certain events of bankruptcy, insolvency or reorganization in respect of Holdings or any of its Significant Subsidiaries, (v) a default in any Indebtedness of Holdings or any of its Subsidiaries, with an aggregate principal amount in excess of $15.0 million (a) resulting from the failure to pay principal at maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity, and (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $15.0 million, at any one time rendered against Holdings or any of its Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture provides that if an Event of Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Event of Default, give to the Holders notice of such Event of Default.

     If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv) above, relating to Holdings or any of its Significant Subsidiaries), then in every such case, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Debentures then outstanding, by notice in writing to Holdings (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all the Debentures to be due and payable immediately. If an Event of Default specified in clause (iv) above relating to Holdings or any of its Significant Subsidiaries occurs, all outstanding Debentures will be immediately due and payable without any declaration or other act on the part of Trustee or the Holders. Upon any acceleration of maturity of the Debentures, all principal of and accrued interest on (if on or after February 1, 2003) or Accreted Value on (if prior to February 1, 2003) the Debentures shall be due and payable immediately. The Holders of a majority in aggregate principal amount of Debentures generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Debentures which have become due solely by such acceleration and except on default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, have been cured or waived.

     The Holders of a majority in aggregate principal amount of the Debentures at the time outstanding may waive on behalf of all the Holders any default, except a default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and except a default in the payment of principal of or interest on any Debenture not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Debenture affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Debentures at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that Holdings may, at its option, elect to have its obligations discharged with respect to the outstanding Debentures ("Legal Defeasance"). Such Legal Defeasance means that Holdings shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Debentures, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Debentures when such payments are due from the trust funds; (ii) Holdings' obligations with respect to such Debentures concerning issuing temporary Debentures, registration of Debentures, mutilated, destroyed, lost or stolen Debentures, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties and immunities of the Trustee, and Holdings' obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, Holdings may, at its option and at any time, elect to have the obligations of Holdings released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Debentures. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Debentures.


     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) Holdings must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Debentures, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Debentures on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Debentures, and the Holders of Debentures must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of Legal Defeasance before the date that is one year prior to the Stated Maturity, Holdings shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) Holdings has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance before the date that is one year prior to the Stated Maturity, Holdings shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound; (vi) Holdings shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by Holdings with the interest of preferring the Holders of such Debentures over any other creditors of Holdings or with the intent of defeating, hindering, delaying or defrauding any other creditors of Holdings or others; and (vii) Holdings shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers' Certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph have been complied with.

AMENDMENTS AND SUPPLEMENTS


     The Indenture contains provisions which permit Holdings and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Debentures at the time outstanding, Holdings and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that no such modification may, without the consent of Holders of at least 66 2/3% in aggregate principal amount of Debentures at the time outstanding, modify the provisions (including the defined terms used therein) of the covenant "Repurchase of Debentures at the Option of the Holder Upon a Change of Control" of the Indenture in a manner adverse to the Holders; and provided, that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity on any Debenture, or reduce the principal amount thereof, or amend or modify the calculation on the Accreted Value so as to reduce the amount of Accreted Value of the Debentures or the rate of accretion on the Debentures, or reduce the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption at the option of Holdings thereof, or change the place of payment where, or the coin or currency in which, any Debenture or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at the option of Holdings, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the provisions (including the defined terms used therein) regarding the right of Holdings to redeem the Debentures at its option in a manner adverse to Holders, or (ii) reduce the percentage in principal amount of the outstanding Debentures, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Debenture affected thereby.



NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS OR DIRECTORS


     The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of Holdings or any successor entity shall have any personal liability in connection with the Indenture or the Debentures solely by reason of his or its status as such stockholder, employee, officer or director. Each Holder of Debentures by accepting a Debenture waives and releases all such liability, and acknowledges and consents to the transactions described under "The Acquisition." The waiver and release are part of the consideration for the issuance of the Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Certificate of Designations, the Exchange Indenture and the Indenture relating to the Debentures. Reference is made to the Certificate of Designations, the Exchange Indenture and the Indenture for the full definitions of such terms, as well as any other terms used in "Description of New Senior Preferred Stock," "Description of Exchange Debentures" or "Description of New Debentures."

     "Accreted Value" means, as of any date of determination, the sum (rounded to the nearest whole dollar) of (a) the initial offering price of the Debentures or the Exchange Debentures, as the case may be, and (b) the portion of the excess of the principal amount at maturity of the Debentures or the Exchange Debentures, as the case may be, over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 11 5/8% per annum, in the case of the Debentures, 14 3/4% per annum, in the case of the Exchange Debentures, compounded semi-annually on each February 1 and August 1 from the date of issuance of the Debentures or the Exchange Debentures, as the case may be, through the date of determination. On and after February 1, 2003, the Accreted Value of the Debentures shall be equal to the principal amount at maturity.

     "Acquired Indebtedness" means Indebtedness or Disqualified Capital Stock of any person existing at the time such person becomes a Subsidiary of Holdings, including by designation, or is merged or consolidated into or with Holdings or one of its Subsidiaries.

     "Acquisition" means the purchase or other acquisition of, or combination with, any person (including, without limitation, the acquisition of more than 50% of the Equity Interests of any person) or all or substantially all the assets of any person by any other person, whether by purchase, stock purchase, merger, consolidation or other transfer, and whether or not for consideration.

     "Affiliate" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with Holdings. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, provided, that, with respect to ownership interest in Holdings and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

     "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of the products (a) of the number of months from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

     "Beneficial Owner" or "beneficial owner" for purposes of the definition of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable.

     "Board of Directors" means, with respect to any person, the Board of Directors of such person or any committee of the Board of Directors of such person authorized, with respect to any particular matter, to exercise the power of the Board of Directors of such person.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

     "Capitalized Lease Obligation" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness or Senior Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

     "Cash Equivalent" means (a) securities issued or directly and fully guaranteed or insured by the United States Government, or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition thereof; (b) marketable general obligations issued by any state of the United

States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof of any domestic commercial bank, the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by either Standard & Poor's Ratings Group or Moody's Investors Service, Inc. and having capital and surplus in excess of $500,000,000; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a),
(b) and (c) above entered into with any bank meeting the qualifications specified in clause (c) above; (e) commercial paper rated at the time of acquisition thereof at least A-2 or the equivalent thereof by Standard & Poor's Ratings Group or P-2 or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within 270 days after the date of acquisition thereof; and (f) interests in any investment company which invests solely in instruments of the type specified in clauses (a) through (e) above.

     "Consolidated EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) consolidated income taxes, (ii) consolidated depreciation and amortization (including amortization of debt issuance costs in connection with any Indebtedness of such person and its Subsidiaries), (iii) Consolidated Fixed Charges and (iv) all other non-cash charges; provided that consolidated income taxes, depreciation and amortization of a Subsidiary of such person that is less than wholly owned shall only be added to the extent of the equity interest of such person in such Subsidiary.

     "Consolidated Fixed Charges" of any person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, excluding amortization of debt issuance costs incurred in connection with the Holdings Senior Preferred Stock, the Exchange Debentures, the Debentures, the Senior Subordinated Notes or the Credit Agreement but including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and (b) the amount of cash dividends paid by such person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such person to such person or such person's wholly owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) to the extent such expense would result in a liability upon the consolidated balance sheet of such person in accordance with GAAP, interest expense attributable to any Indebtedness represented by the guaranty by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed. Notwithstanding the foregoing, Consolidated Fixed Charges shall not include costs, fees and expenses incurred in connection with the Transactions, and any non-cash charge or expense associated with the write-off of deferred debt issuance costs associated with the Credit Agreement, the Senior Subordinated Notes, the Holdings Senior Preferred Stock, the Exchange Debentures, or the Debentures.

     "Consolidated Net Income" means, with respect to any person for any period, the net income (or loss) of such person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains and losses which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any Capital Stock), (b) the net income, if positive, of any person, other than a Consolidated Subsidiary, in which such person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a Consolidated Subsidiary of such person during such period, but in any case not in excess of such person's pro rata share of such person's net income for such period, (c) the net income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such Acquisition, (d) the net income, if positive, of any of such person's Consolidated Subsidiaries in the event and solely to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, (e) the effects of changes in accounting principles,
(f) any non-cash compensation expense in connection with the exercise of, grant to or repurchase from officers, directors and employees of stock, stock options or stock equivalents, (g) any non-cash charge or expense associated with the write-off of deferred debt issuance costs associated with the Credit Agreement, the Senior Subordinated Notes or the Debentures, and (h) costs, fees and expenses incurred in connection with the Transactions.

     "Consolidated Net Worth" of any person at any date means the aggregate consolidated stockholders' equity of such person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such person and its Consolidated Subsidiaries, (b) all upward revaluations and other write-ups in the book value of any asset of such person or a Consolidated Subsidiary of such person subsequent to the Issue Date, and (c) all investments in Subsidiaries that are not Consolidated Subsidiaries and in persons that are not Subsidiaries.

     "Consolidated Subsidiary" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP.

     "consolidated" means, with respect to Holdings, the consolidated accounts of its Subsidiaries with those of Holdings, all in accordance with GAAP; provided that "consolidated" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of Holdings.

     "Credit Agreement" means the one or more credit agreements (including, without limitation, the Revolving Credit Facility) entered into by and among Holdings, certain of its subsidiaries (if any) and certain financial institutions, which provide for in the aggregate one or more term loans and/or revolving credit and letter of credit facilities, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence irrespective of any changes in the terms and conditions thereof. Without limiting the generality of foregoing, the term "Credit Agreement" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any such credit agreement and all refundings, refinancings and replacements of any such credit agreement, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of Holdings and its Subsidiaries and their respective successors and assigns, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is incurred it would not be prohibited by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (iv) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms hereof.

     "Disqualified Capital Stock" means (a) except as set forth in (b), with respect to any person, any Equity Interest of such person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Debentures or the Exchange Debentures, as the case may be, and (b) with respect to any Subsidiary of such person (including with respect to any Subsidiary of Holdings), any Equity Interests other than any common equity with no preference, privileges, or redemption or repayment provisions and preferred equity owned by Holdings or one of its Subsidiaries.

     "Equity Interest" of any person means any shares, interests, participations or other equivalents (however designated) in such person's equity, and shall in any event include any Capital Stock issued by, or partnership or membership interests in, such person.

     "Event of Loss" means, with respect to any property or asset, (i) any loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

     "Excluded Person" means GEI and its Related Parties.

     "Exempted Affiliate Transaction" means (a) compensation, indemnification and other benefits paid or made available (x) pursuant to the employment agreements between Holdings and members of its senior management, or (y) for or in connection with services actually rendered to Holdings and comparable to those generally paid or made available by entities engaged in the same or similar businesses (including reimbursement or advancement of reasonable out-of-pocket expenses, directors' and officers' liability insurance and loans to officers, directors and employees (i) in the ordinary course of business and
(ii) to purchase Holdings Common Stock in an amount not to exceed $1.0 million),
(b) transactions, expenses and payments in connection with the Transactions, (c) any Restricted Payments or other payments or transactions expressly permitted under the covenant "Limitation on Restricted Payments," (d) payments to LGP for management services under the Management Services Agreement in an amount not to exceed $1.5 million in any fiscal year, plus reimbursement of reasonable out-of-pocket costs and expenses, (e) payments to LGP for reasonable and customary fees and expenses for financial advisory and investment banking services provided to Holdings in connection with major financial transactions, and (f) transactions between or among Holdings and its Subsidiaries or between or among Subsidiaries of Holdings, provided that any ownership interest in any such Subsidiary which is not beneficially owned directly or indirectly by Holdings or any of its Subsidiaries is not beneficially owned by an Affiliate of Holdings other than by virtue of the direct or indirect ownership interest in such Subsidiary held (in the aggregate) by Holdings and/or one or more of its Subsidiaries.

     "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

     "GEI" means Green Equity Investors II, L.P.

     "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such person in accordance with GAAP, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors; (b) all liabilities and obligations, contingent or otherwise, of such person (i) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (ii) relating to any Capitalized Lease Obligation, or (iii) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (c) all net obligations of such person under Interest Swap and Hedging Obligations; (d) all liabilities and obligations of others of the kind described in the preceding clauses (a), (b) or (c) that such person has guaranteed or that is otherwise its legal liability or which are secured by one or more Liens on any assets or property of such person; provided that if the liabilities or obligations which are secured by a Lien have not been assumed in full by such person or are not such person's legal liability in full, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien; (e) any and all deferrals, renewals, extensions, refinancing and refundings of (whether direct or indirect), or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and (f) all Disqualified Capital Stock of such person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.


     "Interest Swap and Hedging Obligation" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

     "Investment" by any person in any other person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other person or any agreement to make any such acquisition; (b) the making by such person of any deposit with, or advance, loan or other extension of credit to, such other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, endorsements for collection or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of Holdings or any Subsidiary to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other person; (d) the making of any capital contribution by such person to such other person; and (e) the designation by the Board of Directors of Holdings of any person to be an Unrestricted Subsidiary. Holdings shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither Holdings nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from Holdings or a Subsidiary of Holdings shall be deemed an Investment valued at its fair market value at the time of such transfer. The amount of any such Investment shall be reduced by any liabilities or obligations of Holdings or any of its Subsidiaries to be assumed or discharged in connection with such Investment by an entity other than Holdings or any of its Subsidiaries. For purposes of clarification and greater certainty, the designation of a newly formed subsidiary as an Unrestricted Subsidiary shall not constitute an Investment.

     "Issue Date" means January 27, 1998.

     "Leverage Ratio" on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Indebtedness of Holdings and its Subsidiaries on a consolidated basis to (b) the aggregate amount of Consolidated EBITDA of Holdings attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period; provided, that for purposes of calculating Consolidated EBITDA for this definition, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Leverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of the Reference Period, and (iv) the Consolidated Fixed Charges of such person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

     "LGP" means Leonard Green & Partners, L.P.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

     "Management Agreement" means the management agreement, dated as of the Issue Date, between Liberty Group Operating and LGP substantially as in effect on the Issue Date.

     "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received by Holdings in the case of a sale of Qualified Capital Stock and by Holdings and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of Holdings that were issued for cash on or after the Issue Date, the amount of cash originally received by Holdings upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary) expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less (i) the amount (estimated reasonably and in good faith by Holdings) of income, franchise, sales and other applicable taxes required to be paid by Holdings or any of its respective Subsidiaries in connection with such Asset Sale; (ii) the amounts of any repayments of Indebtedness secured, directly or indirectly, by Liens on the assets which are the subject of such Asset Sale or Indebtedness associated with such assets which is due by reason of such Asset Sale (i.e., such disposition is permitted by the terms of the instruments evidencing or applicable to such Indebtedness, or by the terms of a consent granted thereunder, on the condition that the proceeds (or portion thereof) of such disposition be applied to such Indebtedness), and other fees, expenses and other expenditures, in each case, reasonably incurred as a consequence of such repayment of Indebtedness (whether or not such fees, expenses or expenditures are then due and payable or made, as the case may be); (iii) all amounts deemed appropriate by Holdings (as evidenced by a signed certificate of the Chief Financial Officer of Holdings delivered to the Trustee) to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale; and (iv) with respect to Asset Sales by Subsidiaries of Holdings, the portion of such cash payments attributable to persons holding a minority interest in such Subsidiary.

     "Permitted Indebtedness" means any of the following:


          (a) that Holdings may incur Indebtedness evidenced by the Debentures and represented by the Indenture and Indebtedness evidenced by the Exchange Debentures and represented by the Exchange Indenture up to the amounts specified therein as of the date thereof and Liberty Group Operating and its Subsidiaries may incur Indebtedness evidenced by the Senior Subordinated Notes and the guarantees thereof and represented by the indenture related thereto up to the amounts specified therein as of the date hereof;

          (b) that Holdings and its Subsidiaries, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, that was permitted by the Indenture to be incurred and any Indebtedness of Holdings outstanding on the Issue Date after giving effect to the Transactions;


          (c) Holdings and its Subsidiaries may incur Indebtedness solely in respect of bankers' acceptances and letters of credit (in addition to any such Indebtedness incurred under the Credit Agreement in accordance with the Indenture) (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money of others), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in Holdings' industry; provided, that the aggregate principal amount outstanding of such Indebtedness (including any Indebtedness issued to refinance, refund or replace such Indebtedness) shall not exceed $5.0 million;


          (d) Holdings and its Subsidiaries may incur Indebtedness arising from tender, bid, performance or government contract bonds, other obligations of like nature, or warranty or contractual service obligations of like nature, in any case, incurred by Holdings or its Subsidiaries in the ordinary course of business;

          (e) Holdings and its Subsidiaries may incur Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided, that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap and Hedging Obligation relates; and


          (f) Holdings may incur Indebtedness to any Subsidiary, and any Subsidiary may incur Indebtedness to any other Subsidiary or to Holdings; provided, that, in the case of Indebtedness of Holdings, such obligations shall be unsecured and subordinated in all respects to Holdings' obligations pursuant to the New Debentures and the date of any event that causes such Subsidiary to no longer be a Subsidiary shall be an Incurrence Date.


     "Permitted Investment" means Investments in (a) any of the Debentures or Exchange Debentures; (b) Cash Equivalents; (c) intercompany notes to the extent permitted under clause (f) of the definition of "Permitted Indebtedness," provided that Indebtedness under any such notes of a Subsidiary shall be deemed to be a Restricted Investment if such person ceases to be a Subsidiary; (d) Investments in the form of promissory notes of members of Holdings' management not to exceed $1.0 million in principal amount at any time outstanding solely in consideration of the purchase by such persons of Qualified Capital Stock of Holdings; (e) Investments by Holdings or any Subsidiary in any person that is or immediately after such Investment becomes a Subsidiary, or immediately after such Investment merges or consolidates into Holdings or any Subsidiary in compliance with the terms of the Indenture, provided that such person is engaged in all material respects in a Related Business; (f) Investments in Holdings by any Subsidiary, provided that in the case of Indebtedness constituting any such Investment, such Indebtedness shall be unsecured and subordinated in all respects to Holdings' obligations under the Debentures; (g) Investments in securities of trade creditors or customers received in settlement of obligations that arose in the ordinary course of business or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (h) Investments by Holdings outstanding on the Issue Date; (i) transactions or arrangements with officers or directors of Holdings or any Subsidiary entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of Holdings or any Subsidiary permitted under the covenant "Limitation on Transactions with Affiliates"); (j) Investments in persons (other than Affiliates of Holdings) received as consideration from Asset Sales to the extent not prohibited by the covenant "Limitation on Sale of Assets and Subsidiary Stock"; (k) additional Investments at any time outstanding not to exceed the sum of (i) $5.0 million and (ii) the cumulative gain (net of taxes and all payments, fees, commissions and expenses incurred in such sale or disposition) realized by Holdings and its Subsidiaries in cash or Cash Equivalents on the sale or other disposition after the Issue Date of

Investments (including Permitted Investments and Restricted Investments) made after the Issue Date in accordance with the Indenture (but only to the extent that such gain is excluded from the net income of Holdings and the Consolidated Subsidiaries by the definition of Consolidated Net Income); and (l) the acquisition of Equity Interests of a person engaged in a Related Business, other than a person described in clause (e), through the issuance of Holdings Common Stock.

     "Permitted Lien" means (a) Liens existing on the Issue Date; (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of Holdings in accordance with GAAP; (c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 60 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of Holdings in accordance with GAAP; (d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by Holdings or any of its Subsidiaries) or interfere with the ordinary conduct of the business of Holdings or any of its Subsidiaries; (f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (g) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation; (h) Liens securing the Debentures or the Exchange Debentures; (i) Liens securing Indebtedness of a person existing at the time such person becomes a Subsidiary or is merged with or into Holdings or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, provided that such Liens were in existence prior to the date of such Acquisition, were not incurred in anticipation thereof, and do not extend to any other assets; (j) Liens arising from Purchase Money Indebtedness permitted to be incurred under paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness; (k) leases or subleases granted to other persons in the ordinary course of business not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries or materially detracting from the value of the assets of Holdings or any Subsidiary; (l) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings or any of its Subsidiaries in the ordinary course of business; (m) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in accordance with the Indenture; (n) Liens securing Indebtedness under the Credit Agreement incurred in accordance with the Indenture; (o) Liens securing Indebtedness incurred under paragraph (b) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; and (p) any interest or title of a lessor under any lease, whether or not characterized as capital or operating, provided that such Liens do not extend to any property or assets which is not leased property subject to such lease.

     "Permitted Payments" means, without duplication, (a) the payments provided for by clauses (a), (d) and (e) of the definition of "Exempted Affiliate Transaction"; provided that in the case of clause (d) of such definition, no Default or Event of Default shall have occurred or be continuing and the obligation to pay such amounts has been subordinated to the payment of the Debentures or the Exchange Debentures, as the case may be; (b) the repurchase of common stock, stock options and stock equivalents of Holdings held by former directors, officers or employees of Holdings or any of its Subsidiaries in an aggregate amount not to exceed in any fiscal year $1.0 million plus the aggregate Net Cash Proceeds received by Holdings from the sale of Holdings Common Stock to directors, officers or employees of Holdings; provided, that any amount not so paid in any fiscal year may be paid in future fiscal years; and
(c) Restricted Payments in an aggregate amount not to exceed $4.0 million.

     "pro forma" includes, with respect to an Acquisition or the incurrence of Indebtedness in connection therewith, all adjustments, permitted or required to be included pursuant to Article 11 of Regulation S-X and subject to agreed-upon procedures to be performed by Holdings' independent accountants to determine whether the pro forma calculations are made in accordance with Article 11 of Regulation S-X.

     "Public Equity Offering" means an underwritten offering of common stock of Holdings or a Subsidiary for cash pursuant to an effective registration statement under the Securities Act, provided at the time of or upon consummation of such offering, such common stock of Holdings or a Subsidiary is listed on a national securities exchange or quoted on the national market system of the Nasdaq Stock Market.

     "Purchase Money Indebtedness" of any person means any Indebtedness of such person to any seller or other person incurred to finance the acquisition or construction (including in the case of a Capitalized Lease Obligation, the lease) of any business or real or personal tangible property (or, in each case, any interest therein) acquired or constructed after the Issue Date which, in the reasonable good faith judgment of the Board of Directors of Holdings, is related to a Related Business of Holdings and which is incurred concurrently with, or within 180 days of, such acquisition or the completion of such construction and, if secured, is secured only by the assets so financed.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Qualified Exchange" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of Holdings issued on or after the Issue Date with the Net Cash Proceeds received by Holdings from the substantially concurrent sale of its Qualified Capital Stock or any exchange of Qualified Capital Stock of Holdings for any Capital Stock or Indebtedness of Holdings issued on or after the Issue Date.

     "Reference Period" with regard to any person means the four full fiscal quarters (or such lesser period during which such person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Debentures or the Indenture; provided that "Reference Period" with regard to Holdings shall include periods prior to the Acquisition of its predecessors.

     "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of the amount of fees, consents, premiums, prepayment penalties and reasonable expenses incurred in connection with such Refinancing) the lesser of
(i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness of any Subsidiary of Holdings shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Debentures than was the Indebtedness or Disqualified Capital Stock to be refinanced, (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness or Disqualified Capital Stock to be so refinanced, and (D) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Holders of the Debentures than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased (except by the amount of fees, consents, premiums, prepayment penalties and reasonable expenses incurred in connection with such Refinancing). For purposes of clarification and greater certainty, if Indebtedness permitted by the terms of the Indenture (including clauses (a), (b) and (c) of the second paragraph of "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock") is repaid, redeemed, defeased, refunded, refinanced, discharged or otherwise retired for value from the proceeds of Refinancing Indebtedness, the maximum amount of such Refinancing Indebtedness shall be determined in accordance with the provisions of this definition, and the amount of such Refinancing Indebtedness in excess of the amount of such Indebtedness (as permitted by this definition) shall not reduce the amount of Indebtedness permitted by the terms of this Indenture (including, without limitation, not reducing or counting towards the amounts set forth in such clauses (a), (b) and (c)).

     "Related Business" means the business conducted (or proposed to be conducted, including the activities referred to as being contemplated by Holdings, as described or referred to in this Prospectus) by Holdings as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of Holdings are reasonably related businesses, including reasonably related extensions thereof.

     "Related Party" means any partnership or corporation which is managed by or controlled by LGP or any Affiliate thereof.

     "Restricted Investment" means, in one or a series of related transactions, any Investment, other than investments in Cash Equivalents and other Permitted Investments; provided, however, that a merger of another person with or into Holdings or a Subsidiary in accordance with the terms of the Indenture shall not be deemed to be a Restricted Investment so long as the surviving entity is Holdings or a direct wholly owned Subsidiary.


     "Restricted Payment" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such person or any Subsidiary of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such person or any Subsidiary of such person, (c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such person or any Subsidiary of such person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness, (d) any Restricted Investment by such person and, (e) any payment provided for by clause (d) of the definition of "Exempted Affiliate Transaction"; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Equity Interests of Holdings to the extent payable solely in shares of Qualified Capital Stock of Holdings; (ii) any dividend, distribution or other payment to Holdings, or to any of its Subsidiaries, by Holdings or any of its Subsidiaries; (iii) payments made pursuant to the Transactions; (iv) Permitted Investments; or (v) pro rata dividends and other distributions on Equity Interests of any Subsidiary by such Subsidiary.


     "Sale and Leaseback Transaction" means any transaction by which Holdings or a Subsidiary, directly or indirectly, becomes liable as a lessee or as a guarantor or other surety with respect to any lease of any property (whether real or personal or mixed), whether now owned or hereafter acquired that Holdings or any Subsidiary has sold or transferred or is to sell or transfer to any other person in a substantially concurrent transaction with such assumption of liability.

     "Significant Subsidiary" shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

     "Stated Maturity," when used with respect to any Debenture, means February 1, 2009 and when used in respect to any Exchange Debenture, means February 1, 2010.

     "Subordinated Indebtedness" means Indebtedness of Holdings or a Subsidiary that is subordinated in right of payment by its terms or the terms of any document or instrument relating thereto to the Debentures or the Exchange Debentures, as the case may be, in any respect or has a final stated maturity after the Stated Maturity.

     "Subsidiary," with respect to any person, means (i) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (iii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of Holdings or of any Subsidiary of Holdings. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of Holdings.


     "Unrestricted Subsidiary" means any subsidiary of Holdings that does not own any Capital Stock of, or own or hold any Lien on any property of, Holdings or any other Subsidiary of Holdings and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of Holdings); provided, that (i) such subsidiary shall not engage, to any substantial extent, in any line or lines of business activity other than a Related Business, (ii) neither immediately prior thereto nor after giving pro forma effect to such designation would there exist a Default or Event of Default, and (iii) immediately after giving pro forma effect thereto, Holdings could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Subsidiary; provided that (i) no Default or Event of Default is existing or will occur as a consequence thereof and (ii) immediately after giving effect to such designation, on a pro forma basis, Holdings could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.


     "U.S. Government Obligations" means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

BOOK-ENTRY, DELIVERY AND FORM OF NEW GLOBAL DEBENTURE

     Except as set forth below, the New Debentures will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

     New Debentures initially will be represented by one or more debentures in registered global form without interest coupons (collectively, the "New Global Debenture"). The New Global Debenture will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the New Global Debenture may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the New Global Debenture may not be exchanged for New Debentures in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry New Debentures for Certificated New Debentures."

     Transfer of beneficial interests in the New Global Debenture will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

     Initially, the Trustee will act as Paying Agent and Registrar. The New Debentures may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

     DTC has advised Holdings that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised Holdings that, pursuant to procedures established by it, (i) upon deposit of the New Global Debenture, DTC will credit the accounts of Participants with portions of the principal amount of the New Global Debenture and (ii) ownership of such interests in the New Global Debenture will be maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the New Global Debenture).

     Investors in the New Global Debenture may hold their interests therein directly through DTC, if they are Participants in such system. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a New Global Debenture to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, the ability of a person having beneficial interests in a New Global Debenture to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the New Debentures, see "--Exchange of Book-Entry New Debentures for Certificated New Debentures."

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE NEW GLOBAL DEBENTURE WILL NOT HAVE NEW DEBENTURES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NEW DEBENTURES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of and premium, if any, and interest on the New Global Debenture registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, Holdings and the Trustee will treat the persons in whose names the New Debentures, including the New Global Debenture, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Holdings, the Trustee nor any agent of Holdings or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the New Global Debenture, or for maintaining, supervising or reviewing any of DTC's records or any Participant's records relating to the beneficial ownership interests in the New Global Debenture or (ii) any other matter relating to the actions and practices of DTC or any of its Participants. DTC has advised Holdings that its current practice, upon receipt of any payment in respect of securities such as the New Debentures (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants to the beneficial owners of New Debentures will be governed by standing instructions and customary practices and will be the responsibility of the Participants and will not be the responsibility of DTC, the Trustee or Holdings. Neither Holdings nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Debentures, and Holdings and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Interests in the New Global Debenture are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

     Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised Holdings that it will take any action permitted to be taken by a Holder of New Debentures only at the direction of one or more Participants to whose account with DTC interests in the New Global Debenture are credited and only in respect of such portion of the aggregate principal amount of the New Debentures as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the New Debentures, DTC reserves the right to exchange the New Global Debenture for New Debentures in certificated form, and to distribute such New Debentures to its Participants.

     The information in this section concerning DTC and its book-entry systems has been obtained from sources that Holdings believes to be reliable, but Holdings takes no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the New Global Debenture among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Holdings nor the Trustee will have any responsibility for the performance by DTC or its respective participants of their respective obligations under the rules and procedures governing its operations.

EXCHANGE OF BOOK-ENTRY NEW DEBENTURES FOR CERTIFICATED NEW DEBENTURES

     A New Global Debenture is exchangeable for definitive New Debentures in registered certificated form if (i) DTC (x) notifies Holdings that it is unwilling or unable to continue as depositary for the New Global Debenture and Holdings thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) Holdings, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Debentures in certificated form, or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the New Debentures. In addition, beneficial interests in a New Global Debenture are exchangeable for definitive New Debentures upon the request of the beneficial holder to the Trustee through the applicable procedures of DTC. In all cases, certificated New Debentures delivered in exchange for any New Global Debenture or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless Holdings determines otherwise in compliance with applicable law.

                       DESCRIPTION OF OTHER INDEBTEDNESS

REVOLVING CREDIT FACILITY


     On January 27, 1998, the Company entered into a five-year, $125.0 million revolving credit facility (the "Revolving Credit Facility") with a syndicate of financial institutions for whom Citicorp USA, Inc. acts as administrative agent. The Revolving Credit Facility includes a $10.0 million subfacility for letters of credit. As of April 3, 1998, there were no borrowings outstanding under the Revolving Credit Facility. The Revolving Credit Facility will be used by the Company for general corporate purposes and to finance subsequent acquisitions.


     The Revolving Credit Facility is secured by a first priority security interest in substantially all of the tangible and intangible assets of Liberty Group Operating and of Holdings and Holdings' present and future direct and indirect subsidiaries. In addition, the loans under the Revolving Credit Facility are guaranteed, subject to certain limitations, by Holdings and by all future direct and indirect subsidiaries of Liberty Group Operating and of Holdings.

     Borrowings under the Revolving Credit Facility bear interest at an annual rate, at the Company's option, equal to the Base Rate (as defined therein) or the Eurodollar Rate (as defined therein) plus a margin that varies based upon a ratio set forth therein. For the first six months following the Closing Date, the interest rate for borrowings under the Revolving Credit Facility will have a floor of the Base Rate plus 0.75% or the Eurodollar Rate plus 2.0%. Applicable interest rates will be increased 2.0% per annum during the continuance of any Event of Default (as defined therein) under the Revolving Credit Facility. In addition to customary letters of credit fronting fees and other fees, the Company pays a fee equal to the Applicable Margin for Eurodollar Rate Advances (as defined therein) per annum on the aggregate amount of outstanding letters of credit. The Company also pays a fee on the unused portion of the Revolving Credit Facility.

     The obligation of the lenders under the Revolving Credit Agreement to advance funds is subject to the satisfaction of certain conditions customary in agreements of this type. In addition, the Company is subject to certain affirmative and negative covenants customarily contained in agreements of this type. The Revolving Credit Facility also provides for customary events of default. See "Risk Factors--Secured Indebtedness; Subordination."

SENIOR SUBORDINATED NOTES

     Contemporaneously with the Exchange Offer, Liberty Group Operating will offer the New Senior Subordinated Notes in exchange for any and all of its outstanding Old Senior Subordinated Notes. The Senior Subordinated Notes are senior subordinated unsecured obligations of Liberty Group Operating which mature on February 1, 2008. Cash interest on the Senior Subordinated Notes accrues at the rate of 9 3/8% per annum and will be payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 1998, to the holders of record on the immediately preceding January 15 and July 15, respectively.

     On or after February 1, 2003, the Senior Subordinated Notes may be redeemed at the option of Liberty Group Operating, in whole at any time or in part from time to time, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period commencing on February 1, 2003 in the years set forth below:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2003........................................................   104.688%
2004........................................................   103.125%
2005........................................................   101.563%
2006 and thereafter.........................................   100.000%

     Notwithstanding the foregoing, at any time on or prior to February 1, 2001, Liberty Group Operating may use the net proceeds of one or more Public Equity Offerings (as defined therein) to redeem up to 35% of the

Senior Subordinated Notes at a redemption price equal to 109.375% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date; provided, however, at least 65% of the original aggregate principal amount of the Senior Subordinated Notes remain outstanding after each such redemption.

     The Senior Subordinated Notes Indenture contains covenants that, among other things, limit the ability of Liberty Group Operating to enter into certain mergers or consolidations, incur certain liens, and its subsidiaries to incur additional indebtedness, pay dividends and make certain other restricted payments and engage in certain transactions with affiliates.

     Upon certain circumstances, including a change in control (as defined in the Senior Subordinated Notes Indenture), Liberty Group Operating will be required to make an offer to purchase the Senior Subordinated Notes at prices specified in the Senior Subordinated Notes Indenture. The Senior Subordinated Notes Indenture will contain certain customary events of default, which will include the failure to pay interest and principal, the failure to comply with certain covenants in the Senior Subordinated Notes or certain events occurring under bankruptcy laws.

                     DESCRIPTION OF HOLDINGS' CAPITAL STOCK

     Holdings' Certificate of Incorporation authorizes Holdings to issue shares of Holdings Common Stock and shares of Preferred Stock.

HOLDINGS COMMON STOCK

     Subject to the rights of the holders of any Preferred Stock which may be outstanding, all shares of Holdings Common Stock will participate equally in dividends payable to holders of Holdings Common Stock when, as and if declared by the Holdings' Board of Directors and in net assets available for distribution to holders of Holdings Common Stock on liquidation or dissolution, will have one vote per share on all matters submitted to a vote of the Holdings' stockholders and will not have cumulative voting rights in the election of directors. All issued and outstanding shares of Holdings Common Stock are fully paid and nonassessable, and the holders thereof do not have preemptive rights. As of the date hereof, 96.0% of the outstanding shares of Holdings Common Stock are owned by GEI, and 4.0% are owned by the management of Holdings.

HOLDINGS PREFERRED STOCK

     The Certificate of Incorporation of Holdings generally authorizes the issuance of shares of preferred stock in series to be established by resolution of the Holdings Board of Directors. A Certificate of Designations created two series, the "Holdings Senior Preferred Stock" and the "Holdings Junior Preferred Stock," and fixed for each such series the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof. In connection with the consummation of the Transactions, Holdings' Board of Directors authorized the issuance of Holdings Senior Preferred Stock and Holdings Junior Preferred Stock. On January 27, 1998, 1,800,000 shares of Old Senior Preferred Stock were issued to institutional investors. Pursuant to the Exchange Offer, New Senior Preferred Stock will be exchanged for any and all outstanding shares of Old Senior Preferred Stock.

HOLDINGS JUNIOR PREFERRED STOCK

     The Holdings Junior Preferred Stock has a liquidation preference over the Holdings Common Stock equal to the initial liquidation value of the Holdings Junior Preferred Stock plus accrued and unpaid dividends thereon. Such initial liquidation value is $49.0 million in the aggregate. The Holdings Junior Preferred Stock is subject to a mandatory redemption on February 1, 2010 at 100% of the liquidation preference plus accrued and unpaid dividends. Holdings may, at its option, redeem the Holdings Junior Preferred Stock at any time at 100% of the liquidation preference plus accrued and unpaid dividends. Upon a change of control, Holdings must offer to repurchase the Holdings Junior Preferred Stock at 100% of its liquidation preference plus accrued and unpaid dividends. The Holdings Junior Preferred Stock bears cumulative dividends at the rate of 10% per annum. Dividends may, at the option of Holdings, be paid in cash or in a number of shares of Holdings Junior Preferred Stock having a liquidation preference equal to the amount of the dividend. The terms of the Holdings Junior Preferred Stock contain certain restrictions on junior payments. The Holdings Junior Preferred Stock has no voting rights with respect to general corporate matters except as provided by law or to authorize the issuance of senior or parity equity securities of Holdings or to modify adversely the rights of the Holdings Junior Preferred Stock.

     Other than as set forth above with respect to ranking, the powers, rights, designations and preferences, and qualifications, restrictions and limitations thereof, of the Holdings Junior Preferred Stock are substantially similar to those of the Holdings Senior Preferred Stock, except that the Holdings Junior Preferred Stock is not exchangeable for senior subordinated notes of Holdings. All outstanding shares of the Holdings Junior Preferred Stock were purchased by GEI on January 27, 1998.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS


     The following discussion is a summary of the material United States federal income tax considerations relevant to the acquisition, ownership and disposition of the New Securities acquired in and under the terms of the Exchange Offer by Holders of Old Securities who acquired such Old Securities at their initial issue for cash, but does not purport to be a complete analysis of all potential tax effects. To the extent this summary discusses matters of law, it is based on the opinion of Mayer, Brown & Platt. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service (the "Service") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a Holder of the New Securities. See the discussion below, "Possible Legislative Changes Affecting Holdings Senior Preferred Stock or Exchange Debentures." The discussion does not address all of the federal income tax consequences that may be relevant to a Holder in light of such Holder's particular circumstances or to Holders subject to special rules, such as certain financial institutions, tax-exempt entities, insurance companies, dealers in securities, traders in securities who elect to mark to market, and persons holding the New Securities as part of a "straddle," "hedge" or "conversion transaction." Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with New Securities held as "capital assets" within the meaning of Section 1221 of the Code.


     As used herein, the term "U.S. Holder" means a beneficial owner of a New Security who or which is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any State, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if, and only if, (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust. The term U.S. Holder also includes certain former U.S. citizens whose income and gain on the New Securities will be subject to U.S. taxation. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a New Security that is not a U.S. Holder. Unless otherwise indicated from the context, for purposes of this section, "Holder" means either a U.S. Holder or a Non-U.S. Holder.

     Holdings has not sought and will not seek any rulings from the Service with respect to any position of Holdings discussed below. There can be no assurance that the Service will not take a different position from Holdings concerning the tax consequences of the acquisition, ownership or disposition of the New Securities or that any such position would not be sustained.

     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

CONSEQUENCES OF THE EXCHANGE OFFER TO EXCHANGING AND NONEXCHANGING HOLDERS

     The exchange of an Old Security for a New Security pursuant to the Exchange Offer will not be taxable to the exchanging Holders for federal income tax purposes. As a result (i) an exchanging Holder will not recognize any gain or loss on the exchange; (ii) the holding period for the New Security will include the holding period for the Old Security; (iii) the basis of the New Security will be the same as the basis for the Old Security; and (iv) the original issue discount on the New Debentures will be the same as on the Old Debentures.

     The Exchange Offer will result in no federal income tax consequences to a nonexchanging Holder.

LIQUIDATED DAMAGES

     The treatment of interest described below with respect to the Debentures is based in part upon Holdings' determination that, as of the date of issuance of the Old Debentures, the possibility that Liquidated Damages would be paid to Holders of the Old Debentures pursuant to a Registration Default was remote. The Service may take a different position, which could affect the timing and character of interest income reported by Holders of the Debentures. While not free from doubt, if such Liquidated Damages should in fact be paid, Holdings believes the Liquidated Damages would be taxable to a Holder as ordinary income in accordance with such Holder's method of accounting.

DEBENTURES

     Original Issue Discount. The Old Debentures were issued with original issue discount ("OID") and thus the New Debentures will also have OID. Total OID is equal to the excess of the stated redemption price at maturity of the Debentures over the issue price of the Debentures. The stated redemption price at maturity of the Debentures will equal the total of all payments required to be made thereon, other than payments of qualified stated interest. Qualified stated interest generally is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. Therefore, because no interest is required to be paid in cash on the Debentures until August 1, 2003, the Debentures should be treated as having been issued without any qualified stated interest. Accordingly, the sum of all interest payable pursuant to the stated interest rate on the Debentures over the entire term should be treated as part of the stated redemption price at maturity.

     A Holder of a Debenture will be required to include OID in income periodically over the term of a Debenture before receipt of the cash or other payment attributable to such income. In general, a Holder must include in gross income for federal income tax purposes the sum of the daily portions of OID with respect to the Debentures for each day during the taxable year or portion of a taxable year on which such Holder holds the Debenture ("Accrued OID"). The daily portion is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the adjusted issue price of the Debenture at the beginning of the accrual period multiplied by the yield to maturity of the Debenture. For purposes of computing OID, Holdings will use six-month accrual periods which end on the date in the calendar year corresponding to the maturity date of the Debentures and the date six months prior to such maturity date, with the exception of the initial accrual period. The adjusted issue price of a Debenture at the beginning of any accrual period is the issue price of the Debenture increased by the Accrued OID for all prior accrual periods (less any cash payments on the Debentures). Under these rules, Holders will have to include in gross income increasingly greater amounts of OID in each successive accrual period. Each payment made under a Debenture will be treated first as a payment of OID to the extent of OID that has accrued as of the date of payment and has not been allocated to prior payments and second as a payment of principal.

     For purposes of calculating OID on the Debentures, Holdings' option to redeem the Debentures at any time and the right of a Holder to tender Debentures in certain circumstances will not affect the determination of the yield or the maturity of the Debentures.

     Taxable Disposition of Debentures. Generally, any sale or redemption of Debentures will result in taxable gain or loss equal to the difference between the amount of cash or other property received and the Holder's adjusted tax basis in the Debentures. A Holder's adjusted tax basis will be the Holder's initial tax basis, increased by any Accrued OID with respect to any Debenture includable in such Holder's gross income and decreased by the amount of any cash payments received by such Holder regardless of whether such payments are denominated as interest. Any gain or loss upon a sale or disposition of a Debenture by an original Holder will generally be capital gain or loss. In general, the maximum tax rate for non-corporate taxpayers on long-term capital gains is 20% for most capital assets (including the Debentures) held for more than 18 months. Capital gain of non-corporate taxpayers on such assets having a holding period of more than one year but not more than 18 months will be subject to a maximum tax rate of 28%.

HOLDINGS SENIOR PREFERRED STOCK

     Distributions on Holdings Senior Preferred Stock. Distributions on Holdings Senior Preferred Stock, whether paid in cash or in additional shares of Holdings Senior Preferred Stock, will be taxable as ordinary dividend income to the extent that the cash amount or the fair market value of any Holdings Senior Preferred Stock distributed on the Holdings Senior Preferred Stock does not exceed the Company's current and accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the amount of such distributions paid on the Holdings Senior Preferred Stock exceeds the Company's current and accumulated earnings and profits, the distributions will be treated as a return of capital, thus reducing the Holder's adjusted tax basis in such Holdings Senior Preferred Stock. The amount of any such excess distribution that is greater than the Holder's adjusted basis in the Holdings Senior Preferred Stock will be taxed as capital gain. There can be no assurance that the Company will have sufficient earnings and profits to cause distributions on Holdings Senior Preferred Stock to be treated as dividends for federal income tax purposes, particularly in light of the fact that the Company is newly-formed, and expects to generate significant losses for its first several years of operation. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution paid out of allocable earnings and profits, unless the context indicates otherwise.

     A Holder's initial tax basis in any additional shares of Holdings Senior Preferred Stock distributed by the Company will be equal to the fair market value of such additional shares on their date of distribution. A Holder's holding period for such additional shares will commence with their distribution, and will not include such Holder's holding period for the shares of Holdings Senior Preferred Stock with respect to which the additional shares are distributed.

     To the extent that dividends are treated as ordinary income, dividends received by corporate Holders that are U.S. Holders will be eligible for the 70% dividends-received deduction under Section 243 of the Code, subject to limitations generally applicable to the dividends-received deduction, including those contained in Sections 246 and 246A of the Code and the provisions for computation of adjusted current earnings for purposes of the corporate alternative minimum tax. The 70% dividends-received deduction may be reduced if a Holder's shares of Holdings Senior Preferred Stock are debt financed. Under
Section 246(c) of the Code, the 70% dividends-received deduction will not be available with respect to stock that is held for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which such stock becomes ex-dividend with respect to such dividend (90 days or less during the 180-day period beginning on the date which is 90 days before the date on which such stock becomes ex-dividend with respect to such dividend in the case of a dividend on preferred stock attributable to a period or periods aggregating more than 366 days). The length of time that a Holder is deemed to have held stock for these purposes is reduced by periods during which the Holder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions. Section 246(c) also denies the 70% dividends-received deduction to the extent that a corporate Holder is under an obligation, with respect to substantially similar or related property, to make payments corresponding to the dividend received. The Clinton Administration has proposed legislation which would, if enacted, affect the availability of the dividends-received deduction for dividends on Holdings Senior Preferred Stock. See "--Possible Legislative Changes."

     Under Section 1059 of the Code, the tax basis of Holdings Senior Preferred Stock that has been held by a corporate Holder for two years or less (ending on the earliest of the date on which the Company declares, announces or agrees to the amount or payment of an actual or constructive dividend) is reduced (but not below zero) by the non-taxed portion of an "extraordinary dividend" for which a dividends-received deduction is allowed, with such reduction treated as occurring at the beginning of the ex-dividend date of such dividend; provided, however, that in the case of certain redemptions of Holdings Senior Preferred Stock, amounts of redemption proceeds that are treated as a dividend (as described below under "--Redemption, Sale or Exchange of Holdings Senior Preferred Stock") are treated as an extraordinary dividend without regard to the period of time such stock was held. To the extent a corporate Holder's tax basis would have been reduced below zero but for the foregoing limitation, such Holder must treat such amount as gain recognized on the sale or exchange of such Holdings Senior Preferred Stock for the taxable year in which such dividend is received. Generally, in the case of Holdings Senior Preferred Stock, an "extraordinary dividend" would be a dividend that (i) equals or exceeds 5% of the Holder's adjusted basis in such stock (treating all dividends having ex-dividend dates within an 85-day period as a single dividend); or (ii) exceeds 20% of the Holder's adjusted basis in such stock (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). If an election is made by the Holder, under certain circumstances the fair market value of Holdings

Senior Preferred Stock as of the day before the ex-dividend date may be substituted for the Holder's adjusted basis in applying these tests.

     Special rules exist with respect to extraordinary dividends that are "qualified preferred dividends," which are any fixed dividends payable with respect to any share of stock which (i) provides for fixed preferred dividends payable not less frequently than annually; and (ii) is not in arrears as to dividends at the time the Holder acquires such stock. A qualified preferred dividend does not include any dividend payable with respect to any share if the actual rate of return of such stock for the period the stock has been held by the Holder receiving the dividend exceeds 15%.

     Redemption Premium on Holdings Senior Preferred Stock. If the redemption price of redeemable preferred stock exceeds its issue price by more than a de minimis amount, such excess may be treated as a constructive distribution of additional stock on preferred stock over the term of the preferred stock using a constant interest rate method similar to that described above for accruing OID. See the discussion above under "--Debentures--Original Issue Discount." Such excess will generally be considered de minimis as long as it is less than the redemption price of the preferred stock multiplied by 1/4 of 1% multiplied by the number of complete years until the issuer must redeem the preferred stock.

     The issue price of the Holdings Senior Preferred Stock for purposes of determining whether there will be constructive distributions of additional stock thereon should be equal to the initial offering price to the public (excluding bond houses and brokers) at which price a substantial amount of the Holdings Senior Preferred Stock was sold. Thus, there should be no redemption premium on such Holdings Senior Preferred Stock subject to the rules discussed above. Because the issue price as determined for federal income tax purposes of the Holdings Senior Preferred Stock distributed in lieu of payments of cash dividends will be equal to its fair market value at the time of distribution, however, it is possible, depending on its fair market value at that time, that such Holdings Senior Preferred Stock will be issued with a redemption premium large enough to be considered a dividend under the above rules. In such event, as noted above, Holders would be required to include such premium in income as a distribution over some period in advance of receiving the cash attributable to such income and such Holdings Senior Preferred Stock might not trade separately, which circumstances together might adversely affect the liquidity of the Holdings Senior Preferred Stock.

     Neither the mandatory redemption feature nor the Holder put of the Holdings Senior Preferred Stock should affect the amount or timing of any constructive distributions on the Holdings Senior Preferred Stock.

     Redemption, Sale or Exchange of Holdings Senior Preferred Stock. A redemption of shares of Holdings Senior Preferred Stock in exchange for Exchange Debentures or for cash, and a sale of Holdings Senior Preferred Stock will be taxable events.

     A redemption of shares of Holdings Senior Preferred Stock for cash will generally be treated as a sale or exchange if the Holder does not own, actually or constructively within the meaning of Section 318 of the Code, any stock of the Company other than the Holdings Senior Preferred Stock. If a Holder does own, actually or constructively, such other stock (including stock redeemed), a redemption of Holdings Senior Preferred Stock may be treated as a dividend to the extent of the Company's current and accumulated earnings and profits (as determined for federal income tax purposes). Such dividend treatment would not be applied if the redemption is "substantially disproportionate" with respect to the Holder under Section 302(b)(2) of the Code or is "not essentially equivalent to a dividend" with respect to a Holder under Section 302(b)(1) of the Code. A distribution to a Holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the Holder's stock interest in the Company. For these purposes, a redemption of Holdings Senior Preferred Stock for cash that results in a reduction in the proportionate interest in the Company (taking into account any constructive ownership) of a Holder whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the Holder's stock interest in the Company.

     If the redemption of the Holdings Senior Preferred Stock for cash is not treated as a distribution taxable as a dividend or if the Holdings Senior Preferred Stock is sold, the redemption or sale would result in capital gain or loss equal to the difference between the amount of cash and the fair market value of other proceeds received in such sale or redemption and the Holder's adjusted tax basis in the Holdings Senior Preferred Stock sold or redeemed. For a description of the treatment of capital gain, see the discussion above under "--Debentures--Taxable Disposition of Debentures."

     A redemption of Holdings Senior Preferred Stock in exchange for Exchange Debentures will be subject to the same general rules as a redemption for cash, except that the Holder would have capital gain or loss equal to the difference between the issue price of the Exchange Debentures received and the Holder's adjusted tax basis in the Holdings Senior Preferred Stock redeemed. The issue price of the Exchange Debentures would be determined in the manner described below for purposes of computing original issue discount on the Exchange Debentures. See the discussion below under "--Exchange Debentures--Original Issue Discount."

     If a redemption of Holdings Senior Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash or the issue price of the Exchange Debentures received by the Holder. The Holder's adjusted tax basis in the redeemed Holdings Senior Preferred Stock will be transferred to any remaining stock holdings in the Company. If the Holder does not retain any stock ownership in the Company, the Holder may lose such basis entirely. Under the "extraordinary dividend" provisions of Section 1059 of the Code, a corporate Holder may, under certain circumstances, be required to reduce its basis in its remaining shares of stock of the Company (and possibly recognize gain upon such distribution) to the extent the Holder claims the 70% dividends-received deduction with respect to the dividend.

EXCHANGE DEBENTURES


     Original Issue Discount. If the Holdings Senior Preferred Stock is exchanged for Exchange Debentures at a time when the stated redemption price at maturity of the Exchange Debentures exceeds their issue price by more than a de minimis amount, the Exchange Debentures will be treated as having OID equal to the entire amount of such excess. OID will generally be considered de minimis as long as it is less than the stated redemption price at maturity of the Exchange Debentures multiplied by 1/4 of 1% multiplied by the number of complete years to maturity. If the Exchange Debentures are deemed to be traded on an established securities market at any time during the 60-day period ending 30 days after their issue date, the issue price of the Exchange Debentures will be their fair market value as determined as of their issue date. Subject to certain limitations described in the Treasury Regulations governing OID, the Exchange Debentures will be deemed to be traded on an established securities market if, among other things, price quotations are readily available from dealers, brokers or traders. Similarly, if the Holdings Senior Preferred Stock, but not the Exchange Debentures issued and exchanged therefor, is deemed to be traded on an established securities market at the time of the exchange, then the issue price of each Exchange Debenture should be the fair market value of the Holdings Senior Preferred Stock exchanged therefor at the time of the exchange. The Holdings Senior Preferred Stock will generally be deemed to be traded on an established securities market if it appears on a system of general circulation that provides a reasonable basis to determine fair market value based either on recent price quotations or recent sales transactions. In the event that neither the Holdings Senior Preferred Stock nor the Exchange Debentures are deemed to be traded on an established securities market, the issue price of the Exchange Debentures will be their stated principal amount or, in the event the Exchange Debentures do not bear "adequate stated interest" within the meaning of Section 1274 of the Code, their "imputed principal amount," which is generally the sum of the present values of all payments due under the Exchange Debentures, discounted from the date of payment to their issue date at the appropriate "applicable federal rates."


     The stated redemption price at maturity of the Exchange Debentures would equal the total of all payments required to be made thereon, other than payments of qualified stated interest (as defined above under "--Debentures--Original Issue Discount"). Therefore, because the Company has the option to pay interest thereon in additional Exchange Debentures, the Exchange Debentures should be treated as having been issued without any qualified stated interest. Accordingly, the sum of all interest payable pursuant to the stated interest rate on the Exchange Debentures over the entire term should be treated as OID and accrued into income under a constant yield method by the Holder, and the Holder should not treat the receipt of stated interest on the Exchange Debentures as interest for federal income tax purposes. See the discussion above under "--Debentures--Original Issue Discount."

     An additional Exchange Debenture (a "Secondary Debenture") issued in payment of interest with respect to an initially issued Exchange Debenture (an "Initial Debenture") will not be considered as a payment made on the Initial Debenture and will be aggregated with the Initial Debenture for purposes of computing and accruing OID on the Initial Debenture. As between the Initial Debenture and the Secondary Debenture, the Company will allocate the adjusted issue price of the Initial Debenture between the Initial Debenture and the Secondary Debenture in proportion to their respective principal amounts. That is, upon its issuance of a Secondary Debenture with respect to an Initial Debenture, the Company intends to treat the Initial Debenture and the Secondary Debenture as initially having the same adjusted issue price and inherent amount of OID per dollar of principal amount. The Initial Debenture and the Secondary Debenture derived therefrom will be treated as having the same yield to maturity. Similar treatment will be applied when additional Exchange Debentures are issued on Secondary Debentures.

     Redemption or Sale of Exchange Debentures. Generally, any redemption or sale of Exchange Debentures by a Holder would result in taxable gain or loss equal to the difference between the amount of cash received and the Holder's tax basis in the Exchange Debentures. The tax basis of a Holder who receives an Exchange Debenture in exchange for Holdings Senior Preferred Stock will generally be equal to the issue price of the Exchange Debenture on the date the Exchange Debenture is issued plus any OID on the Exchange Debenture included in the Holder's income prior to sale or redemption of the Exchange Debenture, reduced by any amortizable bond premium applied against the Holder's income prior to sale or redemption of the Exchange Debenture and by any payments on the Exchange Debenture. Such gain or loss would be capital gain or loss.

NON-U.S. HOLDERS OF SECURITIES

     On October 14, 1997, final Treasury Regulations (the "1997 Final Regulations") were issued that affect the U.S. taxation of Non-U.S. Holders of the Securities. The 1997 Final Regulations generally are effective for payments made after December 31, 1998, regardless of the issue date of the Securities with respect to which such payments are made, subject to certain transition rules. The discussion under this heading and under "--Backup Withholding" below is for informational purposes only and is not intended to be a complete discussion of either the statutory and regulatory provisions that apply to payments made on the Securities before January 1, 1999, or the provisions of the 1997 Final Regulations. Prospective Non-U.S. Holders are urged to consult their tax advisors with respect to the possible applicability of the various withholding provisions of the Code and the Treasury Regulations promulgated thereunder.

     Dividends on Holdings Senior Preferred Stock. Dividends paid to a Non-U.S. Holder are subject to a U.S. withholding tax at a 30% rate, or if applicable, a lower treaty rate, unless the dividend is effectively connected with the conduct of trade or business in the United States by a Non-U.S. Holder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such Non-U.S. Holder). A dividend that is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such Non-U.S. Holder) will be taxed to such Holder as though such Holder were a U.S. Holder, in the manner described below under "--Interest and OID on Debentures and Exchange Debentures" with respect to effectively connected interest income.

     Interest and OID on Debentures and Exchange Debentures. Payments of interest and Accrued OID on the Debentures and Exchange Debentures by Holdings or any paying agent to a beneficial owner of a Debenture or an Exchange Debenture that is a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that (i) such Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Holdings entitled to vote; (ii) such Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to Holdings through stock ownership; (iii) such Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and (iv) certain certification requirements (summarized below) are met (the "Portfolio Interest Exception"). If a Non-U.S. Holder of a Debenture or an Exchange Debenture is engaged in a trade or business in the United States, and if interest or OID on the Debenture or the Exchange Debenture is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder) the Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be subject to regular U.S. income tax on such interest or OID in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest or OID on a Debenture or an Exchange Debenture will be included in the earnings and profits of such Non-U.S. Holder if such interest or OID is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

     For payments of interest and Accrued OID on the Debentures and Exchange Debentures made prior to January 1, 1999, in order to qualify for the Portfolio Interest Exception, either (i) the beneficial owner of a Debenture or an Exchange Debenture must certify on Internal Revenue Service Form W-8 or a substitute form that is substantially similar to Form W-8, under penalties of perjury, to Holdings or a paying agent, as the case may be, that such owner is a Non-U.S. Holder and must provide such owner's name and address or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Debenture or the Exchange Debenture on behalf of the beneficial owner thereof must certify, under penalties of perjury, to Holdings or paying agent, as the case may be, that such certificate has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and must furnish the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest or Accrued OID made to the certifying Non-U.S. Holder after delivery of the certificate in the calendar year of its delivery and the two immediately succeeding calendar years. In lieu of the certificate described in this paragraph, a Non-U.S. Holder engaged in a trade or business in the United States (with which interest payments or OID accruals on the Debenture or the Exchange Debenture are effectively connected) must provide to Holdings a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax.

     A payment of interest or Accrued OID on the Debentures and Exchange Debentures made to a foreign beneficial owner after December 31, 1998, generally will qualify for the Portfolio Interest Exception or, as the case may be, the exception from withholding for income effectively connected with the conduct of a trade or business in the United States if, at the time such payment is made, the withholding agent holds a valid Form W-8 (or an acceptable substitute form) from the beneficial owner and can reliably associate such payment with such Form W-8. In addition, under certain circumstances a withholding agent is allowed under the 1997 Final Regulations to rely on Form W-8 (or an acceptable substitute form) furnished by a financial institution or other intermediary on behalf of one or more beneficial owners (or other intermediaries) without having to obtain copies of the beneficial owner's Form W-8 (or substitute thereof), provided that the financial institution or intermediary has entered into a withholding agreement with the Service and thus is a "qualified intermediary," and may not be required to withhold on payments made to certain other intermediaries if certain conditions are met.

     Disposition of Securities. Under current law, a Non-U.S. Holder of a Security generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of such Security, unless
(i) the gain is effectively connected with the conduct of a trade or business in the United States of the Non-U.S. Holder (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder); (ii) the Non-U.S. Holder is an individual who holds the Security as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and either (a) such individual has a U.S. "tax home" (as defined for U.S. federal income tax purposes) or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual; (iii) the Non-U.S. Holder is subject to tax pursuant to the Code provisions applicable to certain U.S. expatriates; or (iv) in the case of Holdings Senior Preferred Stock, Holdings is or has been during the five-year period ending on the date of disposition a "United States real property holding corporation" for U.S. federal income tax purposes (which Holdings does not believe that it has been and does not anticipate becoming). In the case of a Non-U.S. Holder that is described under clause (i) above, its gain will be subject to the U.S. federal income tax on net income that applies to U.S. persons and, in addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to the branch profits tax as described above. An individual Non-U.S. Holder that is described under clause (ii) above will be subject to a flat 30% tax on gain derived from the sale, which may be offset by U.S. capital losses (notwithstanding the fact that he or she is not considered a U.S. resident). Thus, individual Non-U.S. Holders who have spent 183 days or more in the United States in the taxable year in which they contemplate a sale of a Debenture are urged to consult their tax advisors as to the tax consequences of such sale.

     Estate Tax Consequences. A Security held by an individual who is not a U.S. citizen or resident (as specially defined for United States federal estate tax purposes) at the time of his or her death will not be subject to U.S. federal estate tax as a result of such individual's death, provided that, at the time of such individual's death, the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Holdings entitled to vote and payments with respect to such Security would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO HOLDINGS AND TO CORPORATE HOLDERS

     If the yield to maturity on a debt instrument equals or exceeds the sum of the relevant applicable federal rate (the "AFR") plus five percentage points, in certain circumstances, such debt instrument is considered an "applicable high yield discount obligation" ("AHYDO") for federal income tax purposes. Further, if the yield to maturity of a debt instrument should equal or exceed the sum of the relevant AFR plus six percentage points, the portion of such yield on such AHYDO that equals or exceeds the AFR plus six percentage points is considered "Excess Yield" for federal income tax purposes.

     The Debentures constitute AHYDOs because the yield to maturity of the Debentures is equal to or greater than the sum of the AFR plus five percentage points. Therefore, a portion of the tax deductions that would otherwise be available to Holdings in respect of such Debentures will be deferred, which, in turn, may reduce the after-tax cash flows of Holdings. Holdings will not be entitled to deduct OID that accrues with respect to the Debentures until amounts attributable to OID are paid in cash. Because the yield to maturity of the Debentures does not equal or exceed the sum of the relevant AFR plus six percentage points, no portion of the OID accruing on the Debentures will be characterized as Excess Yield.

     It is impossible to determine at the present time whether the Exchange Debentures will have a yield to maturity that equals or exceeds the sum of the AFR plus five or six percentage points. If the Exchange Debentures should have a yield to maturity that equals or exceeds the AFR plus five percentage points, but does not equal or exceed the AFR plus six percentage points, the Exchange Debentures will be AHYDOs and the Company's interest deductions on the Exchange Debentures will be subject to the same restrictions described as affecting the Debentures in the immediately preceding paragraph.

     If, moreover, the Exchange Debentures should have a yield to maturity that equals or exceeds the sum of the relevant AFR plus six percentage points, with such excess constituting Excess Yield as defined above, the "disqualified portion" (as defined in the following sentence) of the OID accruing on the Exchange Debentures would be characterized as a non-deductible dividend with respect to the Company and also may be treated as a dividend distribution solely for purposes of the dividends-received deduction of Sections 243, 246 and 246A of the Code with respect to U.S. Holders which are corporations. In general, the "disqualified portion" of OID for any accrual period will be equal to the product of (i) a percentage determined by dividing the Excess Yield by the yield to maturity; and (ii) the OID for the accrual period. Subject to otherwise applicable limitations, such a corporate Holder would be entitled to a dividends-received deduction with respect to the disqualified portion of the accrued OID if the Company has sufficient current or accumulated earnings and profits. To the extent that the Company's earnings and profits are insufficient, any portion of the OID that otherwise would have been recharacterized as a dividend for purposes of the dividends-received deduction will continue to be taxed to the Holder as ordinary OID income in accordance with the rules described above in "--Exchange Debentures--Original Issue Discount."

POSSIBLE LEGISLATIVE CHANGES AFFECTING HOLDINGS SENIOR PREFERRED STOCK OR EXCHANGE DEBENTURES

     On a number of recent occasions, most recently in February, 1998, the Clinton Administration has proposed tax law changes that, if enacted into law substantially as proposed, would affect the tax treatment of corporate Holders of Holdings Senior Preferred Stock or Exchange Debentures that are treated as AHYDOs. See the discussion of AHYDOs under "--Certain Federal Income Tax Consequences to Holdings and Corporate Holders." In particular, the Clinton Administration's February, 1998, proposal would eliminate entirely the 70% dividends-received deduction for certain debt-like preferred stock, effective for stock issued after the date of enactment of such legislation (which could include Holdings Senior Preferred Stock paid as a dividend after such date of enactment). Earlier proposals of the Clinton Administration would have reduced the dividends-received deduction in other ways, and as proposed would have restricted deductions for dividends paid after the proposal's effective date even with respect to stock issued before such effective date. It cannot be predicted with certainty whether this proposal or other similar proposals will be introduced in Congress as proposed legislation, or, if introduced, whether, or in what form, such proposed legislation may be enacted and, if enacted, what the effective date or dates would be. Corporate Holders of Holdings Senior Preferred Stock are urged to consult their own tax advisors regarding the possible effects of this proposed legislation.

BACKUP WITHHOLDING

     A Holder may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to "reportable payments" on the Securities. This withholding generally applies only if the Holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN"); (ii) furnishes an incorrect TIN; (iii) is notified by the Service that he or she has failed to report properly payments of interest and dividends and the Service has notified Holdings that the Holder is subject to backup withholding; or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amount withheld from payment to a Holder under the backup withholding rules is allowable as a credit against such Holder's federal income tax liability, provided that the required information is furnished to the Service. Certain Holders (including, among others, corporations and foreign individuals who comply with certain certification requirements) are not subject to backup withholding. Holders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

INFORMATION REPORTING

     The Company is required to furnish certain information to the Service and will furnish annually to record Holders of the Securities information with respect to dividends or interest paid, or OID accruing, as the case may be, on the Securities during the calendar year. The information with respect to OID accruing on the Debentures or Exchange Debentures will be based on the adjusted issue price of the Debentures or Exchange Debentures and will be applicable if the Holder is an original Holder of the Debentures or Exchange Debentures who purchased the Debentures at the issue price or received the Exchange Debentures in exchange for Holdings Senior Preferred Stock. Subsequent Holders who purchase Debentures or Exchange Debentures for an amount other than the adjusted issue price and/or on a date other than the last day of an accrual period will be required to determine for themselves the amount of OID, if any, they are required to include in gross income for federal income tax purposes.

SUBSEQUENT PURCHASERS

     The foregoing does not discuss special rules that may affect the treatment of purchasers that acquire the Securities other than at the time of original issuance at the issue price, including those provisions of the Code relating to the treatment of "market discount" and "acquisition premium." For example, the market discount provisions of the Code may require a subsequent purchaser of Debentures or Exchange Debentures at a market discount to treat all or a portion of any gain recognized upon sale or other disposition of such Debentures or Exchange Debentures as ordinary income and to defer a portion of any interest expense that would otherwise be deductible on any Indebtedness incurred or maintained to purchase or carry such Debentures or Exchange Debentures until the holder disposes of such Debentures or Exchange Debentures in a taxable transaction.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives New Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus meeting the requirements of the Securities Act in connection with any resale of such New Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Debentures or New Senior Preferred Stock received in exchange for Old Debentures or Old Senior Preferred Stock, respectively, where such Old Securities were acquired as a result of market-making activities or other trading activities and not acquired directly from Holdings. Holdings has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.


     Holdings will not receive any proceeds from any sale of New Securities by broker-dealers. New Securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer that resells New Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Securities may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, Holdings will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Holdings has agreed to pay the expenses incident to the Exchange Offer and will indemnify the Holders of the Old Securities against certain liabilities, including liabilities under the Securities Act, in connection with the Exchange Offer.

                                 LEGAL MATTERS

     Mayer, Brown & Platt, Chicago, Illinois will pass upon certain legal matters regarding the legality of the New Securities for Holdings.

                                    EXPERTS


     The combined financial statements of the Company as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 and the balance sheet of Liberty Group Publishing, Inc. as of December 31, 1997, included elsewhere in the Prospectus have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION


     Holdings has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the securities being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made.


     The Registration Statements and exhibits thereto may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports and information statements and other information regarding registrants, such as Holdings, that file electronically with the Commission.

     Holdings currently is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the Exchange Offer, Holdings will become subject to such requirements. In addition, pursuant to the Indenture and the Exchange Indenture, Holdings has agreed to file with the Commission and provide to the Holders of the Old Securities annual reports and the information to be delivered pursuant to Sections 13 and 15(d) of the Exchange Act.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
LIBERTY GROUP PUBLISHING, INC.
Independent Auditors' Report................................   F-2
Balance Sheet as of December 31, 1997.......................   F-3
Notes to Balance Sheet......................................   F-4
LOCAL NEWSPAPER GROUP OF AMERICAN PUBLISHING COMPANY
Independent Auditors' Report................................   F-6
Combined Financial Statements:
  Combined Statements of Net Assets as of December 31, 1996
     and 1997...............................................   F-7
  Combined Statements of Operations and Changes in Net
     Assets for the Years Ended December 31, 1995, 1996 and
     1997...................................................   F-8
  Combined Statements of Cash Flows for the Years Ended
     December 31, 1995, 1996 and 1997.......................   F-9
  Notes to Combined Financial Statements....................  F-10

                          INDEPENDENT AUDITORS' REPORT

The Directors
Liberty Group Publishing, Inc.:


     We have audited the accompanying balance sheet of Liberty Group Publishing, Inc. as of December 31, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.


     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Liberty Group Publishing, Inc. as of December 31, 1997, in conformity with generally accepted accounting principles.


                                            KPMG PEAT MARWICK LLP

Chicago, Illinois

February 17, 1998

                         LIBERTY GROUP PUBLISHING, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1997



                           ASSETS
Total assets................................................        $  --
                                                                    =====

            LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities...........................................        $  --
                                                                    -----
STOCKHOLDERS' EQUITY:
  Preferred stock, par value $0.01; 21,175,000 shares
     authorized, none issued................................           --
  Common stock, par value $0.01; 80,000,000 shares
     authorized, 100 shares subscribed for..................          100
  Subscription receivable...................................         (100)
                                                                    -----
     Total stockholders' equity.............................           --
                                                                    -----
     Total liabilities and stockholders' equity.............        $  --
                                                                    =====



                    See accompanying notes to balance sheet.

                         LIBERTY GROUP PUBLISHING, INC.

                             NOTES TO BALANCE SHEET

                               DECEMBER 31, 1997


(1) FORMATION OF COMPANY

     Liberty Group Publishing, Inc. (the "Holdings") was formed on November 19, 1997 under the laws of the State of Delaware. Holdings has entered into a subscription agreement dated November 19, 1997 to issue 100 shares of common stock for total consideration of $100 to Green Equity Investors II, L.P.

     Holdings entered into a subscription agreement dated November 19, 1997 to acquire 100 shares of common stock, representing 100% of the issued share capital, of Liberty Group Operating, Inc. (the "Company") for total consideration of $100.

(2) SUBSEQUENT EVENTS (UNAUDITED)


     On January 23, 1998, Holdings amended and restated its certificate of incorporation to, among other things, increase the authorized number of shares of all classes of common stock which Holdings has the authority to issue to 21,255,000 shares, of which 21,175,000 shares are designated as preferred stock, par value $0.01 per share, and 80,000 shares are designated as common stock, $0.01 per share. Share information in the accompanying balance sheet has been adjusted to reflect the amendment and restatement of Holdings' Certificate of Incorporation.


     On January 27, 1998, the Company acquired, for cash payments of $307.2 million, consisting of the contractual purchase price of $309.1 million, plus interest of $1.1 million and a cash adjustment of $3.0 million, from wholly-owned subsidiaries of Hollinger International, Inc. ("Hollinger") virtually all of the assets and assumed certain liabilities that were used primarily in the business of publishing, marketing and distributing certain local newspapers. Of the total purchase price, approximately $31.0 million represented consideration in connection with a non-competition agreement whereby Hollinger and its affiliates have agreed not to compete, directly or indirectly, with the Company's acquired operations for a period of five years.


     The acquisition, including the payment of related fees and expenses, was financed from the (i) proceeds of $180.0 million from the issuance and sale by the Company of $180.0 million aggregate principal amount of 9.375% Senior Subordinated Notes due February 1, 2008, (ii) proceeds of $50.5 million from the issuance and sale by Holdings of $89.0 million aggregate principal amount at maturity of 11.625% Senior Discount Debentures due February 1, 2009 (the "Debentures"), (iii) proceeds of $45.0 million from the issuance and sale of 1.8 million shares of 14.75% Senior Redeemable Exchangeable Cumulative Preferred Stock (the "Senior Preferred Stock"), (iv) proceeds of $49.0 million from the issuance and sale of 49,000 shares of 10% Series B Junior Redeemable Cumulative Preferred Stock (the "Junior Preferred Stock"), and (v) proceeds of $8.0 million from the issuance and sale of 80,000,000 shares of Holdings common stock. In connection with the financing of the acquisition, Holdings made a capital contribution of $129.1 million, representing the net proceeds from the sale by Holdings of the securities described above, to the Company.


     The Debentures issued by Holdings are general unsecured obligations and pay no cash interest until February 1, 2003. The Debentures will, however, accrete on a semi-annual equivalent bond basis to a principal amount at maturity of $89.0 million on February 1, 2003. Thereafter, cash interest on the Debentures will accrue and be payable semi-annually on February 1 and August 1 of each year. The Debentures are redeemable for cash at the option of Holdings anytime after February 1, 2003 at stipulated redemption amounts, or in certain limited circumstances, are partially redeemable on or prior to February 1, 2001 at a redemption amount of 111.625% of the accreted value.

     The Senior Preferred Stock issued by Holdings is, with respect to dividend distributions and distributions upon the liquidation, winding up or dissolution of Holdings, senior to the common stock and Junior Preferred Stock of Holdings. Dividends may be paid, at Holdings' option, on any dividend payment date in cash or in additional shares of Senior Preferred Stock having a liquidation preference equal to the dividend amount. The liquidation preference of the Senior Preferred Stock is $25 per share. The Senior Preferred Stock is redeemable at the option of Holdings anytime after February 1, 1999 at stipulated redemption amounts and is mandatorily redeemable, subject to certain conditions, on February 1, 2010 at a price equal to 100% of its liquidation preference per share. In the event of a change in control of Holdings, Holdings must offer to repurchase the Senior Preferred Stock at 100% of its liquidation preference per share. The holders of shares of Senior Preferred Stock are not entitled or permitted to vote on any matters voted upon by the stockholders of Holdings. Subject to certain conditions, the Senior Preferred Stock is exchangeable, on any dividend payment date, in whole, but not in part, at the option of Holdings for Holdings 14.375% Senior Subordinated Debentures (the "Exchange Debentures") maturing February 1, 2010. The Exchange Debentures are redeemable prior to maturity on substantially the same terms as the Senior Preferred Stock.

     The Junior Preferred Stock issued by Holding is, with respect to dividend distributions and distributions upon the liquidation, winding up or dissolution of holdings, senior to the common stock of Holdings. The Junior Preferred Stock is redeemable at the option of Holdings at 2010 at a price equal to 100% of its liquidation preference per share and is mandatorily redeemable on February 1, 2010 at a price equal to 100% of its liquidation preference per share. In the event of a change in control of Holdings, Holdings must offer to repurchase the Holdings Junior Preferred Stock at 100% of its liquidation preference per share. The holders of shares of Junior Preferred Stock are not entitled to vote on any matters voted upon by the stockholders of Holdings.


     On January 27, 1998, the Company and American Publishing Management Services, Inc. ("APMS"), a wholly-owned subsidiary of Hollinger, entered into a transitional services agreement which provides that APMS will, at the Company's option, provide certain services to the Company, including accounting and finance-related information systems and administrative processing support, employee benefits and insurance coverage, administrative and information processing support, and treasury and advertising services. APMS will provide such services at cost for a period of up to three years.


     On January 27, 1998, the Company entered into a five-year $125.0 million revolving credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility is secured by substantially all of the tangible and intangible assets of the Company. Borrowings under the revolving credit facility bear interest at an annual rate, at the Company's option equal to the Base Rate (as defined therein) or the Eurodollar Rate (as defined therein) plus a margin that varies based upon a ratio set forth therein (the "Applicable Margin"). For the first six months the interest rate for borrowings under the Revolving Credit Facility will have a floor of the Base Rate plus 0.75% or the Eurodollar Rate plus 2.0%. Under the terms of the Revolving Credit Facility, the Company pays a fee equal to the Applicable Margin for Eurodollar Rate Advances (as defined therein) per annum on the aggregate amount of outstanding letters of credit. The Company also pays a fee of 0.5% on the unused portion of the Revolving Credit Facility.


     On January 27, 1998, the Company entered into a Management Agreement with Leonard Green & Partners, L.P. ("LGP"), the principal shareholder of Holdings, whereby LGP will provide management, consulting and financial planning services to the Company for an annual management fee of $1.0 million.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Hollinger International Inc.:

     We have audited the accompanying combined statements of net assets of the Local Newspaper Group of American Publishing Company, a group of publishing businesses owned by American Publishing Company or its subsidiaries (the "Business"), a wholly-owned subsidiary of Hollinger International Inc., as of December 31, 1996 and 1997, and the related combined statements of operations and changes in net assets and cash flows for each of the years in the three-year period ended December 31, 1997. These combined financial statements are the responsibility of the Business' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined net assets of the Business as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                            KPMG PEAT MARWICK LLP

Chicago, Illinois
February 17, 1998

              LOCAL NEWSPAPER GROUP OF AMERICAN PUBLISHING COMPANY

                       COMBINED STATEMENTS OF NET ASSETS
                             (DOLLARS IN THOUSANDS)

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1996        1997
                                                                --------    --------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  1,768    $  1,452
  Accounts receivable, net of allowance for doubtful
     accounts of $1,022 in 1996 and $1,014 in 1997..........      10,619      10,308
  Inventories...............................................       1,611       1,947
  Prepaid expenses and other current assets.................         259         278
                                                                --------    --------
     Total current assets...................................      14,257      13,985
Property, plant and equipment, net of accumulated
  depreciation..............................................      21,552      20,503
Intangible assets, net of accumulated amortization..........      77,165      75,212
                                                                --------    --------
     Total assets...........................................    $112,974    $109,700
                                                                ========    ========

                 LIABILITIES AND NET ASSETS
CURRENT LIABILITIES:
  Current portion of long-term liabilities..................    $    627    $    338
  Accounts payable..........................................       1,204       1,119
  Accrued expenses..........................................       2,016       2,223
  Deferred revenue..........................................       4,329       4,411
                                                                --------    --------
     Total current liabilities..............................       8,176       8,091
Long-term liabilities, less current portion.................       1,152         706
Deferred income taxes.......................................         666       1,764
                                                                --------    --------
     Total liabilities......................................       9,994      10,561
Net assets..................................................     102,980      99,139
                                                                --------    --------
     Total liabilities and net assets.......................    $112,974    $109,700
                                                                ========    ========

            See accompanying notes to combined financial statements.

              LOCAL NEWSPAPER GROUP OF AMERICAN PUBLISHING COMPANY

          COMBINED STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
                             (DOLLARS IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1995        1996        1997
                                                             --------    --------    --------
REVENUES:
  Advertising..............................................  $ 60,255    $ 66,816    $ 68,712
  Circulation..............................................    19,058      22,004      22,341
  Job printing and other...................................     8,054       8,722       7,666
                                                             --------    --------    --------
Total revenues.............................................    87,367      97,542      98,719
OPERATING COSTS AND EXPENSES:
  Operating costs..........................................    29,405      31,320      29,318
  Selling, general and administrative......................    34,506      38,259      39,162
  Depreciation and amortization............................     7,290       7,854       7,470
                                                             --------    --------    --------
Income from operations.....................................    16,166      20,109      22,769
Interest expense...........................................    11,195      10,968      10,551
                                                             --------    --------    --------
Income before income taxes.................................     4,971       9,141      12,218
Income taxes...............................................     2,338       4,006       5,271
                                                             --------    --------    --------
Net income.................................................     2,633       5,135       6,947
Net assets, beginning of period............................    96,355     106,945     102,980
Transfer (to) from APC, net................................     7,957      (9,100)    (10,788)
                                                             --------    --------    --------
Net assets, end of period..................................  $106,945    $102,980    $ 99,139
                                                             ========    ========    ========

            See accompanying notes to combined financial statements.

              LOCAL NEWSPAPER GROUP OF AMERICAN PUBLISHING COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1995       1996        1997
                                                              --------    -------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $  2,633    $ 5,135    $  6,947
Adjustments to reconcile net income to net cash provided by
  operating activities:
Amortization................................................     4,172      4,383       4,250
Depreciation................................................     3,118      3,471       3,220
Changes in assets and liabilities, net of acquisitions:
  Accounts receivable.......................................    (1,391)      (376)        311
  Inventories...............................................    (1,969)     1,850        (336)
  Prepaid expenses and other current assets.................        17         (1)        (19)
  Accounts payable..........................................       548       (577)        (85)
  Accrued expenses..........................................       159        228         207
  Deferred revenue..........................................       602        190          82
                                                              --------    -------    --------
Cash provided by operating activities.......................     7,889     14,303      14,577
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment...................    (2,255)    (3,081)     (1,713)
Proceeds from sales of assets...............................        29        342          35
Acquisitions, net of cash acquired..........................   (12,680)    (1,781)     (1,692)
                                                              --------    -------    --------
Cash used in investing activities...........................   (14,906)    (4,520)     (3,370)
                                                              --------    -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term liabilities...........................      (754)      (844)       (735)
Transfer (to) from APC, net.................................     7,957     (9,100)    (10,788)
                                                              --------    -------    --------
Cash provided by (used in) financing activities.............     7,203     (9,944)    (11,523)
                                                              --------    -------    --------
Net increase (decrease) in cash and cash equivalents........       186       (161)       (316)
Cash and cash equivalents, at beginning of period...........     1,743      1,929       1,768
                                                              --------    -------    --------
Cash and cash equivalents, at end of period.................  $  1,929    $ 1,768    $  1,452
                                                              ========    =======    ========

            See accompanying notes to combined financial statements.

              LOCAL NEWSPAPER GROUP OF AMERICAN PUBLISHING COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) DESCRIPTION OF BUSINESS

     The Local Newspaper Group of American Publishing Company (the "Business") represents a portion of the small and mid-size daily and weekly newspapers owned by American Publishing Company or its subsidiaries ("APC"), a wholly owned subsidiary of Hollinger International Inc. The Business is located in 11 states with the largest concentration of newspapers being in the Midwest. Raw materials, mainly newsprint and ink, are readily available, and the Business is not dependent on a single or limited number of suppliers. Customers range from individual subscribers to local and national advertisers. No individual customer accounts for a significant percentage of revenues.

  (B) BASIS OF PRESENTATION

     The accompanying combined financial statements represent all of the net assets and associated revenues, expenses, and cash flows of the Business, assuming that the Business, currently part of APC, was organized for all periods as a separate legal entity. Intercompany transactions between entities comprising the Business have been eliminated. Certain net assets of the Business are to be transferred to a separate legal entity under an agreement in principle described in Note 10.

     The Business maintains its own cash only for certain daily expenses; principal operating cash disbursements are paid by APC on behalf of the Business. Such cash disbursements, interest, income taxes and related-party transactions are paid by APC and are reflected as a change in the net activity with APC.

     APC has historically provided certain services to the Business, including accounting, payroll administration, tax services, consulting assistance on operational issues and financial reporting. The cost of providing such services is recovered by APC by allocating to the Business a management fee using a percentage of revenue method. The management fee, which is included in selling, general and administrative expenses, was $2,162, $2,422 and $2,192 for the years ended December 31, 1995, 1996 and 1997, respectively. In the opinion of management of the Business, such management fee is representative of the cost of performing such services.

     As the Business' operations represent a portion of APC, the operations of the Business have been financed through, and certain of the assets of the Business have been pledged as security for borrowings of, APC. The Business' interest expense represents an allocation of APC's interest expense (calculated as APC's weighted average interest rate of 10.46%, 10.45% and 10.64% for the years ended December 31, 1995, 1996 and 1997, respectively, applied to the average balances of the net assets of the Business for each respective period). Subsequent to completion of the transactions described in Note 10, the Business is expected to have a capital structure different than that in the accompanying combined statements of net assets and, accordingly, interest expense is not necessarily indicative of the interest expense that the Business would have incurred as a separate independent entity.

     Details with respect to the transfers (to) from APC, net, follow:


                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1995        1996        1997
                                                             --------    --------    --------
Cash transferred to APC....................................  $(63,406)   $(71,581)   $(73,318)
Cash disbursements by APC on behalf of the Business........    55,520      44,983      44,836
Current income tax liabilities.............................     2,486       4,108       4,612
Management fees............................................     2,162       2,422       2,531
Interest...................................................    11,195      10,968      10,551
                                                             --------    --------    --------
                                                             $  7,957    $( 9,100)   $(10,788)
                                                             ========    ========    ========

              LOCAL NEWSPAPER GROUP OF AMERICAN PUBLISHING COMPANY

                             (DOLLARS IN THOUSANDS)

  (C) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (D) INVENTORIES

     Inventories consist principally of newsprint, which is valued at the lower of cost or not realizable value. Cost is determined using the first-in, first-out (FIFO) or moving-average method.

  (E) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost. Routine maintenance and repairs are expensed as incurred.

     Depreciation is calculated under the straight-line method over the estimated useful lives, principally 25 years for buildings and improvements and 5 to 10 years for machinery and equipment. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

  (F) INTANGIBLE ASSETS

     Intangible assets consist principally of circulation-related assets, noncompetition agreements with former owners of acquired newspapers, and the excess of acquisition costs over estimated fair value of net assets acquired (goodwill). The fair market value of intangible assets purchased is determined primarily through the use of independent appraisals. Amortization is calculated using the straight-line method over the respective estimated useful lives ranging from 30 years for circulation related assets, 3 to 15 years for noncompetition agreements, and 40 years for goodwill.

     The Business assesses the recoverability of its long-lived assets, such as property, plant and equipment and intangible assets whenever events or changes in business circumstances indicate the carrying amount of the assets, or related group of assets, may not be fully recoverable. Factors leading to impairment include a combination of historical losses, anticipated future losses and inadequate cash flow. The write-down is reported with other income in the combined statement of operations and changes in net assets. The assessment of recoverability is based on management's estimate. If undiscounted operating cash flows do not exceed the net book value of the long-lived assets, then a permanent impairment has occurred. The Business would record the difference between the net book value of the long-lived asset and the fair value of such asset as a charge against income in the combined statement of operations if such a difference arose.

  (G) REVENUE RECOGNITION

     Circulation revenue, which is billed to the customers at the beginning of the subscription period, is recognized on a straight-line basis over the term of the related subscription. Advertising revenue is recognized upon publication of the advertisements. The revenue for job printing is recognized upon delivery.

              LOCAL NEWSPAPER GROUP OF AMERICAN PUBLISHING COMPANY

                             (DOLLARS IN THOUSANDS)

  (H) INCOME TAXES

     The Business represents a business unit of APC and as such does not file separate income tax returns. The income tax provision included in the accompanying combined statements of operations and changes in net assets has been computed as if the Business were a separate company.

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Current income taxes are reflected as a decrease of transfers to APC as APC is responsible for the payment of income tax liabilities. State income taxes are computed utilizing a blended state rate of 5%, which is net of federal income tax benefit.

  (I) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents represent cash and highly liquid certificates of deposit with a maximum term at origination of three months or less.

(2) ACQUISITIONS

     During the years ended December 31, 1995, 1996 and 1997, the Business acquired certain newspaper businesses for $12,680, $1,781 and $1,385. Using the purchase method of accounting, the purchase prices were allocated to the assets and liabilities acquired based on their estimated fair values. The excess of the purchase prices over the estimated fair value of the tangible and identifiable intangible assets acquired (goodwill) was $4,396, $1,369 and $1,170 for the years ended December 31, 1995, 1996 and 1997, respectively. Results of the acquired newspaper businesses have been included in combined statements of operations and net assets since the dates of acquisition.

(3) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:

                                                                       DECEMBER 31,
                                                             --------------------------------
                                                               1995        1996        1997
                                                             --------    --------    --------
Land.......................................................  $  1,954    $  1,955    $  2,131
Buildings and improvements.................................    12,544      13,386      13,906
Machinery and equipment....................................    18,454      18,826      19,781
Furniture and fixtures.....................................     8,076       9,456      10,425
                                                             --------    --------    --------
                                                               41,028      43,623      46,243
Less accumulated depreciation..............................   (19,036)    (22,071)    (25,740)
                                                             --------    --------    --------
                                                             $ 21,992    $ 21,552    $ 20,503
                                                             ========    ========    ========

              LOCAL NEWSPAPER GROUP OF AMERICAN PUBLISHING COMPANY

                             (DOLLARS IN THOUSANDS)

(4) INTANGIBLE ASSETS

     Intangible assets consisted of the following:

                                                                       DECEMBER 31,
                                                             --------------------------------
                                                               1995        1996        1997
                                                             --------    --------    --------
Non-compete agreements.....................................  $ 28,526    $ 28,646    $ 28,646
Subscriber lists...........................................    50,741      50,741      50,741
Advertiser lists...........................................    21,214      21,214      21,214
Goodwill...................................................    37,531      36,672      38,970
                                                             --------    --------    --------
                                                              138,012     137,273     139,571
Less accumulated amortization..............................   (55,725)    (60,108)    (64,359)
                                                             --------    --------    --------
                                                             $ 82,287    $ 77,165    $ 75,212
                                                             ========    ========    ========

(5) ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                               1995        1996      1997
                                                              ------      ------    ------
Accrued payroll.............................................  $  727      $  818    $  944
Accrued vacation............................................     339         330       309
Accrued bonus...............................................     392         520       554
Accrued realty tax..........................................      90          79       101
Accrued other...............................................     240         269       315
                                                              ------      ------    ------
                                                              $1,788      $2,016    $2,223
                                                              ======      ======    ======

(6) LONG-TERM LIABILITY

     The long-term liability represents amounts due under non-interest-bearing non-compete agreements through 2004.

     The aggregate amount of principal payments at December 31, 1997 follows:

1998........................................................  $  338
1999........................................................     240
2000........................................................     193
2001........................................................      82
2002........................................................      70
Thereafter..................................................     121
                                                              ------
                                                              $1,044
                                                              ======

              LOCAL NEWSPAPER GROUP OF AMERICAN PUBLISHING COMPANY

                             (DOLLARS IN THOUSANDS)

(7) INCOME TAXES

     Income tax expense (benefit) for the periods shown below consisted of:

                                                              CURRENT   DEFERRED   TOTAL
                                                              -------   --------   -----
Year ended December 31, 1997:
  U.S. Federal..............................................  $4,009     $ 659     $4,668
  State and local...........................................     603        --        603
                                                              ------     -----     ------
                                                               4,612       659      5,271
                                                              ======     =====     ======
Year ended December 31, 1996:
  U.S. Federal..............................................   3,599      (102)     3,497
  State and local...........................................     509        --        509
                                                              ------     -----     ------
                                                               4,108      (102)     4,006
                                                              ======     =====     ======
Year ended December 31, 1995:
  U.S. Federal..............................................   2,186      (148)     2,038
  State and local...........................................     300        --        300
                                                              ------     -----     ------
                                                               2,486      (148)     2,338
                                                              ======     =====     ======

     Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to earnings before income tax expense as a result of the following:

                                                                    YEARS ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                               1995     1996     1997
                                                              ------   ------   ------
Computed "expected" tax expense.............................  $1,740   $3,199   $4,276
Increase in income taxes resulting from:
  Amortization of goodwill..................................     344      344      344
  State and local income taxes..............................     254      463      651
                                                              ------   ------   ------
                                                              $2,338   $4,006   $5,271
                                                              ======   ======   ======

              LOCAL NEWSPAPER GROUP OF AMERICAN PUBLISHING COMPANY

                             (DOLLARS IN THOUSANDS)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at 1997, 1996 and 1995 are presented below:


                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1995      1996      1997
                                                              ------    ------     ----
Deferred tax assets:
  Accounts receivable, principally due to allowance for
     doubtful accounts......................................  $  387    $  409    $  405
  Property, plant and equipment, principally due to
     differences in depreciation............................      --        59        --
  Compensated absences, principally due to accrual for
     financial reporting purposes...........................     135       132       124
                                                              ------    ------    ------
          Deferred tax assets...............................     522       600       529
                                                              ------    ------    ------
Deferred tax liabilities:
  Intangible assets, principally due to differences in basis
     and amortization.......................................   2,514     1,266     1,766
  Property, plant, and equipment, principally due to
     differences in depreciation............................     902        --       527
                                                              ------    ------    ------
          Total gross deferred tax liabilities..............   3,416     1,266     2,293
                                                              ------    ------    ------
          Net deferred tax liability........................  $2,894    $  666    $1,764
                                                              ======    ======    ======


(8) EMPLOYEE BENEFIT PLANS

     The Business sponsors a noncontributory (defined contribution) retirement savings plan for all employees satisfying minimum service requirements as defined in the plan. The Business did not make any contributions to the plan during 1995, 1996 or 1997.

(9) FINANCIAL INSTRUMENTS

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, may not represent actual values of the financial instruments that could be realized in the future.

     The carrying value of all financial instruments at December 31, 1995, 1996 and 1997 approximated their estimated fair values.

(10) SALE OF BUSINESS (UNAUDITED)

     On November 21, 1997, Hollinger International Inc. and certain of its subsidiaries executed asset purchase agreements to sell virtually all of the assets and certain liabilities of the Business to Liberty Group Operating, Inc. for cash consideration of $309.1 million. Such transaction was consummated on January 27, 1998.

             ======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDINGS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE NEW DEBENTURES AND NEW SENIOR PREFERRED STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NEW DEBENTURES OR NEW SENIOR PREFERRED STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HOLDINGS SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                              PAGE
Summary.....................................    1
Risk Factors................................   14
Use of Proceeds.............................   20
The Exchange Offer..........................   20
Capitalization..............................   28
Unaudited Pro Forma Combined Financial
  Data......................................   29
Selected Combined Historical and Pro Forma
  Financial Data............................   34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................   36
Business....................................   41
Management..................................   49
Certain Relationships and Related
  Transactions..............................   53
The Acquisition.............................   54
Principal Stockholders......................   56
Description of New Senior Preferred Stock...   57
Description of Exchange Debentures..........   67
Description of New Debentures...............   84
Description of Other Indebtedness...........  109
Description of Holdings' Capital Stock......  111
Certain United States Federal Tax
  Considerations............................  112
Plan of Distribution........................  122
Legal Matters...............................  122
Experts.....................................  122
Available Information.......................  123
Index to Financial Statements...............  F-1


             ======================================================
             ======================================================

                            LIBERTY GROUP PUBLISHING
             14 3/4% NEW SENIOR REDEEMABLE EXCHANGEABLE CUMULATIVE
                                PREFERRED STOCK
                          ($25 LIQUIDATION PREFERENCE
                                   PER SHARE)
                                      AND
                          11 5/8% NEW SENIOR DISCOUNT
                              DEBENTURES DUE 2009

                      -----------------------------------

                                   PROSPECTUS
                      -----------------------------------

                                          , 1998

             ======================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law and Article Six of the Registrant's Bylaws provide for indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

ITEM 22. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


     (d) The undersigned registrant hereby undertakes:



         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.




         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on April 8, 1998.


                                          LIBERTY GROUP PUBLISHING, INC.


                                          By:     /s/ KENNETH L. SEROTA


                                            ------------------------------------
                                            Its: President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on April 8, 1998.



                  SIGNATURE                                                TITLE
                  ---------                                                -----
            /s/ KENNETH L. SEROTA                   President and Chief Executive Officer (Principal
---------------------------------------------       Executive Officer)
              Kenneth L. Serota

             /s/ KEVIN B. O'SHEA                    Chief Financial Officer, Secretary and Treasurer
---------------------------------------------       (Principal Financial and Accounting Officer)
               Kevin B. O'Shea

             /s/ KENNETH W. COPE                    Executive Vice President and Director
---------------------------------------------
               Kenneth W. Cope

            /s/ LEONARD I. GREEN                    Chairman of the Board of Directors
---------------------------------------------
              Leonard I. Green

                                                    Director
---------------------------------------------
              Gregory A. Annick

             /s/ JOHN G. DANHAKL                    Director
---------------------------------------------
               John G. Danhakl

             /s/ PETER J. NOLAN                     Director
---------------------------------------------
               Peter J. Nolan

                                 EXHIBIT INDEX


EXHIBIT                                                                 SEQUENTIAL PAGE
NUMBER                            DESCRIPTION                               NUMBER
-------                           -----------                           ---------------
   1.1    Purchase Agreement, dated January 15, 1998, among Liberty
          Group Publishing, Inc., Donaldson, Lufkin & Jenrette
          Securities Corporation, Citicorp Securities, Inc., BT Alex.
          Brown and Chase Securities, Inc.............................         *
   1.2    Purchase Agreement, dated January 20, 1998, between Liberty
          Group Publishing, Inc. and Donaldson, Lufkin & Jenrette
          Securities Corporation......................................         *
   2.1    Asset Purchase Agreement, dated as of November 21, 1997,
          among Liberty Group Publishing, Inc., Green Equity Investors
          II, L.P. (as guarantor), Liberty Group Operating, Inc.,
          Hollinger International Inc., APAC-90 Inc., American
          Publishing (1991) Inc. and APAC-95 Inc......................         *
   2.2    Asset Purchase Agreement, dated as of November 21, 1997,
          among Liberty Group Publishing, Inc., Green Equity Investors
          II, L.P. (as guarantor), Liberty Group Operating, Inc.,
          Hollinger International Inc., American Publishing Company of
          Illinois, APAC-90 Inc., American Publishing (1991) Inc. and
          APAC-95 Inc.................................................         *
   2.3    Exchange Agreement, dated as of November 21, 1997, between
          American Publishing Company of Illinois and Chicago Deferred
          Exchange Corporation........................................         *
   2.4    Qualified Exchange Trust Agreement, dated as of November 21,
          1997, among The Chicago Trust Company, as Trustee under
          Trust No. 38347501, Chicago Deferred Exchange Corporation
          and American Publishing Company of Illinois.................         *
   2.5    Amendment to Asset Purchase Agreement, dated as of January
          14, 1998, among Liberty Group Publishing, Inc., Green Equity
          Investors II, L.P. (as guarantor), Liberty Group Operating,
          Inc., Hollinger International Inc., APAC-90 Inc., American
          Publishing (1991) Inc. and APAC-95 Inc......................         *
   2.6    Amendment to Asset Purchase Agreement, dated as of January
          14, 1998, among Liberty Group Publishing, Inc., Green Equity
          Investors II, L.P. (as guarantor), Liberty Group Operating,
          Inc., Hollinger International Inc., American Publishing
          Company of Illinois, APAC-90 Inc., American Publishing
          (1991) Inc. and APAC-95 Inc.................................         *
   2.7    Amendment to Exchange Agreement, dated as of January 14,
          1998, between American Publishing Company of Illinois and
          Chicago Deferred Exchange Corporation.......................         *
   2.8    Amendment to Qualified Exchange Trust Agreement, dated as of
          January 14, 1998, among The Chicago Trust Company, as
          Trustee under Trust No. 38347501, Chicago Deferred Exchange
          Corporation and American Publishing Company of Illinois.....         *
   2.9    Agreement, dated January 15, 1998, among Liberty Group
          Publishing, Inc., Green Equity Investors II, L.P. (as
          guarantor), Liberty Group Operating, Inc., Hollinger
          International Inc., American Publishing Company of Illinois,
          APAC-90 Inc., American Publishing (1991) Inc. and APAC-95
          Inc.........................................................         *
   2.10   Agreement, dated January 23, 1998, among American Publishing
          Company of Illinois, Chicago Deferred Exchange Corporation
          and The Chicago Trust Company...............................         *
   2.11   Agreement, dated January 26, 1998, among Liberty Group
          Publishing, Inc., Green Equity Investors II, L.P. (as
          guarantor), Liberty Group Operating, Inc., Hollinger
          International Inc., American Publishing Company of Illinois,
          APAC-90 Inc., American Publishing (1991) Inc. and APAC-95
          Inc.........................................................         *
   3.1    Amended and Restated Certificate of Incorporation of Liberty
          Group
          Publishing, Inc.............................................         *
   3.2    By-Laws of Liberty Group Publishing, Inc....................         *
   4.1    Indenture, dated as of January 27, 1998, among Liberty Group
          Publishing, Inc. and State Street Bank and Trust Company, as
          Trustee, including form of 11 5/8% Senior Discount
          Debentures due 2009.........................................         *

EXHIBIT                                                                 SEQUENTIAL PAGE
NUMBER                            DESCRIPTION                               NUMBER
-------                           -----------                           ---------------
   4.2    Certificate of Designations of the Powers, Preferences and
          Relative, Participating, Optional and Other Special Rights
          of Series A 14 3/4% Senior Redeemable Exchangeable
          Cumulative Preferred Stock and Series B 10% Junior
          Redeemable Cumulative Preferred Stock, and Qualifications,
          Limitations and Restrictions Thereof........................         *
   4.3    Indenture, dated as of January 27, 1998, among Liberty Group
          Publishing, Inc. and State Street Bank and Trust Company, as
          Trustee, including form of 14 3/4% Senior Subordinated
          Debentures due 2010.........................................         *
   5.1    Opinion of Mayer, Brown & Platt as to the legality of the
          Debentures, Holdings Senior Preferred Stock and Exchange
          Debentures..................................................
   8.1    Opinion of Mayer, Brown & Platt as to certain tax matters
          (included in Exhibit 5.1).
  10.1    Employment Agreement, dated as of November 21, 1997, among
          Liberty Group Publishing, Inc., Liberty Group Operating,
          Inc. and Kenneth L. Serota..................................         *
  10.2    Management Stockholders Agreement, dated as of January 27,
          1998, among Liberty Group Publishing, Inc., Green Equity
          Investors II, L.P. and Kenneth L. Serota....................         *
  10.3    Non-Competition Agreement, dated as of January 27, 1998,
          between Liberty Group Operating, Inc. and Hollinger
          International Inc...........................................         *
  10.4    Transitional Services Agreement, dated as of January 27,
          1998, between American Publishing Management Services Inc.
          and Liberty Group Operating, Inc............................         *
  10.5    Credit Agreement, dated as of January 27, 1998, among
          Liberty Group Operating, Inc. (as borrower), Liberty Group
          Publishing, Inc. (as parent guarantor), the Subsidiary
          Guarantors named therein, Citicorp USA, Inc. (as
          administrative agent and swingline lender), Citibank, N.A.
          (as issuing bank), Wells Fargo Bank, N.A. (as documentation agent), BT Alex. Brown Incorporated (as syndication agent),
          Bank of America, NT & SA and Citicorp Securities, Inc. (as
          arranger)...................................................         *
  10.6    Pledge Agreement, dated as of January 27, 1998, from Liberty
          Group Publishing, Inc., Liberty Group Arizona Holdings,
          Inc., Liberty Group Arkansas Holdings, Inc., Liberty Group
          California Holdings, Inc., Liberty Group Illinois Holdings,
          Inc., Liberty Group Iowa Holdings, Inc., Liberty Group
          Kansas Holdings, Inc., Liberty Group Michigan Holdings,
          Inc., Liberty Group Minnesota Holdings, Inc., Liberty Group
          Missouri Holdings, Inc., Liberty Group New York Holdings,
          Inc., Liberty Group Pennsylvania Holdings, Inc., Liberty
          Group Management Services, Inc. to the lenders under the
          Credit Agreement............................................         *
  10.7    Pledge Agreement, dated as of January 27, 1998, from Liberty
          Group Operating, Inc. to the lenders under the Credit
          Agreement...................................................         *
  10.8    Registration Rights Agreement, dated as of January 27, 1998, among Liberty Group Publishing, Inc., the Subsidiary
          Guarantors named therein, Donaldson, Lufkin & Jenrette
          Securities Corporation, Citicorp Securities, Inc. BT Alex.
          Brown and Chase Securities, Inc.............................         *
  10.9    Registration Rights Agreement, dated as of January 27, 1998, between Liberty Group Publishing, Inc. and Donaldson, Lufkin
          & Jenrette Securities Corporation...........................         *
  12.1    Computation of Ratios.......................................
  21.1    Subsidiaries of Liberty Group Publishing, Inc...............         *
  23.1    Consent of KPMG Peat Marwick LLP............................
  23.2    Consent of Mayer, Brown & Platt (included in Exhibit 5.1).
  25.1    Statement of Eligibility and Qualification on Form T-1 of
          State Street Bank and Trust Company.........................         *

EXHIBIT                                                                 SEQUENTIAL PAGE
NUMBER                            DESCRIPTION                               NUMBER
-------                           -----------                           ---------------
  99.1    Form of Letter of Transmittal from Liberty Group Publishing,
          Inc. to Holders of its Old Debentures and Old Senior
          Preferred Stock relating to the Exchange Offer..............         *
  99.2    Form of Notice of Guaranteed Delivery.......................         *


-------------------------

* Previously filed.